UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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CELANESE CORPORATION
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Celanese The chemistry inside innovation™

2021 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements; Available Information
This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

References to our website in this Proxy Statement are provided as a convenience, and the information on our website is not, and shall not be deemed to be a part of this Proxy Statement or incorporated into any other filings we make with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Celanese Corporation, that electronically file with the SEC at http://www.sec.gov.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / i

A letter from Lori J. Ryerkerk, our CEO
March 5, 2021

Dear Fellow Stockholders:
It is said the key to success is to focus on goals, not obstacles. That’s exactly what Celanese did in 2020. By maintaining our focus on our goals, our team implemented key controllable actions consistent with our global strategy. These actions enabled us to deliver strong cash flow and earnings per share results that were above recent 2017 levels and to end the year with a strong balance sheet, even during a pandemic.
Like others, we entered 2020 with optimism for the year and financial ambitions to match. In January, we introduced our employees to a new, robust strategic framework and identified initiatives to achieve our goals. Our expectations were quickly reset with the rapid increase in COVID-19 infection rates and associated decline in the global economy. While we moved to remote work where possible and core operating mode in our plants, we consistently leaned on our values-based culture to remain focused on our people, safety, quality, customers, communities and shareholders.
The impact of COVID-19 prompted ongoing review of our planned 2020 initiatives. We made adjustments – either in scale, scope or timing – but we also determined a number of efforts should proceed as planned. Some initiatives took on greater importance because of the pandemic and were elevated accordingly. While the COVID-19 pandemic impacted our 2020 financial results as it did almost all companies, it has not changed our long-term strategy.
Our number one priority during the pandemic has been the well-being of our employees and the communities where we live and work. As you will see later in this Proxy Statement, we took steps to care for our workforce through enhanced wellness programs, COVID leave, increased communication and flexibility. We supported our communities through various donations from money to masks and shifted our volunteerism to online and virtual efforts. We engaged our customers through virtual webinars and video headsets for real-time troubleshooting and customer support. And we increased our pursuit of productivity, seamless M&A and integration, and restructuring of legacy joint ventures to drive stockholder value.
Finally, we continued to make meaningful, concrete progress on our ESG journey through our three pillars of preserving the environment, investing in our people and communities and advancing safe and sustainable customer solutions. Please see page 7 for more details.
I believe these actions, and others, demonstrate the Celanese agility and resilience that contributed to our first century of success and will secure our future. Not only did we navigate COVID-19 during 2020, but we also positioned ourselves to spring forward through recovery and we finished the year a stronger company.
2020 was a year of unprecedented challenges, and few CEOs would reflect on the time and say they appreciate the experiences the COVID-19 pandemic brought upon them and their organizations. Seeing Celanese through to the other side, I can say I’m very proud of our people, our accomplishments and all that we learned that will benefit us well into the future.
For the protection of our stockholders, employees and Board, we will hold our 2021 Annual Meeting online via live webcast, and we look forward to your participation.
I would like to extend a thank-you to our employees for their outstanding efforts to support our company during this difficult year. And, to our stockholders, thank you for your continued support of Celanese.
Sincerely,

Lori J. Ryerkerk
Chairman and Chief Executive Officer

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 1

A letter from Edward G. Galante, our Lead Director
March 5, 2021

Dear Fellow Stockholders:
As the Lead Independent Director of your Board of Directors, I am honored to have the opportunity to write to you, our stockholders, as part of this year’s Proxy Statement. The Proxy Statement affords us the opportunity to reach out to all of Celanese’ stockholders to review, among many other things, where the Company has been and where we are going.
It is an understatement to say that 2020 was a difficult and unprecedented year. The Board was actively engaged throughout the year, receiving regular updates on the impact that the COVID-19 pandemic had on our people, our business and our financial performance. While addressing and mitigating the difficulties of the pandemic, the Board and management remained committed to the company’s long-term strategy and to continuous improvement of our governance. Celanese’s 2020 results demonstrate the resilience of our business model and culture.
Through our continued stockholder outreach program this year, we heard from a number of our investors a high level of interest in Celanese’s efforts to promote a more sustainable and inclusive world through its work on ESG initiatives. When Lori Ryerkerk joined Celanese as CEO in 2019, she recognized the need to lead the next generation of sustainability efforts for Celanese, and the Board is pleased to report that work has continued unabated through 2020. Recent progress includes the adoption of a climate policy as well as specific goals for reductions in waste, water and energy intensity by 2030. In support of this important work, the Board has formalized its oversight of ESG efforts. Our progress in these efforts and the Board’s oversight framework are highlighted in more detail in these pages.
Celanese is also committed to providing an inclusive workplace for a diverse workforce, and those efforts start with the organization’s leadership. The Board is proud to have achieved 50% gender and 10% racial diversity in its composition. Our Board and two of our four standing independent committees are chaired by women. We also continue to demonstrate our commitment to bringing a variety of viewpoints to the Boardroom through thoughtful refreshment. Following the addition in 2020 of one new independent director, half of our directors have joined the Board within the past six years, bringing fresh perspectives and a diversity of experience and background, while allowing us to continue to benefit from the experience and knowledge of our longer-serving directors. We are committed to continuous improvement in the diversity of our leadership and our organization.
As overseers of the Company, it is the Board’s responsibility to remain highly engaged in the Company’s strategic approach to creating value for our stockholders. Your Board remains committed to executing its governance responsibilities and providing appropriate oversight of the Company’s operations, long-term strategy and risk exposure. The Board remains focused on the Company’s strategic initiatives to strengthen financial and stewardship performance, which in turn will foster long-term sustainable growth for our stockholders.
We have continued efforts to enhance our Proxy Statement disclosure and we hope the following pages will help you better understand Celanese and how our governance and compensation practices are linked to accountability, strategy and performance in a manner that drives long-term stockholder value.
On behalf of the Board of Directors, I would like to express our sincere appreciation for the trust you have placed in us, and we look forward to serving you throughout the upcoming year.
Sincerely,
Edward G. Galante
Lead Independent Director

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 2

Notice of Annual Meeting of Stockholders
CELANESE CORPORATION
222 W. Las Colinas Blvd., Suite 900N
Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	April 15, 2021, 1:00 p.m. (Central Daylight Saving Time)
Virtual Meeting Website:	Online at www.virtualshareholdermeeting.com/CE2021
Items of Business:
● To elect Jean S. Blackwell, William M. Brown, Edward G. Galante, Kathryn M. Hill, Dr. Jay V. Ihlenfeld, David F. Hoffmeister, Deborah J. Kissire, Kim K.W. Rucker, Lori J. Ryerkerk and John K. Wulff to serve until the 2022 Annual Meeting of Stockholders, or until their successors are elected and qualified or their earlier resignation;

● To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2021;
● Advisory vote to approve executive compensation; and
● To transact such other business as may properly be brought before the meeting in accordance with the provisions of the Company’s Sixth Amended and Restated By-laws (the “by-laws”).
Record Date:	You are entitled to attend the 2021 Annual Meeting and to vote if you were a stockholder as of the close of business on February 18, 2021.
Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders and employees, this year’s Annual Meeting will be held as a “virtual meeting” via the Internet at www.virtualshareholdermeeting.com/CE2021. You will be able to vote and submit questions online through the virtual meeting platform during the Annual Meeting.
To ensure that your shares are represented at the meeting, we urge you to submit your voting instructions by proxy as promptly as possible. You may submit your proxy via the Internet or telephone, or, if you received paper copies of the proxy materials by mail, you can also submit a proxy via mail by following the instructions on the proxy card or voting instruction card. We encourage you to submit a proxy via the Internet. It is convenient and saves us significant postage and processing costs. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors of
Celanese Corporation
A. Lynne Puckett
Senior Vice President, General Counsel
and Corporate Secretary

Irving, Texas
March 5, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 15, 2021
The Celanese Corporation 2021 Notice of Annual Meeting and Proxy Statement, 2020 Annual Report and other proxy materials are available at www.proxyvote.com.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 3

Voting Information
VOTING INFORMATION
You are invited to attend the Annual Meeting to be held at 1:00 p.m. (Central Daylight Saving Time) on Thursday, April 15, 2021. Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders and employees, this year’s Annual Meeting will be held as a “virtual meeting” via the Internet at www.virtualshareholdermeeting.com/CE2021.
It is very important that you vote in order to play a part in the future of the Company. Please carefully review the proxy materials for the Annual Meeting and follow the instructions below to cast your vote on all of the voting matters.
Who is Eligible to Vote
You are entitled to vote at the Annual Meeting if you were a stockholder at the close of business on February 18, 2021, the record date for the meeting. On the record date, there were 114,174,882 shares of the Company’s Common Stock issued, outstanding and entitled to vote at the Annual Meeting.
How to Vote
Even if you plan to attend the Annual Meeting, please submit your voting instructions by proxy right away using one of the following methods for submitting a proxy (see page 94 for additional details). Make sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the instructions.

VOTE IN ADVANCE OF THE MEETING*				VOTE AT THE VIRTUAL MEETING
via the internet	by phone	by mail	by QR code
:	)	*		m

Visit proxyvote.com to submit a proxy via computer or your mobile device	Call 1-800-690-6903 or the telephone number on your proxy card or voting instruction form	Sign, date and return your proxy card or voting instruction form	Scan this QR code to vote with your mobile device (may require free app)	See “Questions and Answers” for details on attending and voting at the Annual Meeting

* You will need the 16-digit control number included on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.
If you have questions or require assistance with voting your shares, or if you need additional copies of the proxy materials, please contact Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003. Stockholders may call toll free: (800) 574-5971.
Important Note About Meeting Admission Requirements: If you plan to attend the virtual meeting, see the answer to question 2 on page 94 for important details on requirements to log-in to the meeting.

Electronic Stockholder Document Delivery
Instead of receiving future copies of annual meeting proxy materials by mail, stockholders of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents and will also give you an electronic link to the proxy voting site.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 4

Proxy Summary

PROXY STATEMENT SUMMARY					We provide below highlights of certain information in this Proxy Statement. As this is only a summary, please refer to the complete Proxy Statement and 2020 Annual Report before you vote.

Proxy Item No. 1 Election of 10 Director Nominees
ü The Board recommends a vote FOR all Director Nominees
Our Board and the Nominating and Corporate Governance Committee believe that the ten director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

à See “Item 1: Election of Directors”and “Director Nominees” beginning on page 13 of this Proxy Statement for additional information.

Director Nominees
The following table provides summary information about each director nominee. Each nominee is to be elected by a majority of the votes cast.

Name and Qualifications		Age	Director Since	Primary Occupation / Other Public Company Boards	Independent	Committee Memberships(1)
Jean S. Blackwell		66	2014	Former EVP / CFO – Cummins Inc.	ü	CMD; NCG£
&Q5Gq@6L				Ingevity Corp.; Johnson Controls Int’l plc
William M. Brown		58	2016	Chairman / CEO – L3Harris Technologies, Inc.	ü	AC; EHS
&Q:5Gq@6L
Edward G. Galante		70	2013	Former SVP – Exxon Mobil Corporation	ü	CMD; NCGt
&Q.:Gq@6L				Linde plc; Clean Harbors Inc.; Marathon Petroleum Corp.
Kathryn M. Hill		64	2015	Former SVP Dev. Strategy – Cisco Systems Inc.	ü	CMD£; EHS
&Q:5@6				Moody’s Corporation; NetApp Inc.
David F. Hoffmeister		66	2006	Former SVP / CFO – Life Technologies Corp.	ü	AC; NCG
&Q.:Gq6L				Glaukos Corporation; ICU Medical Inc.; StepStone Group Inc.
Dr. Jay V. Ihlenfeld		69	2012	Former SVP, Asia Pacific – 3M Company	ü	CMD; EHS£
Q.:5G@6				Ashland Global Holdings, Inc.
Deborah J. Kissire		63	2020	Former Vice Chair - Ernst & Young LLP	ü	AC; EHS
&Q:5Gq6L				Omnicom Group; Axalta Coatings System Ltd.; Cable One, Inc.
Kim K.W. Rucker		54	2018	Former EVP and GC – Andeavor	ü	AC; NCG
&Q:5Gq6L				Lennox International Inc.; Marathon Petroleum Corp.
Lori J. Ryerkerk		58	2019	Chief Executive Officer – Celanese Corporation		–
&Q.:G@q6L				Eaton Corporation plc
John K. Wulff		72	2006	Former Chairman – Hercules Inc.	ü	AC£; EHS
&.:Gq6L				Atlas Air Worldwide Holdings, Inc.; Hexion Holdings Corp.

Qualifications:				Board Committees:
&	Leadership	G	Govt/regulatory	AC	Audit Committee
Q	Global experience	q	Financial & transactions	CMD	Compensation and Management Development Committee
.	Chemical industry	@	Operational	EHS	Environmental, Health, Safety, Quality and Public Policy Committee
:	Innovation-focused	6	Strategic	NCG	Nominating and Corporate Governance Committee
5	Customer-focused	L	Risk oversight	£	Committee Chair
				t	Lead Independent Director
				(1) See page 24 for Committee membership changes effective April 2021.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 5

Proxy Summary

Director Nominee Highlights

Director succession is a robust, ongoing process at Celanese. Our Board regularly evaluates desired attributes in light of the Company’s strategy and evolving needs. We believe that our director nominees bring a well-rounded variety of skills, qualifications, experience and diversity, and represent an effective mix of deep company knowledge and fresh perspectives.

Diversity

Tenure	Age	Expertise and Independence

Average Tenure: 7	Average Age: 64

Balanced Mix of Skills, Qualifications and Experience

Former or Current Public Company CEO
2
Global business experience
9
Extensive knowledge of the Company's business and/or chemical industry
5
Experience in innovation-focused businesses
9
Experience in customer-driven businesses
6
Government/regulatory/geopolitical exposure
9
Financial & transactions experience
8
Operational expertise
6
Strategy development experience
10
Risk oversight/management expertise
8

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 6

Proxy Summary

Environmental, Social and Governance Update

Accelerating safe and sustainable solutions through chemistry.

We believe we have a responsibility to meaningfully improve the world through the power of chemistry.

This responsibility to do more is instilled within us at Celanese, and we believe that when chemistry connects with sustainability, the possibilities are endless.
Charting our Path to a Sustainable Future
In 2019, 2020 and so far in 2021, we have focused significantly on our environmental, social and governance (ESG) strategy, taking concrete steps to position our business for a safer and more sustainable future.
■Beginning in mid-2019, we put in place a formal governance structure to drive our ESG efforts and strategy.
■We then created a priority assessment using input from investors, customers, ESG frameworks and standard-setting groups including the Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) and ESG rating agencies.
■Our management-level ESG Council analyzed the assessment and Celanese executive leadership approved the assessment of our key priorities.
■Board and Committee oversight of key ESG topics is in place. For more, information on how our Board and Board Committees oversee ESG matters, see “Governance — Board Oversight — Board Oversight of Environmental, Social and Governance Matters.”

Operating with Integrity through Three Pillars of Governance
Creating a culture of compliance through Board, senior leadership, and management oversight provides confidence to our employees, customers, and communities where we operate. Our ESG oversight focuses on three goals of preserving the environment, investing in our people and communities, and advancing safe and sustainable customer solutions.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 7

Proxy Summary

Preserving the Environment - applying a science-driven approach designed to deliver sustainable operations through focus and analysis.
Because our business operations are energy and fossil fuel intensive, we have invested in projects to (1) increase energy efficiency and reliability, (2) recover and reuse waste heat and (3) increase use of renewable energy and sustainable raw materials
Celanese Adopted a Climate Policy in December 2020
We recognize that Climate Change is one of the most challenging and significant issues facing the world today.
Progress (2013-2019)(1)			ü	Committed to a robust climate program
~34% reduction in solid waste intensity	~37% reduction in volatile organic compound (VOC) intensity	~30% reduction in greenhouse gas (GHG) intensity	ü	Will publicly report metrics against a baseline
			ü	Implementing a new software system to capture SASB-aligned environmental metrics for 2020 onwards
Our Waste, Water and Energy Intensity Goals by 2030(2)
15% reduction in “Total Waste Disposed Intensity”	10% reduction in “Water Consumption Intensity”	10% reduction in “Total Net Energy Intensity”	ü	Support multilateral approaches to addressing climate risks, such as the Paris Agreement

(1) Numbers are estimates and may be based on assumptions. (2) Measured against a 2021 baseline.			https://www.celanese.com/en/Sustainability/Environment

Celanese Plans to Launch a Sustainability Report and Website in Mid-2021		Investing in People and Communities
We are focused on empowering our people and communities to thrive in a changing world through engagement, inclusion and protection.

ü	Report to be aligned to Sustainability Accounting Standards Board (SASB) and UN Sustainable Development Goals (UNSDGs)	v	In 2019 and 2020, the Celanese Foundation donated approximately $4.6 million, supporting over 1,800 charities globally.

v
In response to the challenges of COVID-19, we mobilized to contribute more than 800,000 protective face masks to our manufacturing sites, offices, local hospitals, emergency responders, and nursing homes.

Advancing Safe and Innovative Customer Solutions
We are focused on developing a growing range of products that address one or more of these critical needs:

To learn more about Sustainability at Celanese: https://www.celanese.com/sustainability/

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 8

Proxy Summary

Human Capital Highlights
For more information, please see “ Human Capital Management” beginning on page 51.
Our human capital efforts center around the following elements.
Diversity, Equity and Inclusion
A diverse, equitable and inclusive environment is a foundational factor to our success – key to driving innovation, creativity and growth. We support these efforts through our Global DE&I Council, Employee Resource Groups and purposeful recruiting outreach to trade associations and engineering groups.
Representation of Women		Representation of People of Color
s	50% of our Board of Directors	s	10% of our Board of Directors
s	28% of our management roles(1)	s	29% of our U.S. management roles(1)
s	24% of our employees(1)	s	30% of our U.S. employees(1)
(1) Reflects year-end 2020 estimates
Health, Safety and Environmental
Our health, safety and environmental stewardship values are critical to our success in attracting and retaining the best industry talent across the globe. Through deliberate actions, we have improved our employee safety, process safety and environmental incident metrics in recent years.

Employee Health and Wellness
Around the world, we offer other benefits that are competitive in each of the countries where we operate.
Talent Development
We are focused on attracting and developing exceptional talent while supporting employees’ career and personal goals.

Caring for Employees During COVID-19
Through a combination of additional paid time off, scheduling actions and expansion of dedicated mental and physical wellness benefits, we sought to keep our employees whole financially and support their wellness during these difficult times. See “Helping our Employees Navigate the Challenges of COVID-19” on page 53 for more information.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 9

Proxy Summary

Corporate Governance Highlights
Our Corporate Governance Policies Reflect Best Practices
We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps to build public trust in the Company.

Independent Oversight
● 9 of 10 director nominees are independent (all except for the CEO)
● Lead Independent Director with clearly defined and robust responsibilities
● Regular executive sessions of independent directors at Board meetings (chaired by the Lead Independent Director) and Committee meetings (chaired by independent Committee chairs)
● 100% independent Board Committees
● Active Board oversight of the Company’s strategy and risk management

Board Refreshment
● Comprehensive, ongoing Board succession planning process
● Focus on diversity (three women directors hold Board leadership roles; 50% of director nominees are women and 10% are racially diverse)
● Regular Board refreshment and mix of tenure of directors (8 new directors since the beginning of 2012, 5 since the beginning of 2015 and 3 since the beginning of 2018)
● Annual Board and Committee assessments including performance evaluation of individual directors
● Retirement age of 75

Stockholder Rights
● Annual election of all directors
● Majority-vote and director resignation policy for directors in uncontested elections
● Proxy access right for stockholders (3% ownership threshold continuously for 3 years / 2 director nominees or 20% of the Board / 20 stockholder aggregation limit)
● Directors may be removed with or without cause
● One class of outstanding shares with each share entitled to one vote
● No poison pill

Good Governance Practices
● Prohibition on hedging or pledging Company stock
● Comprehensive clawback policy
● Rigorous director and executive stock ownership requirements
● Active stockholder engagement program
● Global Code of Conduct applicable to directors and all employees with annual compliance certification
● Political activities disclosures on our website
● Longstanding commitment to corporate responsibility

Proxy Item No. 2 Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021
ü The Board recommends a vote FOR this proposal
The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public accounting firm for 2021.

à See “Audit Matters” beginning on page 41 of this Proxy Statement for additional information.

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Proxy Summary

Proxy Item No. 3 Advisory Approval of Executive Compensation
ü The Board recommends a vote FOR this proposal
Our Board recommends that stockholders vote “FOR” the advisory approval of the compensation of our named executive officers (NEOs” or “named executive officers”) for the 2020 performance year.

à See “Item 3: Advisory Approval of Executive Compensation” and “Compensation Discussion and Analysis” beginning on page 46 of this Proxy Statement.

Performance Highlights and Compensation Decisions
Business Performance (further details can be found beginning on page 49)
ü	We responded proactively to the COVID-19 pandemic, protecting our cash position, optimizing our operations and enacting productivity improvements, as well as surpassed analyst earnings consensus for all four quarters in 2020.
ü
GAAP diluted earnings per share were $16.85 and net earnings were $1,997 million, with increases over 2019 being primarily due to the gain on the sale of our joint venture interest in Polyplastics Co. Ltd. Our Adjusted EPS(1) for 2020 was $7.64, down 19.8% from 2019 primarily due to the impact of the COVID-19 pandemic on product demand. However, our cumulative Adjusted EPS over the 2018-2020 period was $28.17, exceeding our previous three-year record $28.04 in Adjusted EPS from 2017-2019. Our Adjusted EBIT(1) was lower than the prior year by 23.4%, primarily reflecting the significant weakening of demand in the end markets served by our businesses.

ü
Despite the challenges of the pandemic, we achieved operating cash flow of $1,343 million and free cash flow(1) of $950 million. We ended the year with $955 million in cash and cash equivalents and the full $1.25 billion of borrowing availability under our senior unsecured revolving credit facility.

ü	We executed on strategic initiatives to maintain liquidity, including monetizing our passive stake in Polyplastics for approximately $1.6 billion in cash proceeds, and completed initiatives for sustainable cost savings.

Responding to the COVID-19 Pandemic (further details can be found beginning on page 49)
ü	During the unprecedented COVID-19 pandemic, we quickly adapted to protect our employees and adjust our manufacturing operations to meet new demands and challenges whilst maintaining our priorities of safety, product quality and customer service and remaining focused on our long-term strategy.
ü	We protected our employees by temporarily closing the majority of corporate and sales offices, implementing robust cleaning and social-distancing procedures at our manufacturing and other sites, providing training and personal protective equipment to employees and developing infectious disease response and control procedures.
ü	During the difficult times posed by the pandemic, we remained focused on delivering for our customers and creating value for our stockholders.
ü
We also focused on minimizing financial impacts to our employees, keeping them whole in pay and benefits and supporting their ability to manage stressors during these difficult times. More details can be found on page 53.

Compensation Decisions Focus on Pay for Performance (further details can be found beginning on page 54)
ü
Under the original annual incentive plan formula adopted in February 2020 before the broader onset of the pandemic, our below-threshold Adjusted EBIT and working capital in 2020, partially offset by stewardship results that were better than target, produced a below-target company performance factor of 36%. Following a rigorous review of Company performance against key strategic priorities and objectives, described in more detail beginning on page 62, the CMDC awarded a higher, but still below-target, company performance factor in recognition of strong performance across multiple metrics important to the sustained success of the Company despite the impact of the pandemic. This action positively impacted approximately 1,000 employees in the organization who participate in the annual incentive plan. The CMDC believes this decision reflected the alignment of pay with our short-term performance in light of success in controllable actions to achieve positive business results and mitigate and offset the negative impact of the pandemic.

ü
With respect to our LTI program results, our 3-year Adjusted EPS and Return on Capital Employed (ROCE) produced a superior payout for our 2018-2020 performance restricted stock unit (PRSU) award. The 2018 PRSUs were paid out in 2021 at 183% of target, reflecting our record best three-year cumulative Adjusted EPS performance industry leading ROCE and strong total shareholder return over the PRSU measurement period.

Additional Information

Please see “Questions and Answers” beginning on page 94 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals for the 2021 Annual Meeting.

(1) Adjusted earnings per share, adjusted EBIT and free cash flow are non-U.S. GAAP financial measures. See “Exhibit A” for information concerning these measures including a definition and a reconciliation to the most comparable U.S. GAAP financial measure.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 11

Proxy Statement
PROXY STATEMENT
For the Annual Meeting of Stockholders To Be Held Virtually on April 15, 2021

The Board of Directors (the “Board of Directors” or the “Board”) of Celanese Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), solicits the enclosed proxy for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 1:00 p.m. (Central Daylight Saving Time) on Thursday, April 15, 2021, at our virtual meeting website www.virtualshareholdermeeting.com/CE2021. This Proxy Statement (this “Proxy Statement”) contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors. We will bear the expense of soliciting the proxies for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 15, 2021
The Celanese Corporation 2021 Notice of Annual Meeting and Proxy Statement, 2020 Annual Report and other proxy materials are available at www.proxyvote.com.
INFORMATION ABOUT SOLICITATION AND VOTING
Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we have elected to furnish proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Stockholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically will not receive the Notice of Internet Availability and, instead, will receive the proxy materials in the format requested. This Proxy Statement, our 2020 Annual Report and other information about the Annual Meeting also are available in the “News & Events” section of our website, https://investors.celanese.com.
The Notice of Internet Availability and, for stockholders who previously requested electronic or paper delivery, the proxy materials will be mailed on March 5, 2021, to stockholders of record and beneficial owners who owned shares of the Company’s Common Stock at the close of business on February 18, 2021.
Our principal executive offices are located at 222 W. Las Colinas Blvd., Suite 900N, Irving, Texas 75039.
For additional information about the proxy materials and the Annual Meeting, see “Questions and Answers”.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 12

Governance
GOVERNANCE
The Company is committed to effective corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust in the Company. See “Corporate Governance Highlights” for more information.
The Company’s certificate of incorporation, by-laws, corporate governance guidelines, Board committee charters and other materials can be accessed on our website, https://investors.celanese.com, by clicking “Corporate Governance.” Instructions on how to obtain copies of these materials are also included in the response to question 20 in the Questions and Answers section on page 99.
ITEM 1: Election of Directors
Background
Based on the recommendation of our independent Nominating and Corporate Governance Committee (the “N&CG Committee”), our Board of Directors has nominated ten directors, Jean S. Blackwell, William M. Brown, Edward G. Galante, Kathryn M. Hill, David F. Hoffmeister, Dr. Jay V. Ihlenfeld, Deborah J. Kissire, Kim K.W. Rucker, Lori J. Ryerkerk and John K. Wulff, to serve a one-year term expiring at the 2022 Annual Meeting of Stockholders. These director nominees have consented to be elected to serve as directors for the next year. Our former classified board structure was eliminated by the Board and stockholders. In April 2019, all directors were elected on an annual basis for the first time.
At the Annual Meeting, you will have the opportunity to elect these nominees. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these ten nominees. If any of our nominees is unable or declines to serve as a director as of the time of the Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. Proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy.
The name of each of our nominees for election and certain information about them, as of the date of this Proxy Statement (except ages, which are as of the date of the Annual Meeting), is set forth below. Included in the information below is a description of the particular qualifications, attributes, skills and experience that led the Board to conclude that each person below should serve as a director of the Company.

Board Composition and Refreshment		BOARD REFRESHMENT
Over the last nine years:
Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of our stockholders, is a principal priority of the Board and the N&CG Committee. The Board and the Committee also understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that new perspectives and new ideas are critical to a forward-looking and strategic board, as is the ability to benefit from the valuable experience and familiarity with the complexities of our business that longer-serving directors bring.

	●	Eight new directors elected
	●	Rotation of all Board committee chairs
	●	Two New Lead Independent Directors
	●	Expanded qualifications and diversity represented on the Board
	●	Transitioned to annual election of directors

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 13

Governance
Qualifications Required of All Directors
The Board and the N&CG Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field and have the ability to devote the time and effort necessary to fulfill his or her responsibilities to the Company. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, a willingness to assume fiduciary responsibilities, an appreciation of diversity and a commitment to sustainability and to dealing responsibly with social issues. In addition, the Board conducts interviews of potential director candidates to assess integral qualities, including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.
The Board considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership and assesses the effectiveness of this policy through the N&CG Committee’s annual review of director nominees. The Board believes that diversity results in a variety of points of view and, consequently, a more effective decision-making process.
Ms. Kissire, who joined the Board in October 2020, was brought to our Board’s and N&CG Committee’s attention as a qualified Board candidate through a professional connection of our CEO. The N&CG Committee and full Board carefully reviewed her experience, skills and attributes, along with those of a number of other qualified candidates, as well as her independence. The N&CG Committee and the Board determined to elect her to the Board in October 2020 and to recommend to our stockholders her re-election at the 2021 Annual Meeting.
Qualifications, Attributes, Skills and Experience to be Represented on the Board
The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current and expected future business needs. The following table summarizes certain characteristics of the Company and the associated qualifications, attributes, skills and experience that the Board believes should be represented on the Board.

	Qualifications, Attributes, Skills and Experience	Characteristics	No. of Directors
&	Relevant senior leadership/C-Suite experience	Senior leadership experience allows directors to better understand day-to-day and strategic aspects of a business	9
Q	Global business experience	Our business is global and multicultural, with products manufactured in the Americas, Europe and Asia and operations in 18 countries around the world	9
.	Extensive knowledge of the Company’s business and/or chemical industry	A deep understanding of the Company’s business and/or the chemical industry allows a director to better guide the Company	5
:	Experience in innovation-focused businesses	Focus on innovation to drive performance	9
5	Experience in customer-driven businesses	High level of customer interaction	6
G	Government/regulatory/geopolitical exposure	Regulatory obligations and political challenges in various jurisdictions	9
q	Financial & transactions experience	High level of familiarity with financial matters and complex financial transactions, including in foreign countries / currencies	8
@	Operational expertise	Experience managing manufacture of many types and kinds of products consistent with high level specifications and in large quantities	6
6	Strategy development experience	Experience with strategy development, allowing the Board to better evaluate management’s plan and guide the Company	10
L	Risk oversight/management expertise	Assessment of risk and the policies/procedures to manage risk	8

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 14

Governance
Director Nominees

Jean S. Blackwell

Ms. Blackwell served as Chief Executive Officer of Cummins Foundation and Executive Vice President, Corporate Responsibility, of Cummins Inc., a global power leader that designs, manufactures, distributes and services diesel and natural gas engines and engine-related component products, from March 2008 until her retirement in March 2013. She previously served as Executive Vice President and Chief Financial Officer from 2003 to 2008, Vice President, Cummins Business Services from 2001 to 2003, Vice President, Human Resources from 1998 to 2001, and Vice President and General Counsel from 1997 to 1998 of Cummins Inc. Prior thereto, Ms. Blackwell was a partner at the Indianapolis law firm of Bose McKinney & Evans LLP from 1984 to 1991, where she practiced in the area of financial and real estate transactions. She has also served in state government, including as Executive Director of the Indiana State Lottery Commission and State of Indiana Budget Director.  Ms. Blackwell has served as a member of the board of directors of Ingevity Corporation, a leading global manufacturer of specialty chemicals and high performance carbon materials, since May 2016, including as the chair of the audit committee and as a member of its compensation committee and the executive committee. Ms. Blackwell has also served as a member of the board of directors of Johnson Controls International plc, a leading diversified technology company, since May 2018, including as a member of its compensation committee. She previously served as a member of the board of directors from April 2004 to November 2009, and as chair of the audit committee, of Phoenix Companies Inc., a life insurance company.  Ms. Blackwell also served as a member of the board of directors of Essendant Inc. (formerly United Stationers Inc.), a leading national wholesale distributor of business products, from 2007-2018, including as a member of the governance committee and the audit committee, and as the chair of the human resource committee and the governance committee.

Director since: 2014
Age: 66
Current Board Committees:
Compensation
Nominating and Corporate Governance
Other Public Company Boards:
Ingevity Corporation
Johnson Controls International plc
Essendant Inc. (2007-2018)
Phoenix Companies Inc. (2004-2009)
			Specific Qualifications, Attributes, Skills and Experience:
&	Q	5	Substantial global leadership, operational, financial, transactional, strategic, customer-driven, and risk management experience gained as Executive Vice President/CFO and General Counsel of Cummins Inc., and service on other boards of directors.
q	@	6
L
G			Substantial governmental experience from having served in the Indiana State Government.

William M. Brown

Mr. Brown is Chairman of the Board and Chief Executive Officer of L3Harris Technologies, Inc., successor to Harris Corporation and a global aerospace and defense technology company. Mr. Brown joined Harris in November 2011 as President and Chief Executive Officer and was appointed Chairman in April 2014. Prior to joining Harris, Mr. Brown was Senior Vice President, Corporate Strategy and Development, of United Technologies Corporation (“UTC”). He also served five years as President of UTC’s Fire & Security Division. In total, Mr. Brown spent 14 years with UTC, holding U.S. and international roles at various divisions, including Carrier Corporation’s Asia Pacific Operations and the Carrier Transicold division. Before joining UTC in 1997, he worked for McKinsey & Company as a senior engagement manager. He began his career as a project engineer at Air Products and Chemicals, Inc. Mr. Brown serves on the board of directors of the Fire Department of NYC Foundation and the board of trustees of Florida Institute of Technology.

Director since: 2016 Age: 58 Current Board Committees: Audit Environmental, Health, Safety & Quality Other Public Company Boards: L3Harris Technologies, Inc.				Specific Qualifications, Attributes, Skills and Experience:
	&	:	5	Substantial leadership, financial, governmental/geopolitical, innovation, strategic and risk management experience gained in roles of Chairman and CEO of L3Harris Technologies, Inc. and Harris Corporation.
	G	@	6
	L	q

	Q	q		Substantial transactional, global business, operational and strategic experience gained in various roles with United Technologies Corporation.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 15

Governance

Edward G. Galante

Mr. Galante served as Senior Vice President and as a member of the management committee of Exxon Mobil Corporation, an international oil and gas company, from August 2001 until his retirement in 2006. Prior to that, he held various management positions of increasing responsibility during his more than 30 years with Exxon Mobil Corporation, including serving as Executive Vice President of ExxonMobil Chemical Company from 1999 to 2001. Mr. Galante currently serves as a director (since 2018), chairman of the compensation and management development committee and as a member of the audit committee of Linde plc. He formerly (since 2007) served on the Board of Praxair, Inc. prior to its merger with Linde AG. He also serves as a director (since 2010), and chairman of the environmental, health and safety committee and a member of the compensation committee and of the governance committee of Clean Harbors, Inc. He served as a director and member of the compensation committee and the environmental, health, safety and security committee of Andeavor Corporation (formerly Tesoro Corporation) until it was acquired by Marathon Petroleum Corporation. Mr. Galante currently serves as a director (since 2018) of Marathon Petroleum Corporation, and as a member of its compensation and management development committee (Chair) and its sustainability committee. From 2008 until November 2014, Mr. Galante served as a member of the board of directors of Foster Wheeler AG, which included service on the compensation and executive development committee (including as chair) and audit committee.

Director since: 2013
Age: 70
Current Board Committees:
Compensation
Nominating and Corporate Governance
Other Public Company Boards:
Linde plc
Clean Harbors Inc.
Marathon Petroleum Corporation
Andeavor Corporation (2016-2018)
Praxair, Inc. (2007-2018)
Foster Wheeler AG (2008-2014)
			Specific Qualifications, Attributes, Skills and Experience:
&	Q	.	Substantial leadership, chemical industry, oil industry, operational, global business, financial, innovation-focused, transactional, governmental/regulatory, strategy development and risk management experience gained with more than 30 years’ service with Exxon Mobil Corporation, including as Executive Vice President of ExxonMobil Chemical Company, and service on other boards of directors.
:	G	q
@	6	L

Kathryn M. Hill

Ms. Hill served in a number of positions at Cisco Systems, Inc. from 1997 to 2013, including, among others, as Executive Advisor from 2011 to 2013, Senior Vice President, Development Strategy and Operations from 2009 to 2011, Senior Vice President, Access Networking and Services Group from 2008 to 2009, and Senior Vice President, Ethernet Systems and Wireless Technology Group from 2005 to 2008. Cisco designs, manufactures and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology industry and provides services associated with these products. Prior to joining Cisco, Ms. Hill had a number of engineering roles at various technology companies. Ms. Hill has served as a member of the board of directors of Moody’s Corporation, an essential component of the global capital markets providing credit ratings, research, tools and analysis, since May 2011, including currently serving as the chair of the compensation and human resources committee and as a member of the governance and nominating committee, the audit committee and the executive committee.  She also currently serves as a member of the board of directors (since 2013), and as chair of the compensation committee and a member of the corporate governance and nominating committee of NetApp, Inc.

Director since: 2015 Age: 64 Current Board Committees: Compensation Environmental, Health, Safety & Quality Other Public Company Boards: Moody's Corporation NetApp, Inc.				Specific Qualifications, Attributes, Skills and Experience:
	&	Q	:	Substantial innovation-focused, leadership, customer-focused, global business, operational and strategic experience gained in various roles with Cisco Systems, Inc.
	5	@	6

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 16

Governance

David F. Hoffmeister

Mr. Hoffmeister served as the Senior Vice President and Chief Financial Officer of Life Technologies Corporation, a global life sciences company, prior to its acquisition by Fisher Scientific Inc. in February 2014. From October 2004 to November 2008, he served as Chief Financial Officer of Invitrogen Corporation, which merged with Applied Biosystems in November 2008 to form Life Technologies Corporation. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice.  Mr. Hoffmeister serves as a director of Glaukos Corporation (since 2014) and is a member of the audit committee. He also serves as a director (since 2018) of ICU Medical Inc. where he is a member of its audit committee and compensation committee and StepStone Group Inc., a private markets investment firm (since 2020), where he is chair of the audit committee. Our Board has affirmatively determined that Mr. Hoffmeister’s simultaneous service on these other audit committees does not impair his ability to effectively serve on our Audit Committee.

Director since: 2006 Age: 66 Current Board Committees: Audit Nominating and Corporate Governance Other Public Company Boards: Glaukos Corporation ICU Medical Inc. StepStone Group Inc.				Specific Qualifications, Attributes, Skills and Experience:
	.	q	6	Substantial chemical industry, finance and strategic experience as a large consulting firm partner.

	&	Q	:	Substantial leadership, global business, financial, innovation-focused, transactional, governmental/regulatory, and risk management experience gained as Chief Financial Officer of Life Technologies Corporation.
	G	q	L

Dr. Jay V. Ihlenfeld

From 2006 until his retirement in 2012, Dr. Ihlenfeld served as the Senior Vice President, Asia Pacific, for 3M Company, a leader in technology and innovation. Dr. Ihlenfeld previously served as 3M Company’s Senior Vice President, Research and Development from 2002 to 2006. A 33-year veteran of 3M Company, Dr. Ihlenfeld has also held various leadership and technology positions, including Vice President of its Performance Materials business and Executive Vice President of its Sumitomo/3M business in Japan. Dr. Ihlenfeld serves as a director, lead independent director, and member of the audit committee and the environmental, health, safety and quality committee (since 2017) of Ashland Global Holdings, Inc.

Director since: 2012 Age: 69 Current Board Committees: Compensation Environmental, Health, Safety & Quality Other Public Company Boards: Ashland Global Holdings, Inc.				Specific Qualifications, Attributes, Skills and Experience:
	Q	.	:	Substantial chemical industry knowledge and operational, global business, innovation, customer-driven, geopolitical and strategy development experience gained in various roles over 33 years with 3M Company.
	5	G	@
6

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 17

Governance

Deborah J. Kissire

Ms. Kissire retired in 2015 as Vice Chair and Regional Managing Partner, member of the Americas Executive Board and member of the Global Practice Group of Ernst & Young LLP, an independent registered public accounting firm. During her more than 35-year career in the financial sector, Ms. Kissire served in various leadership positions at Ernst & Young, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development. In addition to expertise in public company accounting and financial reporting, Ms. Kissire has significant executive-level experience in positions involved with strategic planning, governance, global branding, and gender inclusiveness. Ms. Kissire has served as a member of the board of directors of Cable One, Inc., a leading American cable and internet service provider, since 2015, including as chair of the audit committee. In 2016, she joined the board of directors of Omnicom Group Inc., a global marketing and corporate communications holding company, and currently serves on its audit and finance committees. Ms. Kissire also has served on the board of directors of Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings, since 2016, where she is currently a member of the compensation committee and the chair of the nominating and corporate governance committee. She is a member of the Advisory Board for Texas State University’s McCoy College of Business and has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA.

Director since: 2020 Age: 63 Current Board Committees: Audit Environmental, Health, Safety & Quality Other Public Company Boards: Cable One, Inc. Omnicom Group, Inc. Axalta Coating Systems Ltd.				Specific Qualifications, Attributes, Skills and Experience:
	&	Q	:	Substantial experience with public company financial reporting, auditing, strategic planning, governance and risk management. Substantial board experience, including as an independent Audit Committee member, with other public companies.
	5	G	q
	6	L

Kim K.W. Rucker

Ms. Rucker served as Executive Vice President, General Counsel and Secretary of Andeavor, an integrated marketing, logistics and refining company, from 2016 until it was acquired by Marathon Petroleum Corporation in 2018. Prior to joining Andeavor, she served as Executive Vice President Corporate & Legal Affairs, General Counsel and Corporate Secretary of Kraft Foods Group, Inc., a food and beverage company, from 2012 to 2015. Beginning in 2008, Ms. Rucker served as Senior Vice President, General Counsel and Chief Compliance Officer of Avon Products, Inc., a global manufacturer of beauty and related products and assumed additional duties as Corporate Secretary in 2009. Ms. Rucker also served as Senior Vice President, Secretary and Chief Governance Officer of Energy Future Holdings Corp., an energy company, from 2004 to 2008. She was also Corporate Counsel for Kimberly-Clark Corporation and a Partner in the Corporate & Securities group at the law firm of Sidley Austin LLP. She holds a BBA in economics from the University of Iowa, a J.D. from the Harvard Law School and a Master in Public Policy degree from the John F. Kennedy School of Government at Harvard University. Ms. Rucker has served on the board of directors (since 2015) of Lennox International Inc., a global provider of climate control solutions, including currently serving as a member of the governance committee and the compensation and human resources committee. Ms. Rucker also serves on the board of directors of Marathon Petroleum Corporation (since 2018), and serves as a member of its sustainability committee.

Director since: 2018 Age: 54 Current Board Committees: Audit Nominating and Corporate Governance Other Public Company Boards: Lennox International Inc. Marathon Petroleum Corp.				Specific Qualifications, Attributes, Skills and Experience:
	&	Q	5	Substantial experience with multiple industries including customer-driven, innovation and marketing companies, and substantial experience with complex mergers and acquisitions and regulatory matters, together with a broad knowledge of law, corporate governance, internal and external communications, government affairs and community involvement activities, gained as an executive with leadership roles at, and as a director of, multiple public companies.
	:	q	6
	L	G

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 18

Governance

Lori J. Ryerkerk

Ms. Ryerkerk was named our Chief Executive Officer and President and a member of our board of directors effective May 2019. In April 2020, she was named Chairman of the Board. Previously, Ms. Ryerkerk was the Executive Vice President of Global Manufacturing, the largest business in Shell Downstream Inc., where she led a team of 30,000 employees and contractors at refineries and chemical sites worldwide. Ms. Ryerkerk joined Shell in May 2010 as the Regional Vice President of Manufacturing in Europe and Africa, and was responsible for the operation of five Shell Manufacturing facilities and five joint ventures. In October 2013, she was named Executive Vice President of Global Manufacturing, Shell Downstream Inc. Before joining Shell, she was Senior Vice President, Refining, Supply and Terminals at Hess Corporation, where she was responsible for refineries, terminals and a distribution network, and supply and trading. Prior to that, Ms. Ryerkerk spent 24 years with ExxonMobil where she started her career as a process technologist at a refinery in Baton Rouge, Louisiana. Throughout her tenure at ExxonMobil, she took on a variety of operational and senior leadership roles in Refining and Chemicals Manufacturing, Power Generation, and various other groups including Supply, Economics and Planning, HSSE, and Public Affairs/Government Relations. Ms. Ryerkerk received a Chemical Engineering degree from Iowa State University. She serves on the Board of Eaton Corporation plc, a diversified power management company, and previously served on the board of directors of Axalta Coating Systems, a leading provider of liquid and powder coatings.

Director since: 2019 Age: 58 Current Board Committees: None Other Public Company Boards: Eaton Corporation plc				Specific Qualifications, Attributes, Skills and Experience:
	&	.	:	Substantial leadership, chemical industry, operational, global business, innovation-focused, transactional, governmental/regulatory, strategy development and risk management experience gained with more than 30 years’ service in the chemical and refinery business, most recently as Executive Vice President, Global Manufacturing of Royal Dutch Shell, and previous service on other boards of directors.
	G	Q	6
	L	@	q

John K. Wulff

Mr. Wulff is the former Chairman of the board of directors of Hercules Incorporated, a specialty chemicals company, a position he held from July 2003 until Ashland Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation, a chemical and polymers company, from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995 and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG LLP and predecessor firms from 1977 to 1987. Mr. Wulff is currently a member of the audit and compensation committees, and a member of the board of directors (since 2016) of Atlas Air Worldwide Holdings, Inc., a leading global provider of outsourced aircraft and aviation operating services.  In 2019, he was appointed an initial member of the board of directors of Hexion Holdings Corporation, the holding company of Hexion Inc., a specialty chemicals company and serves as chairman of the audit committee and a member of the compensation committee. He previously served as a member of the board of directors from 2004 to 2016, the chairman of the governance and compensation committee and as a member of the audit committee of Moody’s Corporation. Mr. Wulff served as a director of Chemtura Corporation from October 2009 until April 2017 when Chemtura was acquired by Lanxess A.G.

Director since: 2006
Age: 72
Current Board Committees:
Audit
Environmental, Health, Safety & Quality
Other Public Company Boards:
Atlas Air Worldwide Holdings, Inc. Hexion Holdings Corporation
Chemtura Corporation (2009-2017)
Moody’s Corporation (2004-2016)
Specific Qualifications, Attributes, Skills and Experience:
&	.	:	Substantial leadership, chemical industry, financial, transactional, strategy development, risk management and innovation-focused business experience gained as Chairman of Hercules Incorporated, a specialty chemicals company, and as CFO of Union Carbide Corporation, a chemical and polymers company.
6	L	q

G	q		Substantial finance and governmental and regulatory experience as a large accounting firm partner and member of the FASB.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 19

Governance
Vote Required
Each director must receive a majority of the votes cast in favor of his or her election.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE NOMINEES LISTED ABOVE
Board and Committee Governance
Director Elections

As a result of the removal by stockholders of our classified board structure, commencing with the 2019 Annual Meeting of Stockholders, all directors are elected annually.

To ensure that the Board remains composed of high-functioning members capable of keeping their commitments to board service, the N&CG Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Our Board proactively adopted a by-law, which permits a stockholder, or a group of up to 20 stockholders, owning at least three percent of the Company’s outstanding Common Stock continuously for at least three years, to submit director nominees for up to the greater of two directors or 20 percent of the number of directors currently serving on the Board, subject to the terms and conditions specified in the by-laws.
Proxy Access
Holders of at least
3%
held by up to 20 stockholders
Holding the shares
continuously for at least
3
years
Can nominate two candidates or
20%
of the Board, whichever is greater, for election at an annual stockholders’ meeting

Majority Voting Standard
Our by-laws provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director. This means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The Board believes this majority vote standard appropriately gives stockholders a greater voice in the election of directors than the traditional plurality voting standard. If an incumbent director does not receive a majority vote, he or she has agreed that a letter of resignation will be submitted to the Board. The N&CG Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation within 90 days of the certification of the vote, taking into account the recommendation of the N&CG Committee, which will include consideration of the vote result, the director’s contributions to the Company during his or her tenure, the director’s qualifications, and any relevant input from stockholders. Only independent directors will participate in the deliberations regarding a tendered resignation.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 20

Governance
Composition of the Board of Directors
Our certificate of incorporation provides that the number of members of the Board of Directors shall be fixed by the Board, but shall be no less than seven and no more than fifteen. Our Board may fill vacancies and increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual stockholders’ meetings. As of the date of this Proxy Statement, we have, and the Board has established the size of the Board to be, ten directors. Our Board of Directors is and shall be comprised of a majority of independent directors. See “Director Independence and Related Person Transactions” for additional information.
In addition, the Company has a director retirement guideline, the full text of which is set forth in our corporate governance guidelines. The guideline provides that a director should retire from the Board of Directors no later than the annual meeting of stockholders following such director’s 75th birthday; provided, however, the retirement guideline may be waived by a majority of uninterested directors upon the recommendation of the N&CG Committee.

Board Evaluation Process
Each year, the members of the Board and each committee conduct a self-assessment. The process for the self-assessment is approved by the Board each year based on a recommendation from the N&CG Committee. In 2020, the N&CG recommended, and the Board approved, updates to refresh its annual self-assessment process.
Under the process used in 2020, the N&CG Committee develops a thorough list of topics to be considered by the directors, including Board and committee structure, oversight, information, and culture, which are approved by the Board. These topics are incorporated into a questionnaire that is completed by each director. Our Senior Vice President and General Counsel then has a teleconference with each independent director, including the Lead Independent Director, and then finally with the CEO, to discuss the topics and to gather any other feedback a director has as they relate to the full Board and each of the committees. Our General Counsel elicits comments from the directors concerning opportunities for improvement for the Board, the committees, the Lead Independent Director, the committee chairs, the Chairman/CEO and management. Our General Counsel then confers with the Chair of the N&CG Committee, the Chairman/CEO and Lead Independent Director to ensure that they understand any concerns that were raised. The input is summarized and presented to the full Board (and to the independent directors as to the CEO) and to the individual committees at the October Board and committee meetings. This process is supplemented by committee-specific self-assessments based on (i) a subset of the Board discussion topics, (ii) comments made to the chair of the N&CG Committee or the committee chair and (iii) discussion during executive sessions of committee meetings. Also, the N&CG Committee evaluates directors who are nominees for re-election to the Board as part of the nomination process.
Board Leadership Structure
The Company’s governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders.
In April 2020, the Board elected Chief Executive Officer Lori Ryerkerk to serve as Chairman of the Board. The Board made this election as part of the planned transition of leadership from Mark Rohr. Mr. Rohr served as CEO until Ms. Ryerkerk’s appointment into that role in May 2019 and then served as Executive Chairman to support Ms. Ryerkerk as part of a planned onboarding process. Therefore, the current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Independent Director, and Board committees comprised

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 21

Governance
exclusively of and chaired by independent directors, together with active engagement by all directors. The Board believes the structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board Leadership Structure
The Board believes this is the optimal structure following the completion of our CEO transition, to provide consistent leadership and to maintain the focus required to achieve the Company’s strategic plan and long-term business goals. The Board will continue to reevaluate the structure annually.

●	Chairman and Chief Executive Officer: Lori Ryerkerk
●	Lead Independent Director: Edward Galante (through 2021 Annual Meeting); William Brown (following 2021 Annual Meeting)
●	All Board committees comprised exclusively of independent directors
●	Active engagement by all directors

Duties and Responsibilities of Lead Independent Director
The Company’s Lead Independent Director, who is elected by the independent directors for a one-year term:
•presides over executive sessions of the non-employee, independent members of the Board and at meetings of the Board in the absence of, or upon the request of, the Chairman;
•approves the scheduling of Board meetings, as well as the agenda and materials for each Board meeting and executive session of the Board’s non-employee, independent directors;
•has the authority to call meetings of the Board and such other meetings of the non-employee, independent directors as he/she deems necessary;
•serves as a liaison and supplemental channel of communication between the non-employee, independent directors and the Chairman/CEO;
•meets regularly with the Chairman/CEO;
•communicates with stockholders as requested and deemed appropriate by the Board;
•interviews director candidates along with the N&CG Committee;
•approves and coordinates the retention of advisors and consultants who report directly to the non-employee, independent members of the Board, except as otherwise required by applicable law or the New York Stock Exchange (“NYSE”) Listing Standards;
•guides the Board’s governance processes concerning the annual Board self-evaluation and CEO succession planning; and
•when requested by the Chairman or the Board, assists the Board in reviewing and assuring compliance with governance principles.
Leadership Structure Determination
Consistent with the Board’s commitment to corporate governance practices that are in the best interests of the Company and its stockholders, at least one executive session of the directors each year includes a review of the Board’s leadership structure and consideration of whether the position of Chairman of the Board should be held by the Chief Executive Officer or an independent director. This section describes the details and the Board’s rationale for its current leadership structure.
Under the Company’s by-laws, the Chairman presides over meetings of the Board, presides over meetings of stockholders, consults and advises the Board and its committees on the business and affairs of the Company and performs such other duties as may be assigned by the Board. The Chief Executive Officer is generally in charge of the daily affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board. Lori Ryerkerk currently serves as Chairman of the Board and Chief Executive Officer.

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In November 2011, the Company’s presiding director role was transitioned to a lead independent director role and, in connection with this transition, the independent directors expanded the role of the lead independent director. In February 2021, the independent directors elected William M. Brown to serve as Lead Independent Director beginning after the 2021 Annual Meeting. The duties and responsibilities of the Lead Independent Director are described above and are set forth in the Company’s corporate governance guidelines. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year, although generally not more than three to five years.
Importantly, all directors play an active role in overseeing the Company’s business both at the Board and committee levels. As set forth in the Company’s corporate governance guidelines, the core responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders. The Board currently consists of the Chairman and Chief Executive Officer and nine independent, non-employee directors. The non-employee directors are skilled and experienced leaders in business. Many currently serve or have served as chief executives or members of senior management of Fortune 1000 companies and/or as senior leaders in top consulting, accounting and law firms. In these roles, the non-employee directors have been called upon to provide solutions to various complex issues and are expected to, and do, ask hard questions of management. As such, the non-employee directors are well-equipped to oversee the success of the business and to provide advice and counsel to the Chief Executive Officer and Company management.
As part of each regularly scheduled Board meeting, the non-employee directors meet in executive session without the Chief Executive Officer present. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company, as well as matters concerning management, without any member of management present. All of the Board committees, which are described below, are chaired by, and comprised entirely of, independent directors.
The Board believes that combined leadership of the Board and the Company by Ms. Ryerkerk is currently the optimal structure to guide the Company, provide consistent leadership and maintain the focus required to achieve the Company’s long-term business goals.
The Board believes that the current leadership structure – a combined Chairman and Chief Executive Officer, a lead Independent Director, Board committees comprised exclusively of independent directors and active engagement by all directors – is effective and currently serves the business and stockholders well.
Board Meetings in 2020
Each of our directors is expected to devote sufficient time and attention to his or her duties and to attend all Board meetings and committee meetings on which he or she serves. The Board of Directors held nine meetings during 2020 and committees of the Board held a total of 22 meetings. Overall attendance at such meetings was over 98%. All incumbent directors attended at least 75% of the aggregate of (i) meetings of the Board and (ii) meetings of the Board committees on which they served during the fiscal year ended December 31, 2020. In addition, the Board expects directors to attend the annual meeting of stockholders absent special circumstances. All of our directors who were members of the Board as of the 2020 Annual Meeting of Stockholders attended the 2020 Annual Meeting, other than Mr. Rohr, who was unable to attend.

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Committees of the Board
The Board of Directors has four standing Board committees:
•Audit Committee;
•Compensation and Management Development Committee;
•Nominating and Corporate Governance Committee; and
•Environmental, Health, Safety, Quality and Public Policy Committee.
The following table sets forth the current composition of our committees as of the date of this Proxy Statement:

	Independent Director	Audit Committee	Compensation and Management Development Committee	Environmental, Health, Safety, Quality and Public Policy Committee	Nominating and Corporate Governance Committee
Jean S. Blackwell À	ü		l		£
William M. Brown À	ü	l		l
Edward G. Galante t	ü		l		l
Kathryn M. Hill	ü		£	l
David F. Hoffmeister À	ü	l			l
Dr. Jay V. Ihlenfeld	ü		l	£
Deborah J. Kissire À	ü	l		l
Kim K.W. Rucker	ü	l			l
Lori J. Ryerkerk
John K. Wulff À	ü	£		l
Meetings in 2020	Board = 9	8	6	4	4
£ Chairperson l Member À Financial Expert u Lead Independent Director
As part of its regular review of committee membership and consideration of committee rotation, in February 2021 the Board approved the following committee changes, to take effect after the 2021 Annual Meeting:
•Mr. Brown will join the CMD Committee and the N&CG Committee, rotating off of the Audit Committee and the EHS Committee;
•Mr. Galante will assume the Chairperson role for the CMD Committee and join the EHS Committee, rotating off of the N&CG Committee;
•Ms. Hill will assume the Chairperson role for the EHS Committee; and
•Ms. Rucker will assume the Chairperson role for the N&CG Committee.

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Audit Committee
The Company’s Audit Committee (the “Audit Committee”) is currently comprised of Mr. Wulff (chairman), Mr. Brown, Mr. Hoffmeister, Ms. Kissire and Ms. Rucker, each of whom the Board has affirmatively determined is independent of the Company and its management under the rules of the NYSE and the SEC. The Board has also determined that Mr. Brown, Mr. Hoffmeister, Ms. Kissire and Mr. Wulff are “Audit Committee Financial Experts” as the term is defined in applicable SEC rules. Each member of the Audit Committee is also “financially literate” as that term is defined by the rules of the NYSE. The complete text of the Audit Committee charter, as last reviewed and approved by the Board of Directors on July 15, 2020, is available on our website, https://investors.celanese.com, by clicking “Corporate Governance”.
The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The principal purposes of the Audit Committee are to oversee:
•accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices;
•the quality and integrity of the financial statements of the Company;
•internal control and compliance programs;
•the independent registered public accounting firm’s qualifications and independence; and
•the performance of the independent registered public accounting firm and the Company’s internal audit function.
The Audit Committee Charter provides that the Audit Committee may, in its sole discretion and at the Company’s expense, retain legal accounting or other consultants or experts it deems necessary in the performance of its duties and without having to seek the approval of the Board.
Compensation and Management Development Committee
The Company’s Compensation and Management Development Committee (the “CMDC”) is currently comprised of Ms. Hill (chair), Ms. Blackwell, Mr. Galante and Dr. Ihlenfeld. The Board has determined that all members of the CMDC are independent under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and applicable NYSE listing standards, and qualify as “non-employee directors” for purposes of Section 162(m) of the Internal Revenue Code. The complete text of the CMDC charter, as last amended by the Board of Directors on July 15, 2020, is available on our website, https://investors.celanese.com, by clicking “Corporate Governance”. A description of the CMDC’s processes and procedures for determining executive compensation and the roles of management and the compensation consultant in determining or recommending the amount and form of compensation is more fully described in “Compensation Discussion and Analysis”. The CMDC charter provides that the CMDC may, from time to time, retain legal, accounting or other consultants or experts, including but not limited to compensation consulting firms, that the CMDC deems necessary in the performance of its duties.
The principal purposes of the CMDC are to:
•review and approve the compensation of the Company’s executive officers;
•review and approve the corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, and to evaluate the CEO’s and the other executive officers’ performance and compensation in light of such established goals and objectives;
•oversee the development and implementation of succession plans for the CEO and the other key executives; and
•oversee management in the areas of human capital management, including talent development, diversity, equity and inclusion.

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During 2020, Willis Towers Watson PLC (“Willis”), as independent outside compensation consultant, advised the CMDC on executive officer compensation matters. See “Role of the CMDC's Independent Compensation Consultant” for additional information.
Nominating and Corporate Governance Committee
The Company’s N&CG Committee is currently comprised of Ms. Blackwell (chair), Mr. Galante, Mr. Hoffmeister and Ms. Rucker. The complete text of the N&CG Committee charter, as last reviewed and approved by the Board of Directors on July 15, 2020, and our corporate governance guidelines, as last reviewed and approved by the Board of Directors on July 15, 2020, are available on our website, https://investors.celanese.com, by clicking “Corporate Governance”. The N&CG Committee charter provides that the N&CG Committee may, from time to time, retain legal, accounting or other consultants or experts, including but not limited to leadership search firms, the N&CG Committee deems necessary in the performance of its duties, including in its process of identifying director candidates.
The principal purposes of the N&CG Committee are to:
•identify, screen and review individuals qualified to serve as directors and recommend candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;
•review and recommend non-employee director compensation to the Board;
•develop and recommend to the Board and oversee implementation of the Company’s corporate governance guidelines;
•oversee evaluations of the Board; and
•recommend to the Board nominees for the committees of the Board.
During 2020, Willis, as independent outside compensation consultant, advised the N&CG Committee on non-employee director compensation matters.
Environmental, Health, Safety, Quality and Public Policy Committee
The Company’s Environmental, Health, Safety, Quality and Public Policy Committee (the “EHS Committee”) is currently comprised of Dr. Ihlenfeld (chairman), Mr. Brown, Ms. Hill, Ms. Kissire and Mr. Wulff. The EHS Committee assists the Board in fulfilling its oversight duties regarding, while Company management retains responsibility for assuring compliance with, applicable environmental, health and safety laws and regulations. The complete text of the EHS Committee charter, as last amended by the Board of Directors on July 15, 2020, is available on our website, https://investors.celanese.com, by clicking “Corporate Governance”.
The principal purposes of the EHS Committee are to:
•oversee the Company’s policies and practices concerning environmental, health, safety, quality and public policy issues;
•review the impact of such policies and practices on the Company’s ESG and sustainability responsibilities; and
•make recommendations to the Board regarding these matters.
Board Oversight
Stockholders elect the Board to oversee management and to serve stockholders’ long-term interests. Management is responsible for delivering on our strategy, creating our culture, creating and delivering innovative products and services, establishing accountability, and controlling risk. The Board and its committees work closely with management to balance and align strategy, risk, corporate social responsibility, and other areas while considering feedback from stockholders. Essential to the Board’s oversight role is a transparent and active dialogue between the Board and its committees, and management. To support that dialogue, the Board and its committees have access to,

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receive presentations from, and conduct regular meetings with the senior leadership team, other business and function leaders, subject matter experts, the Company’s enterprise risk management and internal audit functions, and external experts and advisors.
Board oversight of strategy
One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy. As Celanese continues to transform and expand its business, the Board works with management to respond to a dynamically changing environment. At least quarterly, the CEO, the senior leadership team, and leaders from across the Company provide detailed business and strategy updates to the Board. At least annually, the Board conducts an even more in-depth review of the Company’s overall strategy, including critical issues, risks and opportunities. At all of these reviews, the Board engages with the senior leadership team and other business leaders regarding business objectives, the competitive landscape, economic trends, public policy and regulatory developments and other critical issues. At meetings occurring throughout the year, the Board also assesses acquisitions, the Company’s operating and capital plan, and performance for alignment to our strategy. The Board looks to the focused expertise of its committees to inform strategic oversight in their areas of focus. Members of senior management are available to discuss the Company’s strategy, plans, results and issues with the Board committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, the Audit Committee regularly holds separate executive sessions with the lead client service partner of the independent registered public accounting firm, the chief financial officer, the internal auditor, the chief compliance officer and other members of management as appropriate.
Board oversight of risk
Effective risk management is critical to Celanese’s ability to achieve its strategy and ESG goals. The Board oversees management in exercising its responsibility for managing risk, considering our robust framework of policies, procedures, and processes to anticipate, identify, assess, prioritize, and mitigate risks across the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process, reviewing and monitoring management’s execution of the strategic and business plan, and selected risk areas, including cybersecurity. Each Board committee is responsible for oversight of specific risk areas relevant to their respective committee charter. The oversight responsibility of the Board and the Board committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. In addition, the Board recognizes that risk management and oversight comprise a dynamic and continuous process and reviews the enterprise risk model and process periodically. On a regular basis, the Board and its committees engage with management on risk as part of broad strategic and operational discussions which encompass interrelated risks, as well as on a risk-by-risk basis.
The Board executes its oversight responsibility directly and through its committees. Committees discuss the Company’s risk exposures with management, the internal audit executive and the independent external auditor in an iterative risk assessment process. Results of risk audits are routinely reported to leadership and the Audit Committee.who regularly report back to the Board. Some examples of risks overseen by committees are:
•The Audit Committee regularly reviews and assesses the Company’s processes to manage financial reporting risk and to manage internal audit, internal control over financial reporting and disclosure controls and procedures, tax, investment, and other financial risks, as well as the Company’s financial position and financial activities. The Audit Committee also oversees the Company’s compliance program.
•The CMDC oversees compensation programs, policies and practices and their effect on risk-taking by management. See “Compensation Risk Assessment” for additional information.
•The N&CG Committee oversees the governance framework and structure as well as other corporate governance matters, including oversight of the annual Board and committee self-assessment process, and is charged with developing and recommending to the Board corporate governance principles and policies

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and Board committee structure, leadership and membership.
•The EHS Committee oversees certain operational risks related to environmental, process and product safety and quality, as well as reputational issues related to those matters.
•The full Board oversees the enterprise risk process that management implements and reviews risks associated with it.
•The full Board and the CMDC address issues and risks associated with diversity, equity and inclusion and human capital management.
Each of the Board committees is required to make regular reports of its actions and any recommendations to the Board with respect to risk management, including recommendations to assist the Board with its overall risk oversight function. In addition, an annual report of enterprise risks, which undergo a comprehensive review using strategic, operational, financial, compliance and IT risk themes, is delivered to the Board. This approach to risk oversight does not affect the Board’s leadership structure.
Each of our directors has substantial experience managing and overseeing risk for complex, international organizations that they leverage while serving on our Board. For example, Mr. Wulff’s experience leading Hercules International as its chairman, necessitated risk management and oversight on a daily basis, while Mr. Brown continues to do so as chief executive officer of L3 Harris Technologies, Inc. The extensive chemicals leadership histories shared by Mr. Galante, Dr. Ihlenfeld and Ms. Ryerkerk, as well as Ms. Hill’s leadership experience in technology, allow each of them to understand and address key risk-related issues unique to our industry and the Company. Risk management was an active component of Mr. Hoffmeister’s responsibilities as chief financial officer for Life Technologies, Ms. Kissire’s senior leadership positions with Ernst & Young LLP and Mr. Wulff’s responsibilities as chief financial officer for Union Carbide. Finally, the management, leadership, accounting and legal backgrounds of Ms. Blackwell, Ms. Kissire and Ms. Rucker cause them to be especially in-tune with recognizing and advising on a broad array of issues affecting corporate risk.
Highlight on oversight of human capital management
The Board, the CMDC, and the EHS Committee engage with the senior leadership team and human resources executives on a regular basis across a broad range of human capital management issues. Celanese is focused on creating a respectful, safe, rewarding, diverse, and inclusive work environment that allows our people to build meaningful careers. The success of these human capital management objectives is important to the fulfillment of our strategy, and the Board works with management to provide oversight on matters including culture, succession planning and development, compensation, benefits, employee recruiting and retention, diversity, equity and inclusion and respectful workplace. Additionally, each year, the CMDC Committee evaluates management’s annual assessment of risk related to our compensation policies and practices. The Board and the CMDC Committee work with the CEO and our head of Human Resources to review CEO and senior executive succession plans, considering the qualifications and experience of potential leadership candidates.
Highlight on oversight of cybersecurity risk and data privacy
The Board and the Audit Committee are each involved in oversight of the Company’s management of cybersecurity risk. Cybersecurity protection is vital to maintaining our proprietary information and the trust of our customers and employees. We recognize the importance of securing our data and systems from potential breach. Management provides regular updates to the Board, including information about cybersecurity governance processes, the status of projects to strengthen internal cybersecurity, and the results of security breach simulations. The Board and its committees also discuss recent incidents throughout the industry and the emerging threat landscape.
To protect the Company, we maintain cyber/information security insurance with coverage for security incident response expenses, certain losses due to network security failures, investigation expenses, privacy liability and certain third-party liabily. In early 2021, we hired a Chief Information Security Officer to further support our efforts to protect our information and manage our cybersecurity risks.

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Highlight on oversight of strategic acquisitions
The Board provides oversight of Celanese’s strategic acquisition and integration process, which supports alignment with our strategic objectives, provides accountability across acquisitions, and enables insight for future acquisitions. Our Board includes eight members with extensive negotiation, acquisition, integration, and other business combination experience. That depth of experience allows the Board to constructively engage with management and effectively evaluate acquisitions for alignment with our strategy and culture. Celanese views strategic acquisitions as an important element in delivering long-term stockholder value. While management is charged with identifying potential acquisition targets, executing transactions, and managing integration, our Board’s oversight extends to each phase. Management and the Board regularly discuss potential acquisitions and their role in the Company’s overall business strategy. These discussions include acquisitions in process and potential future acquisitions, focusing on valuation, strategic risk, and potential synergies with our businesses and strategy. When management considers potentially significant acquisitions, the Board receives updates and discusses with management a broad range of matters, including negotiations, due diligence findings, valuation, tax impacts, integration planning, talent retention, risk, and regulatory impacts. Throughout the acquisition process, the Board has access to the senior leadership team, appropriate business leaders, subject matter experts, and external advisors. As part of the entire strategic acquisition lifecycle, the Board also receives regular updates and provides feedback on ongoing integration, operational success, and financial performance of our completed acquisitions, which allows the Board to provide oversight and to identify trends and opportunities across transactions and over time.
Board oversight of environmental, social and governance matters
We recognize that success is defined by our stakeholders – investors, customers, employees, communities – and is reflected in our efforts to promote safety and protect our environmental resources as a responsible corporate citizen.
In 2019, CEO Lori Ryerkerk recognized the need to lead the next generation of sustainability efforts for the Company and formed the Celanese ESG Council. Our ESG Council is a cross-functional team of senior leaders from each region to develop an ESG strategy on topics material to Celanese’s long-term success.
The ESG Council meets monthly to form recommendations to senior leadership on key ESG program strategy and implementation of ESG-related projects. For example, the ESG Council has made recommendations on standards reporting alignment, further development of key KPIs, and has led a project to launch a “Sustainability” site on celanese.com.
The Company and the Board receive feedback from stockholders on ESG issues through our stockholder outreach program and through communication from stockholders.
Our Board committees are actively involved in ESG oversight.
•The EHS Committee oversees the Company’s responsibility initiatives including in the areas of safety, quality and environmental sustainability, and monitors the Company’s response to important public policy issues impacting environmental responsibility. The EHS Committee meets and reports to the Board quarterly on these ESG topics.

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•The CMDC oversees compensation programs, policies and practices as well as addressing human capital management including diversity, equity and inclusion, management succession, talent development and employee wellbeing.
•The Audit Committee reviews and assesses the Company’s processes to manage financial reporting risk and to manage internal audit, as well as the Company’s financial position and financial activities and policies for risk assessment, which include certain ESG risks.
•The N&CG Committee oversees governance matters affecting the Board and the Company generally, including governance enhancements in response to stockholder feedback.
Our Board regularly reviews the areas of responsibility of its committees, including through a regular annual review of its Committee Charters and our Corporate Governance Guidelines, and include as part of those reviews ESG topics that are most significant to Celanese as informed by our materiality analysis.
For highlights of some of our most significant recent progress on key ESG initiatives, please see “Environmental, Social and Governance Update” in the forepart of this Proxy Statement.

Stockholder Engagement
The Board believes accountability to stockholders is a mark of good governance and critical to the Company’s success. To that end, the Company maintains dedicated resources for regular active communication with stockholders. The Company regularly engages with stockholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. Topics include corporate strategy, cash deployment, executive compensation plan design and practices, Board composition and refreshment, executive succession, governance and social responsibility.
During 2020, we contacted stockholders representing approximately 60% of our shares to offer engagement meetings and met telephonically with stockholders holding approximately 21% of our Common Stock. At these meetings, senior representatives of our corporate governance, human resources and investor relations teams, as well as our Lead Independent Director in most cases, met by phone with stockholders to discuss our ESG program, governance, executive compensation and response to the COVID-19 pandemic. In January 2021, we announced a virtual investor day to take place on March 25, 2021, to provide details on the company’s business strategies and outline the path for growth through 2023.

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Stockholder Feedback in 2020 Related to Our Strategy, Board, ESG Progress and COVID-19 Response
We have listened intently to the views of stockholders, and the substantial majority that we spoke to in 2020 were supportive of our leadership structure, Board compensation, business response to the COVID-19 pandemic, and progress on our ESG journey. Below is a summary of key topics that we found to be of interest to our stockholders during this year’s engagement.

Topics of Interest to Stockholders	Our Perspective, Response, Actions Taken and Actions Planned
● Diversity of our workforce, and our plans for disclosing diversity-related metrics for our Board, executive leadership and employees
● We have made significant progress in recent years in improving the inclusiveness of our organization and the diversity represented by our employees, executive leadership and Board. For more information, see our discussion of Human Capital Management beginning on page 51.

● We have disclosed key workforce diversity metrics on our sustainability website (https://www.celanese.com/sustainability), in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 11, 2021, and elsewhere in this proxy statement (pages 9 and 51)

● Our approach towards, and plans for disclosing metrics related to, protecting the world’s climate
● We recognize that climate change is one of the most challenging and significant issues facing the world today.

● In December 2020, our executive leadership adopted a Climate Policy.

● We are currently implementing new software to capture SASB-aligned environmental metrics for future disclosure, and are investing in projects to increase our energy efficiency and our use of renewable energy.

● Product recycling and the circular economy
● We are currently developing a growing range of products made from biological sources or renewable materials and materials that can be recycled or composted at the end of their life. See the discussion beginning on page 7.

● Composition and skillset of our Board of Directors	● We have a highly-qualified and diverse board that brings unique capabilities across functions, experiences, industries and background.

● Our mix of longer-serving and newer members of our Board effectively combines deep knowledge and experience in the complexities of our business with fresh perspectives and insights.
COVID-19 Related Topics: ● Impact on our business and strategy ● Impact on our workforce
● We adapted to the difficult realities of COVID-19 with agility and we believe our results in 2020 demonstrate the resilience of our business-model. Our long-term strategy has not changed as a result of the pandemic. See the discussion of our 2020 results beginning on page 49.

● We have taken deliberate actions to minimize financial impacts to our employees, keep them whole in pay and benefits and support their wellbeing during COVID-19. See page 53.

See page 56 for information about discussions with stockholders in 2020 regarding our executive compensation programs.
In addition to this direct engagement, the Company has instituted a number of complementary mechanisms that allow stockholders to effectively communicate a point of view with the Board, including:
•a dedicated annual meeting page on our website (see page 97);
•a majority voting standard (see page 20);
•an annual advisory vote to approve executive compensation (see page 45);
•annual election of directors (see page 20);
•proxy access (see page 20);
•commitment to thoughtfully consider stockholder proposals submitted to the Company (see page 100); and

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•the ability to direct communications to individual directors, a Board committee or the entire Board (see page 99).
How We Have Responded To Stockholder Feedback on Governance Matters in the Past
We routinely consider stockholder feedback in compensation and governance matters. In prior years, in response to stockholder feedback, we took action to eliminate our classified board structure, adopted a proxy access by-law, extended the PRSU performance period from two to three years, and added a return measure (ROCE) to our long-term incentive plan. More recently,
•the CMDC adopted a more enhanced clawback policy which covers annual bonuses and long-term awards (3-year look back) for financial restatements, breach of our business conduct policy and certain restrictive covenants, and other matters; and
•our Board approved amendments to our insider trading policy to further clarify the extent of our anti-hedging policy and to eliminate pledging of our Common Stock by our executive officers.
Additional Governance Matters
As a global company, Celanese must not only meet a breadth of varying local, state and regional regulations, but also be mindful of possible social and political conflicts. We understand the role corporate governance plays in maintaining our goal to act in accordance with our values.
Celanese’s Board of Directors is composed of a diverse group of leaders with experience at major domestic and international companies. They have worked in key market sectors that reflect our customer base and have sound financial and governance expertise. Their experience provides an understanding of business strategies and impacts, as well as challenges and risks. Nine of 10 directors are independent, 50% represent gender diversity and 10% racial diversity. Copies of our committee charters and other governance documents are available on our website, https://investors.celanese.com.
Governance and Compensation Best Practices
Celanese is committed to strong corporate governance and compensation practices, which promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in the Company. Examples are listed on pages 10 and 48.
Political Engagement Policy
The Company believes in responsible corporate governance and actively participates in the political process to support the needs of our business and our 7,700 employees. The Company seeks to responsibly use our resources to advance public policy consistent with the Company’s values, the sustainability of our business and long-term stockholder values. The Company does not provide any direct political contributions. The Company does, however, sponsor a voluntary, nonpartisan political action committee called the Celanese Political Action Committee (“CELPAC”). CELPAC supports candidates for federal, state and local office in the U.S., representing both major U.S. political parties, that advocate and pursue government policies that promote the Company’s interests. CELPAC is governed by a Board of Directors who regularly evaluates the merits of donations to candidates to align those donations with the Company’s goals. For our full political engagement policy and for a list of political contributions, please go to https://celanese.com/about-us/political-engagement-policy.
Code of Conduct
The Company has adopted a code of business conduct applicable to directors, executive officers and all other employees. Our employees, suppliers and customers can ask questions about our code of conduct and other ethics and compliance issues, or report potential violations, through Navex, a global Internet and telephone information and reporting services company. The code of conduct is available on our compliance website, http://compliance.celanese.com, by clicking “Business Conduct Policy”. In the event the Company amends or waives any of the provisions of the code of conduct applicable to our principal executive officer, principal financial officer or

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controller that relates to any element of the definition of ”code of ethics” enumerated in applicable SEC rules, the Company intends to disclose these actions on the Company’s website.
No Hedging, No Pledging and Anti-Short Sale Policies
The Company's hedging policy prohibits directors, executive officers and all employees of the Company and its subsidiaries from engaging in any transaction, acquiring any financial instrument, or entering into any derivative contract, directly or indirectly (including through any designee), that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of any securities of the Company, including Common Stock, held directly or indirectly by any such person. The policy applies to all securities of the Company held by such a person, including securities not acquired as compensation. The hedging policy indicates that prohibited hedging may include put options, call options, forward sale contracts, prepaid variable forward contracts, equity swaps, collars and exchange funds.
The Company's pledging policy prohibits directors and executive officers from pledging Common Stock, including holding Common Stock in a margin account. Directors and executive officers are also prohibited from engaging in short sales related to Common Stock.

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Director Compensation
Director Compensation Process
Our director compensation program is intended to enhance our ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of our Common Stock.
The Board reviews director compensation at least annually based on recommendations by the N&CG Committee. The N&CG Committee has the sole authority to engage a consulting firm to evaluate director compensation and since 2017 has engaged Willis to assist in setting director compensation. The N&CG Committee reviews director compensation taking into account multiple factors, including pay practices at publicly traded companies, continued expansion of director, committee chair and lead director responsibilities, and the growing time commitment. The N&CG Committee and the Board base their determinations on director compensation on recommendations from Willis and on market practices and reviewing trends at other S&P 500 companies and our compensation comparator companies (outlined below). In light of the onset of the COVID-19 pandemic and the impact on the Company’s financial results, the Board determined not to approve any changes in the level or mix of director compensation during its most recent annual review in July 2020.
Director Compensation in 2020
The Company uses both cash and equity-based compensation to attract and retain qualified directors to serve on our Board of Directors, as follows:

Director Compensation Component	Amount
Annual Awards
Annual cash retainer (paid quarterly)	$105,000
Annual time-based restricted stock units (“RSU”)(one-year vesting)	$150,000
Incremental Awards for Board Leadership
Annual cash fee for chair: (i) nominating and corporate governance committee, and (ii) environmental, health, safety, quality and public policy committee	$15,000
Annual cash fee for chair: (i) audit committee, and (ii) compensation and management development committee	$20,000
Annual cash fee for lead independent director	$25,000
Newly-elected directors receive a pro-rata equity award. Non-management directors are entitled to participate in the Company’s 2008 Deferred Compensation Plan (“2008 Deferred Plan”), which is an unfunded, nonqualified deferred compensation plan that allows directors the opportunity to defer all or a portion of their cash compensation and RSUs in exchange for a future payment amount equal to their deferments plus or minus certain amounts (including dividend equivalents) based on the market performance of specified measurement funds selected by the participant.

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Governance
2020 Director Compensation Table
The table below is a summary of compensation earned and RSUs granted by the Company to non-management directors for the fiscal year ended December 31, 2020.

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards($)(4) (d)	Non-Equity Incentive Plan Compensation ($)(5) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6) (f)	All Other Compensation ($)(7) (g)	Total ($) (h)
Jean S. Blackwell	120,000	149,972	—	—	—	—	269,972
William M. Brown	105,000	149,972	—	—	—	—	254,972
Edward G. Galante	130,000	149,972	—	—	—	—	279,972
Kathryn M. Hill	125,000	149,972	—	—	—	—	274,972
David F. Hoffmeister	105,000	149,972	—	—	—	—	254,972
Dr. Jay V. Ihlenfeld	120,000	149,972	—	—	—	—	269,972
Deborah J. Kissire	26,250	87,449	—	—	—	—	113,699
Kim K.W. Rucker	105,000	149,972	—	—	—	—	254,972
John K. Wulff	125,000	149,972	—	—	—	—	274,972
Mark C. Rohr(7)	303,385	—	—	102,334	439,951	—	845,670
(1)Ms. Ryerkerk is not included in this table because she was an employees of the Company during 2020 and received no compensation for her services solely as a director.
(2)Includes amounts earned for the annual retainer and committee chair and lead independent director fees for the respective independent directors, as applicable. For Mr. Rohr, includes fees earned for his service as Executive Chairman through April 15, 2020 and as a director until his retirement effective June 1, 2020.
(3)Represents the grant date fair value of 1,849 RSUs granted to each non-management director (other than Ms. Kissire) in April 2020 under the 2018 Global Incentive Plan, and 754 RSUs granted to Ms. Kissire upon her joining the Board in October 2020. The fair value of RSUs granted to our non-management directors under our 2020 LTIP as part of the annual award was calculated to be $81.11 per RSU for the April grants and $115.98 per RSU for the October grant to Ms. Kissire, which reflects the average of the high and low market price of our Common Stock as reported by the NYSE on the applicable grant date and discounted for lack of dividend participation. As of December 31, 2020, each non-management director listed in the table owned 1,849 RSUs, except Ms. Kissire, who held 754 RSUs. Mr. Rohr did not receive any equity grants in 2020.
(4)The Company has not granted stock options to directors since 2007. As of December 31, 2020, no persons serving as a non-management director held any stock options.
(5)Reflects a pro-rated payment under our 2020 Annual Incentive Plan for Mr. Rohr.
(6)Deferrals by directors under the 2008 Deferred Plan, including deferrals of RSUs, do not receive above-market earnings and therefore no amount with respect to those deferrals is included in the Table for non-employee directors. For Mr. Rohr, amounts in this column reflect change in value of deferred compensation earnings. Our 2008 Deferred Plan is an unfunded, nonqualified deferred compensation plan that provides certain of our senior employees and directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferrals plus or minus certain amounts based on the market performance of specified measurement funds selected by the participant. Directors Blackwell, Brown, Galante, Ihlenfeld, Kissire, Rucker and Wulff, and former director Mr. Rohr, were the only directors that made contributions to, or had balances in, this plan during 2020.
(7)Directors are reimbursed for expenses incurred in attending board, committee and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including

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Governance
participation in director education programs. We generally do not provide perquisites to our directors, other than small gifts provided at board meetings and upon retirement. Occasionally, a director may use Company-provided aircraft for travel to board meetings. The Board does not provide any tax gross-ups on any director perquisites. No director received perquisites at or exceeding a total incremental value of greater than $10,000 in 2020.
(8) Mr. Rohr retired from the Board of Directors effective June 1, 2020.
Director Stock Ownership Guidelines
The Board of Directors considers Common Stock ownership by directors to be of utmost importance. The Board believes such ownership enhances the commitment of directors to our future and aligns their interests with those of our other stockholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors that require each director to own Common Stock having a value of at least five times his or her base annual cash retainer of $105,000. Each newly elected director has five years from the year elected to reach this ownership level. During the five-year period, a director may not sell more than 50% of the shares received as compensation. As of the computation date, December 31, 2020, all of our then current independent directors had attained the minimum stock ownership levels based on holdings except for Ms. Rucker, who joined the Board in 2018 and is not required to meet the minimum stock ownership guidelines until 2023, and Ms. Kissire, who joined the Board in 2020 and is not required to meet the minimum stock ownership guidelines until 2025. Ms. Rucker and Ms. Kissire are each on-track for compliance.
Director Independence and Related Person Transactions
Director Independence
The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. As noted below, all of our directors, other than our Chief Executive Officer, are independent.
The Board of Directors has adopted standards of independence for directors that are set forth in Exhibit A to the Company’s corporate governance guidelines. The Board reviews and determines the independence of each of the directors in accordance with these standards. The full text of the corporate governance guidelines is available on our website, https://investors.celanese.com, by clicking “Corporate Governance”. These standards incorporate all of the requirements for director independence contained in the NYSE listing standards. The NYSE listing standards generally provide that a director is independent if the Board affirmatively determines that the director has no material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, a director is not independent if certain other relationships exist.
The Board, based on the recommendation of the N&CG Committee, affirmatively determined that nine of our current directors, Mr. Brown, Mr. Galante, Mr. Hoffmeister, Mr. Ihlenfeld and Mr. Wulff, and Ms. Blackwell, Ms. Hill, Ms. Kissire and Ms. Rucker are independent of the Company and its management under the NYSE listing standards and the Company’s director independence standards. Ms. Ryerkerk, our CEO, is the only current director who is not independent.
In addition, in compliance with the NYSE listing standards, we have an Audit Committee, a Compensation and Management Development Committee and a Nominating and Corporate Governance Committee that are each entirely composed of independent directors. Each of these committees have written charters addressing the respective committee’s purpose and responsibilities and the annual evaluation of the performance of these committees.
The Company in the normal course of business has been a party to transactions with other entities (or their subsidiaries) where certain of our directors are themselves either directors or officers. When making the Board’s

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Governance
director independence determination, the Board was aware of, and considered, the relationships listed below. All the business relationships noted below were entered into on standard pricing and terms and arose in the ordinary course of our business. The amounts involved in each relationship did not exceed the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues. As a result, each qualified under a categorical standard of independence that the Board previously approved and none of the relationships were otherwise deemed to be a material relationship that impaired the director’s independence.

Director	Organization	Director’s Relationship to Organization	Type of Transaction, Relationship or Arrangement	Does the Amount Exceed the Greater of $1 million or 2% of either company’s Gross Revenues?
Jean S. Blackwell	Ingevity Corporation and its subsidiaries and affiliates	Director	Business Relationship - Routine sales to Ingevity	No
	Johnson Controls International plc and its subsidiaries and affiliates	Director	Business Relationship - Routine sales to, and purchases from, Johnson Controls	No
Edward G. Galante	Linde plc and subsidiaries and affiliates*	Director	Business Relationship - Routine sales to, and purchases from, Linde	No
	Clean Harbors and its subsidiaries and affiliates	Director	Business Relationship - Routine purchases from Clean Harbors	No
Dr. Jay V. Ihlenfeld	Ashland Global Holdings Inc. and its subsidiaries and affiliates	Director	Business Relationship - Routine sales to, and purchases from, Ashland	No
Deborah J. Kissire	Axalta Coating Systems Ltd. and its subsidiaries and affiliates	Director	Business Relationship - Routine sales to Axalta	No
John K. Wulff	Hexion Holdings Corporation and its subsidiaries	Director	Business Relationship - Routine sales to, and purchases from, Hexion	No
* During 2018, Praxair, Inc. merged with Linde AG to form Linde plc.
There are no family relationships among our directors.
Certain Relationships and Related Person Transactions
The Board of Directors has adopted a written policy regarding related person transactions (the “Related Party Transaction Policy”). For purposes of SEC rules and such policy, an interested transaction is a transaction or relationship in which the aggregate amount involved exceeds or may reasonably be expected to exceed $120,000 since the beginning of the Company’s last fiscal year, the Company or any of its subsidiaries is a participant, and any related party will have a direct or indirect material interest in the transaction or relationship. A related party is any person who is or was during the last fiscal year an executive officer, director or nominee for election as a director; a greater than 5 percent beneficial owner of Common Stock; or an immediate family member of any of these persons. Compensation paid to our named executive officers is not treated as an interested transaction under the Related Party Transaction Policy to the extent that it is disclosed as compensation in this Proxy Statement. In addition, a related party would not be deemed to have a “material interest” in a transaction simply due to such person’s position as a director of the other party in the transaction or, in the case of simply being an employee of the other party to the transaction, in the latter case if the aggregate amount involved in the subject year does not exceed the greater of $1,000,000 or two percent of that party’s annual revenues.
The Audit Committee reviews the material facts of all interested transactions that meet the requirements discussed above and therefore require the Audit Committee’s approval and either approves or disapproves of the entry into the interested transaction. In determining whether to approve or ratify an interested transaction, the Audit

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Governance
Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
In addition, the Audit Committee has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $2,000,000. In connection with regularly scheduled meetings of the Audit Committee, the Company provides the Audit Committee for its review a summary of each new interested transaction that was pre-approved by the chairman of the Audit Committee. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director is to provide all material information concerning the interested transaction to the Audit Committee.
No interested transactions were approved or ratified or, to our knowledge, required to be approved or ratified, during 2020.
None of our directors are adverse to the Company in any pending litigation.

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Stock Ownership Information
STOCK OWNERSHIP INFORMATION
Principal Stockholders and Beneficial Owners
The following table sets forth information with respect to the beneficial ownership of Common Stock as of February 18, 2021, by (i) each person known to the Company to beneficially own more than 5% of our Common Stock; (ii) each of the Company’s present directors, including those nominated for election at the Annual Meeting; (iii) the named executive officers ; and (iv) all present directors and executive officers of the Company as a group. The percentage of beneficial ownership set forth below is calculated in accordance with SEC Rules and is based on the number of shares of Common Stock outstanding as of February 18, 2021, which was 114,174,882.

	Amount and Nature of Beneficial Ownership of Common Stock
	Common Stock Beneficially Owned(1)		Rights to Acquire Shares of Common Stock(2)	Total Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

The Vanguard Group, Inc.(3)	13,687,080		—	13,687,080	12.0
Wellington Management Company, LLP(4)	10,149,129		—	10,149,129	8.9
Dodge & Cox(5)	9,622,670		—	9,622,670	8.4
Capital International Investors(6)	8,105,272		—	8,105,272	7.1
BlackRock, Inc.(7)	7,560,484		—	7,560,484	6.6
Directors(8)(9)
Jean S. Blackwell	5,377		—	5,377	*
William M. Brown	103		—	103	*
Edward G. Galante	8,074		—	8,074	*
Kathryn M. Hill	7,625		—	7,625	*
David F. Hoffmeister	44,571		—	44,571	*
Dr. Jay V. Ihlenfeld	5,661		—	5,661	*
Deborah J. Kissire	100			100	*
Kim K.W. Rucker	56		—	56	*
John K. Wulff	15,372		—	15,372	*
Named Executive Officers(8)
Todd L. Elliott	36,681	(9)	—	36,681	*
Shannon L. Jurecka	17,347		—	17,347	*
Thomas F. Kelly	15,653		—	15,653	*
A. Lynne Puckett	9,590		—	9,590	*
Scott A. Richardson	34,799	(9)	—	34,799	*
Lori J. Ryerkerk(10)	13,049		—	13,049	*
All present directors, nominees and executive officers as a group (16 persons)(11)	227,382		—	227,382	*
*Less than 1% of shares.

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Stock Ownership Information
(1)Includes shares for which the named person or entity has sole and/or shared voting and/or investment power. Does not include shares that may be acquired through the vesting of restricted stock units or other rights to acquire shares. To our knowledge, none of the Common Stock listed as beneficially owned by the current directors or executive officers are subject to hedges or have been pledged.
(2)Reflects rights to acquire shares of Common Stock within 60 days of February 18, 2021, and includes, as applicable, shares of Common Stock issuable upon the vesting of restricted stock units granted under the 2009 GIP and 2018 GIP within 60 days of February 18, 2021. Does not include units in a stock denominated deferred compensation plan with investments settled in shares of Common Stock as follows: Ms. Blackwell – 6,791 equivalent shares, Mr. Brown – 6,975 equivalent shares, Mr. Galante – 6,213 equivalent shares, Dr. Ihlenfeld – 9,348 equivalent shares, Ms. Rucker – 2,196 equivalent shares, and Mr. Wulff – 20,159 equivalent shares.
(3)On February 10, 2021, The Vanguard Group, Inc. (“Vanguard Group”) filed Amendment No. 7 to Schedule 13G with the SEC reporting beneficial ownership of 13,687,080 shares of Common Stock as of December 31, 2020, with shared voting power over 195,970 shares, sole dispositive power over 13,170,222 shares and shared dispositive power over 516,858 shares. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)On February 4, 2021, Wellington Group Holdings LLP (“Wellington”) filed a Amendment No. 1 to Schedule 13G with the SEC reporting beneficial ownership of 10,149,129 shares of Common Stock as of December 31, 2020, with shared voting power over 9,334,062 shares and shared dispositive power over 10,149,129 shares. The address of Wellington is 280 Congress Street, Boston, MA 02210.
(5)On February 11, 2021, Dodge & Cox filed Amendment No. 11 to Schedule 13G with the SEC reporting beneficial ownership of 9,622,670 shares of Common Stock as of December 31, 2020, with sole voting power over 9,143,945 shares and sole dispositive power over 9,622,670 shares. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.
(6)On February 16, 2021, Capital International Investors (“Capital International”) filed Amendment No. 1 to Schedule 13G with the SEC reporting beneficial ownership of 8,105,272 shares of Common Stock as of December 31, 2020 with sole voting power over 8,093,091 shares and sole dispositive power over 8,105,272 shares. The address of Capital International is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(7)On January 29, 2021, BlackRock, Inc. (“BlackRock”) filed Amendment No. 3 to Schedule 13G with the SEC reporting beneficial ownership of 7,560,484 shares of Common Stock as of December 31, 2020, with sole voting power over 6,441,007 shares and sole dispositive power over 7,560,484 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(8)Listed alphabetically. Each person has sole investment and voting power with respect to the Common Stock beneficially owned by such person.
(9)Includes beneficial ownership of Common Stock by Mr. Richardson and Mr. Elliott of 567 and 1,505 equivalent shares, respectively, in the Celanese Stock Fund under the CARSP as of February 18, 2021. Each has the ability to direct the voting of the Common Stock underlying these equivalent shares and the ability to change their investment options at any time.
(10)Ms. Ryerkerk also serves as a director and her ownership information is set forth under “Named Executive Officers”.
(11)Does not include an estimated 241,500 PRSUs (at target) held by our current executive officers as of February 18, 2021 subject to future performance and vesting conditions.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers (as defined) and persons who own more than ten percent of our Common Stock, to file with the SEC reports of their ownership and changes in their ownership of Common Stock. Directors, officers and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from our directors and officers that all reportable transactions were reported, the Company believes, to the best of its knowledge, that for the year ended December 31, 2020, all filing requirements applicable to its directors, officers and greater than ten-percent stockholders were complied with except that a report by Mr. John Fotheringham, our Senior Vice President, Acetyls and one of our executive officers, relating to an open-market sale transaction was filed late.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 40

Audit Matters
AUDIT MATTERS
Audit Committee Report
The Audit Committee is composed of five independent directors, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the external reporting process and the Company’s internal controls. The Audit Committee serves as the primary communication link among the Board, the independent public accounting firm, and our internal auditors.
Company management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and the internal control over financial reporting. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee reviewed and discussed with the Company’s management and KPMG LLP the audited financial statements for the Company for the year ended December 31, 2020. The Audit Committee also met with KPMG LLP and the internal auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluation of our internal control, and the overall quality of our financial reporting. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Audit Committee reviewed and discussed with KPMG LLP its independence from the Company and management, including the matters in the written disclosures required by PCAOB Rules.
The Audit Committee discussed with KPMG LLP and the internal auditors the overall scope and plans for their respective audits. The Audit Committee reviewed and discussed the fees billed to the Company by KPMG LLP for audit, audit-related, tax and other services provided during fiscal 2020, which are set forth under “Item 2: Ratification of Independent Registered Public Accounting Firm”, and determined that the provision of non-audit services is compatible with KPMG LLP’s independence. Based on the Audit Committee’s reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
The Audit Committee evaluates the performance of the independent registered public accounting firm each year and determines whether to re-engage the current firm or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the registered public accounting firm, along with their capabilities, technical expertise, and knowledge of our operations and industry. Based on these evaluations, the Audit Committee decided to engage KPMG LLP as our independent registered public accounting firm for fiscal 2021. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has continued its long-standing practice of recommending that the Board ask our stockholders to ratify the appointment of the registered public accounting firm at our annual meeting of stockholders. This report was submitted by the current members of the Audit Committee,

Dated: February 10, 2021	John K. Wulff, Chairman
(The Audit Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Audit Committee report by reference therein.)

William M. Brown
David F. Hoffmeister
Deborah J. Kissire
Kim K.W. Rucker

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 41

Audit Matters
ITEM 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected KPMG LLP to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021. Since 2004, KPMG LLP has served as our independent registered public accounting firm and also provided other audit-related and non-audit services that were approved by the Audit Committee.
Representatives of KPMG LLP will virtually attend the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.
We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the Audit Committee’s selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
Audit and Related Fees
Aggregate fees billed to the Company by KPMG LLP and its affiliates were as follows:

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$6,818,661	$6,062,500
Audit-related Fees(2)	97,380	57,450
Tax Fees(3)	1,275,285	986,925
All Other Fees(4)	—	—
Total Fees	$8,191,326	$7,106,875
(1)For professional services rendered for the audits of annual consolidated financial statements of the Company (including the audit of internal control over financial reporting), statutory audits in non-U.S. jurisdictions, the review of the Company’s quarterly consolidated financial statements and review of SEC filings.
(2)Primarily for professional services rendered in connection with consultation on financial accounting and reporting standards and employee benefit plan audits.
(3)Primarily for professional services related to technical assistance, the preparation of tax returns in non-U.S. jurisdictions and assistance with tax audits and appeals.
(4)For other permitted professional advisory services.

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Audit Matters
Audit Committee Pre-Approval Policy
The Audit Committee is responsible for appointing, retaining and pre-approving the fees of the Company’s independent registered public accounting firm. The Audit Committee has adopted a Policy for Pre-Approval of Independent Auditor Services (“Pre-Approval Policy”) pursuant to which proposed services may be pre-approved through the application of detailed policies and procedures (“general pre-approval”) or by specific review of each service (“specific pre-approval”). The Audit Committee has provided general pre-approval for certain specific types of non-prohibited audit, audit-related and tax services that do not exceed $200,000 per project and $1,000,000 per year in the aggregate and gives detailed guidance to management as to the specific services that are eligible for general pre-approval. The Audit Committee is to be informed on a timely basis of any services performed by the independent registered public accounting firm pursuant to general pre-approval. Unless a type of service is included in this general pre-approval, it will require specific pre-approval. The annual audit services engagement terms and fees must be specifically pre-approved by the Audit Committee. Requests to provide services that require specific pre-approval must be submitted to the Audit Committee by both the independent registered public accounting firm and the chief financial officer or corporate controller, and must include detailed back-up documentation and a joint statement as to whether the request or application is consistent with the SEC’s rule on auditor independence.
The Audit Committee may delegate its pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All services performed by our independent registered public accounting firm in 2020 were pre-approved by the Audit Committee or otherwise under the Pre-Approval Policy.
Vote Required
Although ratification is not required in our by-laws or otherwise, approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2021

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Executive Compensation
EXECUTIVE COMPENSATION
Non-GAAP Financial Measures
This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a Non-GAAP basis. Celanese’s non-GAAP financial measures used in this document are as follows: [1] Adjusted earnings per share (or Adjusted EPS), which we define as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method; [2] Free cash flow, which we define as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to our partner in our methanol joint venture. Free cash flow amounts are net of pension contributions of $316 million in 2017 and $300 million in 2016; [3] Adjusted EBIT, which we define as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items; and [4] Return on invested capital (adjusted), which we define as Adjusted EBIT, tax effected using the adjusted tax rate, divided by the sum of the average of beginning and ending short- and long-term debt and Celanese Corporation stockholders’ equity. See “Exhibit A” to this Proxy Statement for additional information concerning these performance measures and a reconciliation of these measures to earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted, net cash provided by (used in) operations, net earnings (loss) attributable to Celanese Corporation, and net earnings (loss) attributable to Celanese Corporation divided by the sum of the average of beginning and end the of year short- and long-term debt and Celanese Corporation stockholders’ equity, the most comparable U.S. GAAP financial measures, respectively.

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Executive Compensation
ITEM 3: Advisory Approval of Executive Compensation
The Company’s compensation program for our named executive officers (“NEOs”) was designed by our compensation and management development committee (the “CMDC”) to meet our compensation philosophy and objectives, including maintaining a strong pay for performance culture. The principles of the program have contributed to our strong performance and have rewarded executives appropriately. See “Compensation Discussion and Analysis – Executive Summary” for a summary of our compensation philosophy, 2020 performance, pay decisions and additional compensation information.

This “say-on-pay” proposal gives stockholders the opportunity annually to cast a vote on our executive compensation program based on the following resolution:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, contained in this Proxy Statement.”
The Board of Directors recommends that stockholders endorse the compensation program for our NEOs by voting FOR the above resolution. We believe that executive compensation for 2020 was reasonable and justified by our performance. Our compensation program is the result of a carefully considered approach and takes into account input provided by stockholders and advice received from the CMDC’s independent compensation consultant. The Board of Directors currently has a policy of holding annual advisory votes to approve our executive compensation. Provided that the Board of Directors does not modify this policy, the Company’s next say-on-pay proposal after the 2021 Annual Meeting will be presented at the 2022 Annual Meeting of Stockholders.
Advisory Vote
This vote is mandated by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations. As an advisory vote, this proposal is not binding upon the Company. In addition, the non-binding advisory vote described in this proposal will not be construed as overruling any decision by the Company, the Board of Directors, or the CMDC, relating to the compensation of the NEOs, or creating or changing any fiduciary duties or other duties on the part of the Board of Directors, or any committee of the Board of Directors, or the Company.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 45

Executive Compensation
Compensation Discussion and Analysis
Our Compensation Discussion and Analysis describes the objectives and elements of our executive compensation program, its alignment with performance, compensation decisions regarding our NEOs, and actions of the CMDC.
Executive Summary

Business Performance (further details can be found beginning on page 49)
ü	We responded proactively to the COVID-19 pandemic, protecting our cash position, optimizing our operations and enacting productivity improvements, as well as surpassed analyst earnings consensus for all four quarters in 2020.
ü
Our cumulative Adjusted EPS over the 2018-2020 period was $28.17, exceeding our previous three-year record $28.04 in Adjusted EPS from 2017-2019, and well above the $25.12 Adjusted EPS from 2016-2018. Our Adjusted EPS for 2020 was $7.64, down 19.8% from 2019 primarily due to the impact of the COVID-19 pandemic on product demand.

ü
Our net sales were $5.7 billion in 2020, down 10.2% from 2019, primarily as a result of (i) lower volume and (ii) lower pricing, across all of our segments due to depressed global economic conditions, reduced customer demand and overall deflationary environment for raw materials, all as a result of the COVID-19 pandemic.

ü
For 2020, our Adjusted EBIT was lower than the prior year by 23.4%, primarily reflecting the significant weakening of demand in the end markets served by our Acetyl Chain and Engineered Materials businesses. We believe that substantially all of the decline in Adjusted EBIT was directly due to the impact of the pandemic, with the exception of certain costs associated with turnaround activity that we accelerated into 2020. Despite the challenges of the pandemic, we achieved free cash flow of $950 million and ended the year with $955 million in cash and cash equivalents and the full $1.25 billion of borrowing availability under our senior unsecured revolving credit facility.

ü	Cumulative total stockholder return(1) over the prior 1-, 3- and 5-year periods was 8.3%, 29.7% and 114.6%, respectively, comparing favorably to the Dow Jones Chemical Index of industry peers.
ü	We completed initiatives for sustainable cost savings, and exceeded our gross productivity target for 2020 by 7%.
ü	We executed on strategic initiatives to maintain liquidity, including monetizing our passive stake in Polyplastics for approximately $1.6 billion in cash proceeds.
(1) Total stockholder return, or TSR, is cumulative stock price appreciation pus dividends, with dividends reinvested.

Responding to the COVID-19 Pandemic
ü	During the unprecedented COVID-19 pandemic, we quickly adapted to help protect our employees and adjust our manufacturing operations to meet new demands and challenges whilst maintaining our priorities of safety, product quality and customer service and remaining focused on our long-term strategy.
ü	We sought to protect our employees by temporarily closing the majority of corporate and sales offices, implementing robust cleaning and social-distancing procedures at our manufacturing and other sites, providing training and personal protective equipment to employees and developing infectious disease response and control procedures.
ü	We leveraged our manufacturing flexibility by proactively pausing production at certain facilities experiencing softened demand, and opportunistically used the period of weaker demand during part of 2020 to complete needed turnarounds across our production network.
ü	We worked to minimize U.S. employees missing pay by providing two additional weeks of paid time off and applying vacation time where facilities were required to be idle due to low demand.
ü	During the difficult times posed by the pandemic, we remained focused on delivering for our customers and creating value for our stockholders.

Long-Term Strategy
ü	Our strategic plan is designed to enhance and sustain the overall growth of the Company and builds upon our proven differentiated business models and leading positions in the Acetyl Chain and Engineered Materials segments.
ü	The Acetyl Chain focuses on optimizing profitability by leveraging the flexibility in its operations and an expansive global asset base.
ü
In Engineered Materials, a unique combination of one of the broadest materials portfolios in the industry and a unique project pipeline management system differentiates our ability to deliver customer value.

ü	The Acetate Tow segment continues to display a stabilized earnings profile despite declining global demand.
ü	We have a capital intensive business, and many of the decisions our NEOs take must be long-term in nature.
ü	Our long-term strategy has not changed as a result of the COVID-19 pandemic.

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Executive Compensation

Capital Allocation (further details can be found beginning on page 51)
ü	We use a rigorous approach to determine where to invest our robust cash flow. We typically prioritize projects contributing to internal profitability or savings, followed by discrete M&A and then returning capital to stockholders.
ü
Our cash flow from operations in 2020 was $1,343 million, while our free cash flow was $950 million. We undertook a number of initiatives in response to the COVID-19 pandemic to preserve the cash position of the Company and were pleased to finish the year with free cash flow above our original 2020 operating plan put in place before the onset of the pandemic.

ü
During 2020, we maintained our quarterly cash dividend rate of $0.62 per share in a challenging economic environment and paid an aggregate of $293 million in cash dividends. In January 2021, we increased our quarterly dividend to $0.68 per share.

ü	Supported in part by our monetization of our passive Polyplastics joint venture interest, we repurchased $650 million of our Common Stock under our announced share repurchase program.
ü	In total, we returned $943 million to stockholders in 2020.

Stockholder Responsiveness (further details can be found on page 56)
ü	During 2020, we reached out to stockholders representing 60% of outstanding shares and held discussions with stockholders holding 21% of outstanding shares.
ü	Our Lead Independent Director participated in discussions with several of our largest stockholders, as well as proxy advisors, and feedback from all discussions was conveyed to the entire Board.
ü	In response to stockholder feedback, we have:

ü re-affirmed our pay for performance philosophy;
ü enhanced our proxy disclosure of our pay practices;
ü adopted stockholder-friendly changes to our anti-pledging policy; and
ü adopted a more robust clawback policy.

Compensation Decisions Focus on Pay for Performance (further details can be found beginning on page 60)
ü
Under the original annual incentive plan formula adopted by the CDMC in February 2020 before the broader onset of the pandemic, our below-threshold Adjusted EBIT and working capital in 2020, partially offset by stewardship results that were better than target, produced a below-target company performance factor of 36%. Following a rigorous review of Company performance against key strategic priorities and objectives, described in more detail in “2020 Performance Summary,” the CMDC awarded a higher, but still below-target, company performance factor in recognition of strong performance across multiple metrics important to the sustained success of the Company despite the impact of the pandemic. This action positively impacted nearly 1,000 active employees in the organization who participate in the annual incentive plan. As discussed below, the CMDC believes this decision reflected the alignment of pay with our short-term performance in light of success in controllable actions to achieve positive business results and mitigate and offset the negative impact of the pandemic.

ü
With respect to our LTI program results, our 3-year Adjusted EPS and Return on Capital Employed (ROCE) produced a superior payout for our 2018-2020 performance restricted stock unit (PRSU) award. The 2018 PRSUs were paid out in 2021 at 183% of target, reflecting our record best three-year cumulative Adjusted EPS performance, industry leading ROCE and strong total shareholder return over the PRSU measurement period.

ü	Our pay program has supported management’s execution of our business strategy, creating value for stockholders through long-term stock price growth and capital returned to stockholders.

(1) Total stockholder return, or TSR, reflects cumulative stock price appreciation plus dividends, with dividends reinvested.

Named Executive Officers
Our NEOs for 2020 are:

Named Executive Officer	Title (as of December 31, 2020)
Lori J. Ryerkerk	Chairman and Chief Executive Officer
Scott A. Richardson	Executive Vice President and Chief Financial Officer
Thomas F. Kelly	Senior Vice President, Engineered Materials
A. Lynne Puckett	Senior Vice President, General Counsel and Corporate Secretary
Shannon L. Jurecka*	Senior Vice President and Chief Human Resources Officer
Todd L. Elliott*	Former Senior Vice President, Acetyl Chain
* In February 2021, Ms. Jurecka informed the Company of her intent to resign her position with the Company effective at the end of March 2021 to pursue another professional opportunity. Mr. Elliott retired from the Company effective July 3, 2020.

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Executive Compensation
We Follow Compensation Governance Best Practices
The CMDC and management periodically review the compensation and benefit programs for our NEOs and other employees to align them with our philosophy and objectives. Accordingly, the Company has adopted a number of practices over the last several years that favorably affect our executive compensation program:

What We Do

ü	Provide a significant proportion of NEO compensation in the form of performance-based compensation
ü	Pay for performance, including using a high percentage of performance stock units for the annual equity grant to align interests with stockholders
ü	Use an appropriate comparator group when establishing compensation, which group is evaluated annually to ensure it remains appropriate
ü	100% independent directors on our CMDC
ü	Maintain robust anti-hedging and anti-pledging policies
ü	Conduct an annual ”say-on-pay” advisory vote for stockholders
ü	Ongoing engagement with our stockholders to receive their feedback on business, governance and compensation matters
ü	Balance short- and long-term incentives, aligning long-term incentives with future performance and stockholder returns
ü	Include caps on individual payouts in incentive plans
ü	Maintain a clawback policy, which can be triggered by a financial restatements, breach of our business conduct policy or certain restrictive covenants, and other matters, and which covers annual bonus and long-term incentive awards with a 3-year look back
ü	Maintain market-aligned stock ownership guidelines requiring CEO to hold 6x base salary (4x for other NEOs)
ü	Apply double-trigger vesting in the event of a change in control in our long-term equity awards (i.e., participant must terminate after the event to receive benefits)
ü	Condition grants of long-term incentive awards on execution of a non-solicitation / noncompetition agreement
ü	Use an independent executive compensation consultant reporting to the CMDC
ü	Review executive compensation consultant and advisors for independence and performance

What We Don’t Do

X	No change in control excise tax ”gross-up” agreements
X	No excessive perquisites
X	No tax ”gross-ups” for perquisites, except for relocation and expatriate benefits
X	No employment agreements or multi-year compensation guarantees
X	No stock option repricing, reloads or exchange without stockholder approval
X	No dividend equivalents paid on unvested equity awards
X	No excessive risk-taking in our compensation programs
In addition to maintaining good corporate governance, we have designed our annual incentive plan and long-term incentive plan to be aligned with best practices that mitigate against excessive risk. See “Compensation Risk Assessment”.

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Executive Compensation
Business Performance and the Impact of COVID-19
Like all companies, we faced the unprecedented impact of the global COVID-19 pandemic during 2020. Due to the economic disruption caused by the pandemic and by various responses, including government-imposed quarantines, stay-at-home restrictions, travel restrictions and other public health and safety measures, demand for the end markets served by our Acetyl Chain and Engineered Materials businesses weakened significantly. Many of our customers experienced disruptions for significant parts of the year, consumer demand was muted due to economic uncertainty and public health concerns and supply chains were disrupted by lockdowns and social distancing. As a result, global markets in automotive (particularly in the U.S. and Europe), consumer appliances, industrial applications and medical end markets were hit particularly hard during 2020. In addition, low acetic acid pricing, along with volatility in global oil markets, presented a deflationary environment, which also negatively impacted our Acetyl Chain business.
The Company responded to the difficult realities of the pandemic with agility by focusing on controllable actions to care for our employees, continue serving our customers, optimize our global production network and maximize our cash generation and liquidity position in an abnormally low demand environment. After adjusting to remote work for non-plant employees within a few business days, we quickly implemented a series of controllable actions to align our production and cost structure with the difficult realities of COVID-19. Production was proactively paused or reduced at certain facilities and over the course of the year we were able to bring all of our manufacturing facilities across the globe back to operation to meet improved demand. We engaged in a number of purposeful commercial and procurement activities to place products in areas of comparatively better demand, protect pricing and optimize our raw materials supply. We also invested in our employees’ ability to work more effectively outside of the office where feasible Finally, we used the period of reduced demand in 2020 to accelerate certain previously-planned turnaround activity and optimize our global footprint to better position our business to benefit from economic recovery. By the end of the year, we had achieved 107% of our 2020 target for productivity improvements and cost avoidance measures, and had surpassed analyst earnings consensus for all four quarters for 2020.
Below are some examples of controllable actions we took to offset the impact of the pandemic.

Preserving Adjusted EBIT		Protecting Cash Flow and Liquidity

ü	Temporary reduction of production and plant operations	ü	Re-evaluation of capital expenditures
ü	Actions to optimize Acetyl Chain production and network	ü	Modified and expanded factoring arrangements
ü	Increased emphasis on product areas experiencing relative strength (e.g. food packaging, home improvement materials, pharmaceutical and medical applications)	ü	Right-sized inventory to improve working capital and align with demand outlook
ü	Opportunistic commercial deals and sourcing of low-priced raw materials	ü	Other actions to lower borrowing and other costs
During 2020, we continued to execute on strategic transactions during the pandemic. We monetized our passive equity interest in the Polyplastics joint venture for approximately $1.6 billion in cash, at a very favorable multiple of 36 times our 2019 share of earnings during a challenged economic environment, to unlock capital that can be deployed to other opportunities. We successfully closed the acquisition of Elotex remotely in April, which provides a new solution set of redispersible powders to our portfolio, expands our integrated product optionality and further strengthens the Acetyl Chain to meet global product demand. Finally, we announced the signing of a memorandum of understanding (MOU) to restructure Korea Engineering Plastics Co. (KEP), a joint venture in which we own a 50% interest, in a transaction expected to be accretive to Adjusted EBIT and Adjusted EPS following closing, which is anticipated during 2021.
See “Human Capital Management – Helping Our Employees Navigate the Challenges of COVID-19” below for a description of actions we took to help protect and promote the health, safety and well-being of our employees.
Although 2020 was a year of challenges unlike any other, the nimbleness and flexibility of our business models, as well as the agility and dedication of our employees in providing innovative customer solutions, showcased the resilience of Celanese and its ability to pivot and adapt in an ever-evolving landscape.

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Executive Compensation

	Net Sales	Earnings Per Share	Cash Flow
Net Sales ($Bn)

GAAP EPS

Adjusted EPS

Cash from Operations ($M)

Free Cash Flow ($M)

•Our net sales were $5.7 billion in 2020, down 10.2% from 2019, primarily as a result of the impact of the COVID-19 pandemic:
◦lower volume in our Engineered Materials and Acetate Tow segments due to depressed global economic conditions as a result of the COVID-19 pandemic and the expiration of an acetate flake contract; and
◦lower pricing across all of our segments, in particular the Acetyl Chain segment, due to reduced consumer demand and reduced pricing for raw materials as a result of the COVID-19 pandemic.
•We generated net earnings of $1,997 million in 2020, up 132.8% from 2019, primarily due to a $1,408 million gain on the sale of our joint venture interest in Polyplastics Co. Ltd. Our Adjusted EBIT, which excludes the impact of this gain among other items, was $1,131 million in 2020, down 23.4%, or $345 million, from 2019.
◦We believe that substantially all of the year-over-year decline in Adjusted EBIT was directly due to the impact of the pandemic, with the exception of approximately $30 million of costs associated with turnaround activity that we accelerated into 2020 to take advantage of a low-demand environment. We believe that accelerating these cost into 2020 better positions our production capabilities for eventual recovery and is in the Company’s best long-term financial interest.
•GAAP diluted earnings per share were $16.85, up 144.6% from 2019, primarily due to the gain on the sale of our joint venture interest in Polyplastics Co. Ltd. Adjusted earnings per share for 2020, which exclude the impact of this gain among other items, were $7.64, a decrease of 19.8% from 2019.
•Though we experienced a $345 million reduction in Adjusted EBIT in 2020 due to the impact of the COVID-19 pandemic, we finished 2020 with operating cash flow of $1,343 million. Our operating cash flow was 23.7% of net sales in 2020, compared to 23.1% of net sales in 2019. We also had strong free cash flow of $950 million. We believe our cash flow results reflect our strong focus through the year on controllable actions to protect and promote cash flows during the challenges of the pandemic.
Financial results in 2018, shown in the tables above, were at record levels that reflected the Company’s ability to take advantage of unusually favorable industry dynamics. As we have disclosed previously, 2019 included a period of weak global demand following the strength of 2018, though 2019 still saw our second-best year on record with respect to several financial metrics. The decline in certain results from 2019 to 2020 reflects the impact of the COVID-19 pandemic, though our ability to focus on controllable actions, including those described above, have mitigated the pandemic’s impact.

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Executive Compensation

	Total Stockholder Return	Cash Returned to Stockholders Share Repurchases and Dividends

Celanese TSR (%)

-●- S&P 500 Index (%)

r Dow Jones Chemical Index (%)

Share Repurchases ($M)

Cash Dividends ($M)

•Cumulative total stockholder return over the prior 1-, 3- and 5-year periods was 8.3%, 29.7% and 114.6%, respectively.
• We finished the year with a strong balance sheet including $955 million in cash and cash equivalents and the full $1.25 billion of borrowing availability under our senior unsecured revolving credit facility, giving us significant financial capacity and flexibility to invest in our existing businesses, identify and act on attractive M&A opportunities, and return cash to our stockholders through dividends and share repurchases.
•During 2020 and amid unprecedented conditions, we returned $943 million to stockholders:
◦We maintained the rate of our quarterly dividend and paid an aggregate of $293 million in dividends. We have paid cash dividends for 63 consecutive quarters and the compound rate of increase in the annual dividend per share has been approximately 32% since 2012.
◦We have returned $6.1 billion to stockholders since 2012 in the form of cash dividends and share repurchases.
•Our disciplined capital allocation strategy continues to drive robust value creation, as evidenced by a return on invested capital of 14.6% for 2020.
Human Capital Management
We achieved our 2020 financial results with a highly engaged, valued, dedicated, diverse and global workforce. Our human capital efforts center around the following elements.
Diversity, Equity and Inclusion. We believe that intentionally employing a diverse workforce and providing an inclusive workplace empowers us to think more creatively, act more innovatively and deliver more value for our customers and stockholders. In recent years we have sought and made significant progress in this area:
•We promote employee engagement through 39 chapters of eight different Employee Resource Groups (ERGs) designed to inspire, develop and increase the visibility, representation and promotion of underrepresented groups.
•We engage with trade associations and engineering groups to enhance our recruiting of diverse employees.
•In 2020, we launched our Diversity, Equity & Inclusion Council to strengthen our diversity strategy, identify potential actions and review progress.

Women represent:		People of Color represent:
24% of our global workforce(1)	60% of our active NEOs	30% of our U.S. workforce(1)	10% of our Board of Directors
28% of our global management(1)	50% of our Board of Directors	29% of our U.S. management(1)
(1) Reflect year-end 2020 estimates

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Executive Compensation

Health, Safety and Environmental. We focus on more than the occupational safety of our employees, contractors and any visitors to our sites. We have an expanded view and measurement of "Stewardship" that includes process safety and environmental releases since they may have an impact on the communities where we live and work. We believe these stewardship values are critical to our success in attracting and retaining the best industry talent across the globe.
We believe in continuous improvement of our safety environment by building competency in our people and having a comprehensive management system built from recognized safety practices from around the globe. Through deliberate actions, we have improved our employee safety, process safety and environmental incident metrics in recent years.
Celanese’s First Human Capital Report to be Published in 2021
We plan to publish our first Human Capital Report in the first half of 2021, to contain comprehensive information on the Celanese approach to:
ü	Diversity, Equity & Inclusion
ü	Human Rights and Labor Practices
ü	Recruitment and Talent Development
ü	Wellness Programs
ü	Employee Safety

We reflect the importance of these stewardship goals to the organization by including them as part of our annual incentive program for our nearly 1,000 bonus-eligible employees. For more information, please see “Annual Incentive Plan Awards.”
Employee Health and Wellness. Our efforts to support our employees’ physical well-being starts with comprehensive health benefits offered to all US employees who work more than 20 hours per week, plus their eligible family members. Around the world, we seek to offer other benefits that are competitive in each of the countries where we operate.

Significant Health and Wellness Benefits for U.S. Employees

ü	Medical coverage
	s	Above-industry-average employer contributions to a Health Savings Account
	s	Includes benefits for transgender employees and dependents
	s	Access to a low-cost and convenient telemedicine service
ü	Dental and vision coverage with choice and free or low-cost preventive care
ü	Wellness programs that promote and encourage annual physicals for all employees and niche programs such as smoking cessation assistance
ü	Programs offered at no cost to eligible participants:
	s	Access to an expert medical second opinion with a board-certified doctor when dealing with an illness, injury or chronic pain
	s	Participation in a virtual physical therapy program to help with chronic musculoskeletal pain
	s	A program created to empower people with diabetes to live better, healthier lives

Talent Development. At Celanese, we are committed to fostering an engaging and inclusive workplace with opportunities for collaboration, development and leadership. Our Talent Management strategies guide our approach to acquiring talent, managing performance, developing bench strength, supporting development and helping employees reach their fullest potential.
We believe in giving employees clear opportunities to pursue their individual career goals and helping our leaders be a resource, champion and coach. We provide online courses, leadership webinars and other resources to support employee development.

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Executive Compensation

Highlights of Our Board’s Role in Human Capital Management
Our Global Career Framework:
•provides clarity around opportunities that can exist at Celanese;
•removes artificial barriers to help employees own their own careers; and
•allows employees to regularly increase their scope and responsibility, both within an employee's current role and potential moves to new roles.
Our Technical Career Ladder supports employees in manufacturing and other technical functions in growing their careers.
Our Leadership Framework defines the attributes, competencies and behaviors of leaders at Celanese.

We have a structured approach to reviewing talent with management and with the Board of Directors. We regularly review the following with the CMDC and the Board:
ü	Employee development
ü	Diversity, equity and inclusion
ü	Workforce planning requirements
ü	Talent development and succession planning
ü	Annual review of executive succession with the full Board

Our CMDC believes that our framework for employee culture is critical to our positive business results.
Helping Our Employees Navigate the Challenges of COVID-19
In navigating the headwinds of COVID-19, we focused on minimizing financial impacts to our employees, keeping them whole in pay and benefits and supporting their ability to manage stressors during these difficult times. We maintained our global operations throughout the pandemic, but we proactively and temporarily paused or reduced production at certain facilities, which necessitated actions to support our workforce.

Spotlight: Key Actions Taken to Help Support Our Employees
For employees in manufacturing functions, we:		For employees generally, we:
ü	implemented staggered work schedules to balance employee safety and customer demand	ü	Provided flex days to care for a family member due to school or day care closing, for roles that cannot be performed remotely
ü	provided an additional two weeks of paid time off in the US at facilities required to be idled	ü	established a centralized team dedicated to providing special attention and guidance to employees navigating a quarantine situation
ü	allowed US employees to apply their vacation time to avoid missed pay when sites were idle for more than two weeks	ü	in the US, introduced a new service to provide support options for childcare and elder care
For employees in commercial and administrative functions, we:		ü	expanded our mental health offerings to provide more services to more employees around the world
ü	put in place measures to support virtual work arrangements around the world
In a few countries outside of the United States, government subsidies and incremental Celanese pay components were applied to minimize any impacts to payroll wages. Over the course of the year we were able to bring all of our manufacturing facilities across the globe back to operation to meet improved demand.

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Executive Compensation
Performance Goals for 2020
In February 2020, we established our 2020 annual incentive plan, which uses Adjusted EBIT as the primary financial performance measure, along with working capital, and four stewardship performance measures. In addition, in February 2020, we implemented a long-term incentive plan (the “2020 LTIP”), under which we awarded performance-based restricted stock units (“PRSUs”) and time-vesting restricted stock units (“RSUs”) to our NEOs. See “Compensation Decisions” below. The design of these plans was consistent with prior years, reflecting our ongoing focus on pay for performance.
When the CMDC set the performance hurdles for the 2020 annual incentive plan and the 2020 LTIP, they considered our performance in 2018 and 2019, our strategic plan, and our 2020 annual operating plan.
The working capital as a percentage of net sales level required to achieve a superior level of performance was set at a level on par with the top quartile of chemical companies in the Dow Jones Chemical Index. The required levels for threshold, target and superior performance on working capital were adjusted slightly upwards from the prior year. This adjustment reflected our original 2020 annual operating plan, which included anticipated inventory build-up for scheduled turnarounds in 2020 and 2021 (inventory build-up increases working capital as a percentage of net sales).
As part of our continued commitment to environmental, social and governance issues, we have included stewardship metrics in our annual incentive programs for the last 13 years. For 2020, we added a product quality stewardship measure and increased the percentage of the annual incentive payout that is tied to stewardship metrics from 15% to 20%.
The target Adjusted EPS hurdle for the 2020 LTIP (a combined level of Adjusted EPS for 2020, 2021 and 2022) was set at a challenging level that reflected growth over the prior year consistent with our internal business projections. The 2020 LTIP includes as part of the Adjusted EPS metrics an assumed level of Board-approved share repurchases consistent with our forecasted cash flows and anticipated uses of cash.
As discussed in more detail below under “Annual Incentive Plan Awards,” the metrics for the 2020 annual incentive plan and the 2020 LTIP were set in February 2020, before the impact of the COVID-19 pandemic on the economy and our business was known or foreseeable.
2020 Payouts Aligned to Performance on Quantitative and Qualitative Metrics
Annual Incentive Plan. As summarized in the table below, our Adjusted EBIT failed to reach a threshold level of performance which, as noted above, we believe was due to the pandemic’s impact on demand for our products particularly in the second and third quarters of the year. Working capital as a percentage of net sales for 2020 was also impacted by those factors, but we took controllable actions in collections and inventory management to mitigate the pandemic’s impact on working capital and achieved between threshold and target performance. While our aggregate performance on the stewardship metrics was better than target due to strong performance related to process safety, environmental releases and product quality objectives, the CMDC exercised negative discretion to lower the score to zero on the occupational safety metric due to a February 2020 fire in our Singapore facility that tragically caused the deaths of an employee and a contractor.
The combination of these factors would have led to an aggregate business performance multiplier of 36% of target, as calculated under the plan formula originally adopted in February 2020 prior to the onset of the pandemic.

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Executive Compensation

2020 Annual Incentive Plan Performance Measure			Weighting	Actual Result	Achievement as a % of Target	Payout
Adjusted EBIT Growth(1)			65%	(23.4)%	—%	—%
Working Capital as % of Net Sales(1)(2)			15%	20.2%	81.5%	12.2%
Stewardship:
Occupational Safety			5%	20	—%	—%
Process Safety			5	8	75%	3.8%
Environmental Releases			5	9	200%	10.0%
Product Quality			5%	15	200%	10.0%
Aggregate Business Performance Modifier(3)			100%			36.0%
(1) The plan metrics for Adjusted EBIT and working capital were as follows:
	Actual 2019 ($)	Threshold	Target	Superior
Adjusted EBIT growth	$1,476 million	(7.0)%	3.0%	14.0%
Working Capital	29.0%	20.5%	19.5%	18.5%
(2)     The achievement reflects the full year average of the monthly results compared to the monthly targets.
(3) See “Exhibit A” for further information on these metrics. The final actual dollar payout for each NEO was determined by the CMDC after adjustment of this result, as described below, and after application of the individual performance modifier.

As the scope of the disruption caused by the COVID-19 pandemic after the annual incentive plan was adopted in February became more clear, the CMDC identified a number of key strategic priorities in the categories of finance, operations, employees and stockholder returns that are described further under "2020 Performance Summary” below. Together with the achievement of the plan metrics under the original plan, the CMDC used those additional metrics to assess the Company’s overall 2020 performance in light of the pandemic. In consideration of the Company’s overall performance, the CMDC approved an adjustment to the formulaic company performance modifier to increase the overall annual incentive plan payout from 36% to 80% of target, which the CMDC believes appropriately reflects success in controllable actions in the areas of these identified key strategic priorities to achieve positive business results. This increased company performance modifier positively impacted nearly 1,000 active employees in the organization who participate in the annual incentive plan. For a detailed discussion of the considerations underlying the CMDC’s determination, please see “2020 Performance Summary” below.
2018 LTIP. Our cumulative Adjusted EPS for the 2018-2020 performance period under our 2018 long-term incentive plan was $28.17, between the target and superior level for Adjusted EPS growth, while our Return on Capital Employed for the same period was 21.3%, between the target and superior level. Based on this performance, the CMDC approved an overall 2018 LTIP payout of 182.7% of target. The CMDC set the payout in accordance with the terms of the 2018 LTIP, without making any changes to the performance metrics or terms of the plan to account for the negative impact of COVID-19 on 2020 results. Our cumulative Adjusted EPS over the 2018-2020 period exceeded our previous three-year record of $28.04 Adjusted EPS from 2017-2019 and was well above the $25.12 Adjusted EPS from 2016-2018.

Performance Measure	Metric Weighting	Threshold	Target	Superior	Actual	Payout
Adjusted EPS(1) (2)	70%	$23.55	$25.70	$28.73	$28.17	181.5%
Return on Capital Employed(1)	30%	14%	17.2%-19.2%	21.7%	21.3%	185.3%
Aggregate 2018 LTIP Payout						182.7%
(1)    See “Exhibit A” for definitions and additional information.
(2)    The 2018-2020 PRSU award agreements contain a feature (the “Collar”) limiting the payment for the Adjusted EPS component. If the Company’s relative total stockholder return for the 3-year performance period is in the bottom quartile of the S&P 500 Index for the same period, then the contribution from the Adjusted EPS performance measure is limited to 150% of target

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Executive Compensation
(instead of the full 200%). During the 3-year performance period of the 2018 LTIP, the Company’s relative TSR was in the third quartile of the S&P 500. Thus, the Collar did not operate to reduce the earned percentage of this award.
2020 Say on Pay Vote and Stockholder Engagement
At our 2020 Annual Meeting of Stockholders, our “say-on-pay” proposal received 92% support from our stockholders. The CMDC was pleased with the 2020 “say-on-pay” vote result and believes that the high level of support reflects alignment between our compensation plan design and the perspectives of our stockholders as well as the Company’s responsiveness to stockholder feedback following a significant outreach effort between our 2019 Annual Meeting and 2020 Annual Meeting.
As described above under “Governance – Stockholder Engagement”, we conducted an outreach effort during fall of 2020 directed at holders of 60% of our common stock. We met with holders of 21% of our common stock, at which meetings senior representatives of our corporate governance, human resources and investor relations teams, as well as our Lead Independent Director in most cases, met by phone with stockholders to discuss our ESG program, governance, executive compensation and response to the COVID-19 pandemic. The feedback we receive through our stockholder engagement process is invaluable to our Board and CMDC and an essential part of their decision-making processes.
Stockholder Feedback in 2020 Related to Compensation Matters
We have listened intently to the views of stockholders, and the substantial majority that we spoke to in 2019 and 2020 were supportive of our executive compensation program and our compensation philosophy. These stockholders provided valuable commentary and insights into our compensation practices and disclosure as described below.

Feedback We Heard	Our Perspective and Response
● Our stockholders urged robust disclosure describing any changes made to executive compensation programs in response to the COVID-19 pandemic to assist them in evaluating those programs’ alignment with stockholder interests.

● We are committed to providing transparency regarding our executive compensation practices and the CMDC’s rationale for its decisions.
● We made no modifications to the vesting or performance metrics of any LTIP awards granted prior to the onset of the pandemic.
● We have provided disclosure in this proxy statement beginning on pages 62 and 70 describing (i) the CMDC’s decision and rationale with respect to the 2020 annual incentive plan payouts and (ii) the modified structure, in part to address the impact of the pandemic, of the LTIP awards granted in February 2021.

● Inquired about the underlying metrics of our PRSUs (Adjusted EPS and ROCE) and the CMDC’s perspective on why those metrics are the optimal metrics to align pay with stockholder interests.
● The CMDC believes that Adjusted EPS is a strong driver of stockholder value, therefore the significant weighting of this metric in the PRSUs serves to focus management on delivering outcomes over the short and long term that will promote returns to stockholders.

● As we are in a capital intensive business, and many of the decisions our NEOs take must be long-term in nature, the CMDC believes that focusing management on effective deployment of capital, as measured by multi-year ROCE performance, significantly contributes to the delivery of stockholder value over the long term.

● The CMDC is committed to continuously evaluating the optimal LTIP structure for aligning our NEOs’ compensation with stockholder outcomes.

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Executive Compensation
Compensation Philosophy and Elements of Pay
Compensation Philosophy
Our focus is to deliver continued earnings growth and superior long-term value creation for our stockholders. To that end, we have adopted a pay-for-performance compensation program that is designed to reward executives for superior company and individual performance through awards of annual- and long-term incentives, and to align management’s interests with those of stockholders. At the same time, these programs are intended to be competitive with our compensation peer companies to allow us to attract and retain highly qualified personnel. We believe that our compensation program is both attractive to our executives and aligned with the best interests of our stockholders. Our CMDC has designed our executive compensation program based on principles that reflect these objectives. These principles have contributed to our strong performance and rewarded executives appropriately.
Compensation Objectives
The objectives of our compensation program are to provide pay that is competitive, performance-based, aligned with the interests of our stockholders, and focused on attracting, rewarding and retaining talent as described below:
•Competitive – pay should be set at a level for the role that is competitive to our peers with whom we compete for talent, is equitable among our NEOs, and recognizes the knowledge, skills and attributes of our NEOs;
•Performance-Based – pay should reward individual and Company performance when pre-established short- and long-term goals are met or exceeded and when Company performance compares favorably to competitors and peers, and provide for lower payouts when such targets and objectives are not met;
•Aligned with Stockholder Outcomes – plans should encourage long-term increases in stockholder value; and
•Focused on Talent – pay should be designed to attract, motivate and retain key leaders.
Elements of Compensation
The table below summarizes the current elements of our compensation program for NEOs and how each element supports our pay-for-performance philosophy:

Compensation Element	Basis for Performance Measurement	Alignment with Principle of Pay-for-Performance	Page
Short-Term Annual Cash Compensation
Base Salary	Individual performance and contribution based on primary duties and responsibilities	Competitive compensation element required to recruit and retain top executive talent; pay for primary duties and responsibilities	60
Annual Incentive Plan (Bonus)	Performance-based, cash incentive opportunity	Rewards performance against short-term financial and stewardship goals	60
	■ Adjusted EBIT and working capital as a percentage of net sales
	■ Stewardship metrics (injuries, process safety, environment and quality)
Long-Term Incentive Awards (Equity)
Performance- based RSUs	Performance-based, long-term equity incentive plan: company performance and stock price	Rewards performance against long-term financial goals that are tied to corporate strategy	69
	■ Adjusted EPS and ROCE over a three-year performance period, with a limit on the Adjusted EPS payout if relative TSR is below a threshold
Time-based RSUs	Time-based, long-term equity incentive plan: stock price	Granted annually as part of the long-term incentive plan to facilitate ownership and retention, or in special circumstances such as for a new hire	69
Employee Benefits
Retirement Plans	Retirement Savings Plan	Competitive compensation element required to recruit and retain top executive talent	73
	Supplemental Retirement Savings Plan		84
	Retirement Pension Plan		84
Severance Arrangements	Executive Severance Benefits Plan		86
	Change in Control Agreement		86
Deferral of Compensation	Deferred Compensation Plan		85

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Executive Compensation
Setting Total Compensation

Our compensation-setting process consists of establishing overall target total compensation for each NEO and then allocating that compensation among base salary, annual incentive opportunities, and long-term incentive opportunities. While no specific formula is used to determine the allocation between cash and equity-based compensation, when allocating these compensation elements, we generally utilize a compensation mix more heavily weighted towards variable and incentive compensation. The CMDC strongly believes that the CEO’s compensation should be heavily weighted towards variable and long-term incentive awards to align her compensation with stockholder interests. The target pay mix for our CEO for 2020 is highlighted at the right , with approximately 84% performance-based or “at risk.”

Target Level of Compensation
•To establish the appropriate target level of compensation for the CEO and each other NEO, each compensation element is reviewed by the CMDC relative to market data for the role for our compensation comparator group.
•The CMDC’s philosophy is to target each NEO’s compensation to be generally at the median of our comparator group for target total direct compensation (base salary plus target annual incentive plan award plus the grant value of long-term incentive awards). Individual position consideration such as tenure, experience level, scope of role, internal equity and performance also impact how compensation is calibrated relative to market norms. General industry compensation survey data were also presented by the independent compensation consultant and considered since the talent market for many of our executives is broader than the companies in our primary comparator group.
•A significant portion of the total compensation of each NEO is performance-based and, therefore, “at risk.” As a result, realized compensation is determined by Company performance and, further, with respect to the annual incentive bonus plan, individual performance against pre-established objectives.
•To the extent that we exceed our annual or multi-year performance targets and/or an NEO significantly exceeds individual performance objectives, our compensation program is designed to reward such NEO by paying total compensation that is greater than the median level of the comparator group.
•Conversely, to the extent that we underperform our annual or multi-year performance targets and/or an NEO underperforms individual performance objectives, our compensation program is designed to pay total compensation that is lower than the median level of the comparator group.

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Executive Compensation
Setting compensation targets based on comparative market and industry data is intended to ensure that our compensation practices are competitive to allow us to attract and retain our executives. Each NEO’s target compensation is set by reference to persons with similar duties at companies in our comparator group and/or general industry. Internal pay equity among the other NEOs is also considered when setting compensation targets. The level of responsibility, scope of role and impact to the organization are all taken into consideration.
Although the CMDC strives to set target compensation at levels that are competitive with the comparator companies, it does not rigidly adhere to any particular market reference point in determining executive compensation. Any NEO’s total target compensation may vary from market benchmarks due to various other factors, including an executive’s position within the Company, level of experience, individual performance over prior years, breadth of responsibilities, tenure and need for retention.
Our Compensation Comparator Group
As noted above, the CMDC’s independent compensation consultant provided an analysis of compensation data and practices from a select group of peer companies in the chemical industry. The CMDC, with the assistance of the independent compensation consultant, identified the companies to be included in the comparator group.

How the comparator group was chosen		How we use the comparator group

ü	Market capitalization	ü	As an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges
ü	Major global operations
ü	Chemical industry participant	ü	To assess competitiveness of total direct compensation
ü	Comparable size based on revenue	ü	To benchmark the design of annual incentive bonus plans as well as the form and mix of equity and director pay
ü	Number of employees	ü	To evaluate share utilization (overhang levels and run rate)
ü	Complexity of business	ü	To benchmark share ownership guidelines
ü	Comparable NEO roles and responsibilities	ü	As an input in designing compensation and benefit plans

The comparator group used by the CMDC in setting target pay for 2020 was as follows:

Air Products & Chemicals, Inc.	FMC Corp.
Albemarle Corporation	Huntsman Corp.
Ashland Global Holdings Inc.	International Flavors & Fragrances Inc.
Axalta Coating Systems Ltd.	LyondellBasell Industries N.V.
Avient Corporation (formerly PolyOne Corporation)	PPG Industries Inc.
CF Industries Holdings Inc.	RPM International Inc.
Eastman Chemical Co.	The Chemours Company
Ecolab Inc.	The Sherwin-Williams Company

Our CMDC reviews the comparator group annually in consultation with the independent compensation consultant to ensure that the individual companies in the group continue to be appropriate and that the group as a whole is appropriate.
The CMDC reviewed the comparator group during 2019 and determined not to make any modifications to the group for considering 2020 pay levels.

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Executive Compensation
Compensation Decisions
Base Salary
The CMDC reviews and approves annually the base salaries for the CEO and each of the other NEOs. In making a determination of the appropriate level of an NEO’s base salary, the CMDC considers a number of factors, including (i) the scope, complexity, and financial or business impact of the executive’s position, (ii) the executive’s level of expertise, experience and individual performance, (iii) how the executive’s base salary compares to that of the Company’s other executives, and (iv) how the executive’s base salary compares to the base salary of similarly situated executives at companies in our peer group or in compensation surveys we review. As a result of these factors, base salaries may be set higher or lower than the median level of similarly situated executives at companies in our comparator group, when appropriate.
Our NEOs received base salary increases effective in March 2020, as set forth in the table below, based on the CMDC’s application of the above factors and expansions in roles for the new year. The salary increase received by Ms. Ryerkerk was awarded in recognition of the completion of her onboarding and her assumption of additional responsibilities upon her anticipated appointment to Chairman. The salary increase awarded to Mr. Elliot was to make his salary more competitive with our compensation comparator group following the completion of his first year in the role.

Named Executive Officer	2020 Base Salary	2019 Base Salary	Percentage Change
Lori J. Ryerkerk	$1,100,000	$950,000	15.8%
Scott A. Richardson	$630,000	$600,000	5.0%
Thomas F. Kelly (1)	$525,000	(1)	(1)
A. Lynne Puckett	$536,000	$520,000	3.1%
Shannon L. Jurecka	$500,000	$480,000	4.2%
Todd L. Elliott (2)	$585,000	$500,000	17.0%
(1) Mr. Kelly is a new NEO for 2020. In April 2020, he was promoted to Senior Vice President, Engineered Materials. The amount in the table reflects his base salary following this promotion.
(2) Mr. Elliott retired from the Company effective July 3, 2020. Amount for 2020 reflects base salary increase effective in March 2020 prior to his notification to the Company of his intent to retire.
The Company’s pay philosophy is that, in general, the pay for individuals new to a role should work toward the desired competitive pay positioning (i.e., median) over time as they gain experience in the role. In most cases, the individual’s pay is expected to reach the desired competitive positioning within 1-3 years after taking the role.
Annual Incentive Plan Awards
Plan Summary
The CMDC approves a target annual incentive plan award, expressed as a percentage of salary, for each NEO based on the market data for his or her position and level within the organization. Target bonus percentages for each NEO are shown below. For 2020, the actual annual incentive plan award that an NEO could potentially receive ranged from 0% – 300% of his or her target annual incentive plan award based on our achievement of certain business, financial and stewardship performance targets, discussed further below, and the achievement by the NEO of personal objectives established for him or her at the beginning of the year. Each financial and stewardship performance measure has a threshold, target and superior level. See "2020 Performance Summary” below for the detailed performance measures established for 2020.

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Executive Compensation
Our CEO recommends to the CMDC an individual performance modifier for each NEO (other than herself) after the end of the fiscal year based on her assessment of the satisfaction of individual objectives established at the beginning of the year. The formula for determining the actual payout for each NEO is as follows:
Eligible earnings is defined as the actual amount of base pay that is earned for the year, including the effect of any base salary adjustments made part-way through the year (for example, due to a promotion or CMDC-approved annual salary increases that typically take effect in March of each year). The annual incentive plan award is paid in March of the year following the performance period.
The 2020 target annual performance bonus award expressed as a percentage of eligible earnings for each of the NEOs is set forth in the following table. These amounts were set by the CMDC in February 2020 in accordance with its regular compensation-setting process and before the onset of the COVID-19 pandemic. The CMDC determined to increase Ms. Ryerkerk’s target annual incentive plan bonus as a percentage of salary to make her target annual incentive payment more competitive with our compensation comparator group following the completion of her first year in the role, consistent with the previously-referenced philosophy for bringing the pay of an executive in a new role to the desired competitive positioning within a 1-3 year timeline.

Named Executive Officer	Target Annual Incentive Plan Bonus (% of Eligible Earnings) (1)
Lori J. Ryerkerk	130%
Scott A. Richardson	85%
Thomas F. Kelly	70%
A. Lynne Puckett	75%
Shannon L. Jurecka	70%
Todd L. Elliott (2)	75%
(1) Level in effect for the year, taking into account adjustments during the year.
(2) Mr. Elliott retired from the Company effective July 3, 2020. Amount reflects the target annual incentive plan bonus set in February 2020 prior to his notification to the Company of his intent to retire. As an eligible retiree, Mr. Elliott was eligible for, and was paid, a portion of his earned annual incentive plan bonus for 2020 pro-rated for the portion of 2020 during which he was employed with us.

Company Goals and Objectives
The 2020 annual incentive plan metrics were set in February 2020 and included Adjusted EBIT, working capital as a percentage of net sales, and stewardship goals relating to occupational and process safety, the environment and product quality. Within each of these performance metrics, there are three incremental performance levels: threshold, target and superior. The target level for each of the metrics is set a level that generally reflects our internal, confidential business plan at the time the awards are established and takes into account headwinds / tailwinds and economic conditions that are known at the time the metrics are set (generally in February). These goals require a high level of performance during the one-year performance period to be achieved. Threshold and superior levels are

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Executive Compensation
set as a percentage of target (except for the stewardship goals, which for 2020 were set by number of absolute incidents) and are designed to provide a smaller award for lower levels of acceptable performance (threshold) as well as to reward exceptional levels of performance (superior). The original structure of the 2020 annual incentive plan was substantially identical to the structure in the prior year, except that the CMDC determined to raise the payout for threshold performance from 25% of target to 50% of target for the 2020 annual incentive plan, following a benchmarking review of our compensation comparator group specifically and our industry more generally.
After the company goals and objectives were set for fiscal 2020 in February, our business and markets were severely disrupted by the COVID-19 pandemic as discussed above under “Business Performance and the Impact of COVID-19”. The impact of COVID-19 meant that the company financial goals approved at the beginning of the year, in particular the threshold, target and superior level of the Adjusted EBIT performance metric which constitutes the majority of the annual incentive plan formula, no longer represented realistically achievable targets due to the disruption caused by the pandemic and resulting decline in demand for our products especially during the early stages of the pandemic. The CMDC took this into account in determining the final business performance modifier as described in more detail below under “2020 Performance Summary.”

2020 Performance Summary
Results on Original Company Performance Measures
In February 2020, the CMDC approved threshold, target and superior performance levels under the 2020 annual incentive plan as set forth below. The table below also sets forth the actual performance achieved and the corresponding payout percentages for performance measures as prescribed by the plan based on the performance goals originally set in February 2020:

Metric	Weighting	Threshold	Target	Superior	Actual	Achievement	Payout
Adjusted EBIT Growth(1)	65%	(7.0)%	3.0%	14.0%	(23.4)%	—%	—%
Adjusted EBIT Amount ($ million)		$1,373	$1,525	$1,678	$1,131
Working Capital as % of net sales(2)	15%	20.5%	19.5%	18.5%	20.2%	82%	12.2%
Stewardship:
Occupational Safety(3)	5%	28	20	18	20	—%	—%
Process Safety(4)	5%	9	7	6	8	75%	3.8%
Environment(5)	5%	14	11	9	9	200%	10.0%
Quality(6)	5%	28	22	18	15	200%	10.0%
Aggregate Business Performance Modifier(7)							36.0%
(1)For purposes of calculating the 2020 annual incentive plan award, Adjusted EBIT is defined as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense and taxes and further adjusted for Certain Items. See “Exhibit A”. The percentages for Threshold, Target and Superior reflect the required percentage improvement over the prior year’s Adjusted EBIT of $1,476 million.
(2)For purposes of calculating the 2020 annual incentive plan award, the working capital component is defined as (a) third-party accounts receivable plus (b) inventory less (c) third-party accounts payable divided by (d) net sales annualized, computed monthly and compared with monthly targets. To incentive management to focus on working capital based on the monthly needs of the business, the annual incentive plan consists of monthly working capital targets — each with threshold, target and superior levels — with performance measured monthly. The achievement noted in the table reflects the average of the monthly performance results compared to the monthly targets. Working capital excludes the working capital associated with acquisitions closed in 2020.

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Executive Compensation
(3)For purposes of calculating the 2020 annual incentive plan award for occupational safety, the number of Company injuries is expressed as actual recordable incidents and lost time injuries (as defined in OSHA regulations) of our employees and on-site contractors world-wide, exclusive of employees / contractors of our recently acquired companies.
In February 2020, the Vinyl Acetate Ethylene (VAE) unit in Singapore experienced a fire that caused the deaths of an employee and a contractor. The CMDC exercised negative discretion such that there was no payout on this portion of the annual incentive plan for 2020.
With regard to employee safety, Celanese operates on a continuous-improvement model, and takes every incident seriously. From 2015 to 2020, we reduced our rate of process safety and environmental incidents by approximately 50% and 77% respectively.
(4)For purposes of calculating the 2020 annual incentive plan award, process safety includes the actual number of incidents of an unplanned or uncontrolled release of primary containment in a process that results in an injury, fire, explosion, community impact or exceeds a threshold quantity.
(5)For purposes of calculating the 2020 annual incentive plan award, environmental stewardship includes the actual number of serious and major chemical releases into the environment (defined as a release that is greater than 15% of the reportable quantity).
(6)For purposes of calculating the 2020 annual incentive plan award, quality stewardship includes the actual number of product quality incidents measuring ‘high-severity’ using our internal quality notification definitions.
(7)Actual annual incentive plan payouts are further impacted by the CMDC adjustment described blow and the individual performance modifiers assigned by the CMDC to each NEO.

Achievement Against Critical Strategic and Resilience Priorities During COVID-19 Pandemic
As described under “Business Performance and the Impact of COVID-19”, the COVID-19 pandemic significantly affected our business results from March 2020 through the end of the year. The impact of shutdowns and stay-at-home restrictions on the macroeconomic environment led to a severe reduction in demand in many of our markets. Some of our product markets including automotive and elective medical procedures saw a complete halt in demand for a portion of the year due to lockdowns and other government mandates.
In late April, we suspended our previously announced annual adjusted earnings per share guidance for 2020 due to uncertainties regarding the duration and impact of the COVID-19 pandemic, and in subsequent quarters we provided only limited, quarterly guidance on certain aspects of our operations. At that time, the CMDC recognized that, despite the efforts of all Celanese employees to offset the impacts of the COVID-19 pandemic, the low-demand environment would cause
•the Adjusted EBIT goal established in February 2020, which contemplated growth over 2019 and comprised 65% of the original annual incentive plan payout calculation, to be essentially unachievable at even the threshold level; and
•the originally-established working capital goal to be essentially unachievable at the target level.
The CMDC also determined that the uncertainty of the economic environment prevented the CMDC from effectively setting new quantitative or formulaic goals during the course of 2020 for the remainder of the year. At the same time, the CMDC and the Board recognized that the pandemic required the Company to shift management priorities to ensuring resilience and positioning the business for long-term recovery upon the return of normal business conditions.
The CMDC also considered it critical and in the best interest of stockholders to keep the Company’s bonus-eligible employees, leadership and NEOs engaged and focused on controllable actions to achieve the strongest possible financial and operational results for 2020 despite the challenging business and working environment. Accordingly, after the broader onset of the pandemic globally during the end of our first fiscal quarter, the CMDC worked with the Board and management to identify a number of key metrics and controllable strategic priorities in the categories of finance, operations, employees and stockholder returns that would indicate operational health and could drive positive financial results for our company, both during the pandemic and when any recovery ensues. This set of priorities and metrics was developed in the summer of 2020 and the CMDC continually monitored progress through

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Executive Compensation
the rest of the year. These metrics and objectives were not intended to be applied in a formulaic manner to calculate the annual incentive payment, but rather to focus management and bonus-eligible employees on key priorities to improve the position of the business in 2020 and beyond with the understanding that the CMDC would consider performance against these metrics and objectives when determining an appropriate level of payout for the annual bonus plan.
The framework of specific strategic objectives and metrics developed in the summer of 2020 and monitored by the CMDC through the rest of the year, along with the Company’s actual achievements and outcomes on these objectives and metrics, are set forth in the table below:

Strategic Priorities	Metrics and Achievements considered by CMDC	Original 2020 Operating Plan	Actual 2020 Achievement
Protecting the Company’s balance sheet, liquidity and financial flexibility	● Free Cash Flow	$800 - $900 million	$950 million of free cash flow despite the significant reduction in product demand
	● Ratio of “consolidated funded indebtedness” to “consolidated EBITDA” (financial ratio maintenance covenant under our revolving credit facility)	2.0 - 2.25	< 2.75, despite the significant impact to earnings of reduced product demand
	● Return on Capital Invested (ROCE)	18%	16%
Operational productivity	● Gross productivity measures	$150 million	> $200 million
	● Complete end-to-end supply chain project	Completed substantially on-time and on-budget
Promoting employee health, safety and engagement during COVID-19	● Employee Engagement ● Employee Well-Being ● Workforce Preparedness ● Change Implementation, including to remote work and new planning and business models	No specific goal	● Rolled out enhanced family short-term and long-term support for employees
● Expanded assistance program and mental health support for employees during the pandemic and beyond
● Minimized reductions and furloughs, hired for critical roles and moved internal talent to position business for recovery
● Implemented information portals and regular communications to promote engagement
	● Documented Workplace Transmissions of COVID-19	N/A	● One known workplace transmission of COVID-19 during 2020
Generating stockholder value	● 1-yr Total Stockholder Return	No specific goal	8.3%
	● Close Strategic Transactions	No specific goal	● Closed two strategic transactions (described in narrative below)
	● Surpass Analyst Consensus on Quarterly Results	No specific goal	● Surpassed analyst consensus for each quarter in fiscal 2020
	● Dividends and Share Repurchases	Increase	● We maintained our cash dividend at $0.62 per share and returned $943 million to stockholders during 2020 through dividends and repurchases.
Stewardship
The CMDC determined that the stewardship portion of the annual incentive plan would pay out according to actual achievement as reflected above in the table under “Results on Original Company Measures.”

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Executive Compensation
In 2020, we completed two key strategic transactions and reached a key milestone on a third:
•Polyplastics: We monetized our passive equity interest in the Polyplastics joint venture for approximately $1.6 billion in cash at a very favorable multiple of 36 times our 2019 share of earnings, during a challenged economic environment. The Polyplastics transaction unlocked capital, improved our liquidity position and gave us enhanced financial flexibility to invest in the business and to pursue future strategic transactions.
•Elotex: We also successfully closed the acquisition of Elotex remotely in April, supporting the ability of our vinyl acetate ethylene (VAE) emulsions business to further meet global product demand.
•Korea Engineering Plactics Co. (KEP): In December we announced the signing of a memorandum of understanding (MOU) to restructure KEP, a joint venture owned 50% by us, to focus KEP on manufacturing products and allowing its owners (including us) to receive exclusive offtake rights to polyoxymethylene (POM) products in Asia and to independently market those products globally. We expect this transaction to be accretive to Adjusted EBIT and Adjusted EPS following closing, which is anticipated during 2021.
The CMDC took account of the following additional achievements during the year:
•Employee wellbeing: As described above under “Human Capital Management - Helping Our Employees Navigate the Challenges of COVID-19,” we took deliberate actions to support our employees during the year and help keep them whole with respect to pay and benefits.
•Liquidity: We maintained comfortable compliance with the financial covenant under our senior unsecured revolving credit facility throughout the year, and ended the fiscal year with a strong balance sheet including $955 million in cash and cash equivalents and the full $1.25 billion of borrowing availability under our senior unsecured revolving credit facility;
•Positive commercial results: Despite the downturn, we were able to achieve commercial deals and sourcing of low-priced raw materials and managed collections during the pandemic with minimal change in bad debt reserves; and
•Agility and workforce culture: We successfully executed on our business strategy, continued to complete transactions and exceeded our productivity improvement goals all in a difficult work-from-home environment, which success we believe was due in large part to our positive workforce culture delivering positive business results.
During 2020, the CMDC considered free cash flow in particular to be a critical measure of our commercial health and the resilience of our business model, and considered the Company’s success in achieving above-plan results on this key metric as important to its decision on the annual incentive plan payout.
To recognize and reward these achievements, the CMDC approved a business performance modifier of 80%, which is below target. This reflected the 36% modifier earned as calculated under the originally-established plan, for better-than-target achievement on stewardship and achievement against the original working capital goal, plus an additional amount awarded by the CMDC in recognition of the specific achievements described above in execution against the Company’s identified key strategic priorities in the wake of the COVID-19 pandemic. This business performance modifier applied to all active annual bonus plan participants (nearly 1,000 employees), including the NEOs.
The CMDC believes this decision appropriately reflected management’s success in controllable actions to mitigate and offset the negative impact of the pandemic, find and deliver value to stockholders and position the Company for long-term value creation.

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Executive Compensation
Individual Performance Assessments
Process
The CMDC believes that individual performance goals are appropriate instruments for measuring individual contributions to strategic corporate initiatives and therefore the individual performance modifier is a key component to the annual incentive plan.
At the beginning of each fiscal year, the CEO and the CMDC jointly set the annual, individual performance objectives for the CEO. Performance against goals is reviewed throughout the year on a periodic basis. The principal individual performance objectives for the CEO during 2020 included the following:
•Drive initiatives to increase revenue and free cash flow, including joint venture optimization and right-sizing inventory;
•Improve safety, quality and reliability performance, in particular at critical supply sites;
•Enhance the position of the Engineered Materials business to take advantage of global macroeconomic and technology trends;
•Advance key strategic facility expansions and enhancements;
•Grow the leadership talent pool through development and hiring;
•Set bold sustainability standards that demonstrate our commitment to our communities;
•Accelerate productivity through revenue enhancements and cost-avoidance initiatives; and
•Continue strong support of community outreach and volunteerism.
At the end of the fiscal year, the CEO submits to the CMDC and the full Board a performance self-assessment. The performance assessment is based on factors such as achievement of company and individual objectives and contributions to our financial performance.
At the beginning of each fiscal year, the CEO develops the individual performance objectives for each NEO (other than herself) in consultation with each such NEO, subject to review and approval by the CMDC. Individual performance objectives for the other NEOs in 2020 are summarized in the table below under “NEO Performance Assessments”
At the end of the fiscal year, the CEO conducts a final review with each of her direct reports, including each NEO, and rates the performance of each. The CEO then submits to the CMDC a performance assessment and compensation recommendation for each of the other NEOs. The performance evaluations are based on factors such as achievement of company and individual objectives and contributions to our financial performance.
The CMDC refers to the individual performance of the CEO and the other NEOs in determining any merit increases in base salary as well as the individual performance modifiers for the annual incentive plan.
The CMDC, with input from the full Board and the independent compensation consultant, determines in executive session the individual performance modifier assigned to the CEO for the recently completed year as well as base salary, target bonus and long-term incentive awards for the new year. The CMDC reviews and approves these amounts for the other NEOs, based in part on the recommendations by the CEO.
NEO Performance Assessments for 2020
In determining the CEO’s individual performance modifier at 125%, the CMDC considered a number of her accomplishments in 2020, including the following:
•Executing on certain aspects of the financial plan, preserving Company liquidity and financial flexibility;
•Identifying and guiding specific strategic actions to optimize production capacity and efficiency during the COVID-19 pandemic, accelerating turnaround activity, improving inventory and working capital and bringing our manufacturing operations back to full rates;

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Executive Compensation
•Optimizing our capital project plans and production network in light of COVID-related changes to the raw materials pricing environment, enhancing the flexibility and capacity of our network and positioning the business for delivery of product at elevated demand levels during recovery;
•Concretely advanced our diversity, equity and inclusion (DE&I) efforts by launching the DE&I Council, increasing the racial and ethnic diversity of our employee base and hiring, and increasing the number of women in management roles; and
•Positioned the business to deliver strong cash flow and margins, while working to protect our employees, in a critical and difficult year.
The CMDC focused on Ms. Ryerkerk’s role in leading the Company’s navigation of the COVID-19 pandemic during 2020, playing a vital role in delivering the Company achievements described above under “2020 Performance Summary” and adapting the Company’s operations during COVID-19 to help protect our employees and promote safety, product quality and customer service.
For other NEOs, the CMDC noted the achievements described below, among others.

Executive	Objective Focus Areas Developed at the Beginning of the Year	Key Achievements in 2020
Scott A. Richardson	Joint venture optimization	ü	Led and completed the sale of the Polyplastics interest to our joint venture partner for $1.6 billion cash at a very favorable multiple (36x our share of 2019 earnings) in a challenging economy, strengthening our balance sheet and providing strategic and financial flexibility;
		ü	Led the memorandum-of-understanding for the KEP restructuring, expected to be accretive to Adjusted EBIT and adjusted EPS following closing; and
		ü	For both of these transactions, leveraged his extensive commercial acumen and background in our business as the former Senior Vice President of Engineered Materials and VP, General Manager of Acetyl Chain in complex intellectual property and product negotiations.
	Capital-allocation, productivity and cash-generation objectives	ü	Exercised critical leadership in achieving our overall productivity and cash flow results.
	Talent development	ü	Enhanced succession readiness and talent depth on his team.
Thomas F. Kelly	Engineered Materials financial and strategic objectives	ü	Improved the Engineered Materials pipeline profile for products expected to be higher-margin and that support high-growth segments including high-tech mobility, 5G and pharma/medical.
		ü	Enhanced our stable of sustainable products including leading the launches of BlueRidge (sustainable cellulosic alternative to single-use plastics) and POM ECO-B (which uses a mass-balanced mix of renewable and fossil feedstocks) and grew sales of Clarifoil (a compostable film packaging materials made from wood pulp).
	Sponsorship of talent and diversity initiatives	ü	Chaired new Diversity, Equity & Inclusion Council and increased leadership diversity in Engineered Materials.
	Engineered Materials productivity and efficiency initiatives	ü	Exceeded Engineered Materials productivity targets.

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Executive	Objective Focus Areas Developed at the Beginning of the Year	Key Achievements in 2020
A. Lynne Puckett	ESG and sustainability strategy	ü	Led the establishment of the ESG Council and launch of enhanced sustainability website, and development of strategy for goals and metrics.
	Efficiency initiatives	ü	Drove productivity improvements to contracting processes to enhance commercial agility.
	Legal and compliance training	ü	Enhanced compliance training throughout the organization.
	Legal support of corporate strategies	ü	Led legal support of key strategic transactions including Elotex, Polyplastics and KEP.
		ü	Successfully resolved key legal matters during 2020.
		ü	Proactively positioned the Company’s operations to comply with COVID-related requirements.
Shannon L. Jurecka	Increase female and minority hiring and leadership	ü	Drove concrete progress on our diversity and culture initiatives, contributing to historically low attrition in 2020.
	Leadership development, talent and succession process	ü	Enhanced processes for leadership development and succession.
	HR data reporting / analysis	ü	Launched a new human resources data/analytics platform and talent portal, supporting HR and sustainability analytics.
	Respectful workplace, employee wellbeing and onboarding initiatives	ü	Led actions to support the wellbeing of our workforce during COVID-19, including those described in this Proxy Statement.
Todd L. Elliott	(1)
(1) Mr. Elliott retired from the Company effective July 3, 2020. He received a pro-rated bonus based on actual company performance following his qualifying retirement.
Based on the CMDC’s evaluation of company and individual performance by NEOs against the objectives described above, the CMDC awarded 2020 annual incentive plan payments to the CEO and the other NEOs as shown in the “2020 Summary Compensation Table” below under the “Non-Equity Incentive Plan Compensation” column.
The CMDC determined that an above-target annual incentive payment for Mr. Richardson was warranted in light of his critical and unique role in the significant stockholder value unlocked through the complex Polyplastics and KEP transactions as well as our cash flow and productivity results in 2020.
Looking Forward — 2021 Annual Incentive Plan
The CMDC believes the existing pre-COVID annual incentive plan design and metrics effectively incentivize management to focus on the key metrics that drive positive business outcomes and stockholder value. Accordingly, the CMDC determined not to make substantial changes to the pre-COVID structure of the annual incentive plan for 2021. The 2021 annual incentive plan is currently expected to have essentially the same plan design, including the same financial and stewardship performance metrics, as the 2020 annual incentive plan that was originally adopted in February 2020, which itself was substantially consistent with the annual incentive plan framework used in recent years.
The 2021 annual incentive plan will include a range for the target Adjusted EBIT payout amount (rather than a specific target amount per recent historical practice) to reflect the current greater-than-usual difficulties in forecasting financial results. Also, the payout curve will be asymmetric, requiring a high level of achievement for a superior payout.
The CMDC set the threshold, target range and superior levels for Adjusted EBIT and working capital in the 2021 annual incentive plan to be in line with our internal, confidential business plan as of February 2021, reflecting improvement from 2020 results and taking into account the continued impact of the COVID-19 pandemic, potential business recovery scenarios and known business headwinds and tailwinds.

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Executive Compensation
Long-Term Incentive Compensation
Plan Summary
Long-term incentives in the form of performance-based and time-based restricted stock units support our compensation philosophy and objectives. Since 2013, the CMDC has annually granted long-term incentive awards to our NEOs with overlapping performance periods to provide them with personal financial motivation to help us reach our longer-term goals. In addition to providing the officer with a long-term stake in our success, we believe these awards also serve as a significant retention tool. The Company currently makes these awards under our stockholder-approved 2018 Global Incentive Plan (the “2018 GIP”).
These awards are intended to focus the NEOs on future company performance, and the actual value realized by a NEO will depend on our stock price and financial performance over time and the NEO’s continued employment with the Company. Annual long-term incentive grants to NEO’s are heavily performance-weighted; in recent years 70% of each NEO’s annual long-term incentive award has been in the form of performance-based RSUs, with the remaining 30% in time-based RSUs that vest in three equal installments on the first three anniversaries of the grant.
The following table summarizes the principal design elements of our performance-based long-term equity awards.

Feature	Performance-Based PRSU Awards 2017-2020
Form of award	Performance-vesting restricted stock unit
Performance period	Three years
Performance measure(s)	Adjusted EPS (70%) (earnings measure) and Return on Capital Employed (ROCE)(1) (30%) (return measure)
Maximum payout	200% x target
Performance limits based on Company stock performance
The payout on the Adjusted EPS component is limited to 150% (from the 200% maximum) if the Company’s relative total stockholder return (TSR) over the three-year performance period is in the bottom quartile of the S&P 500 index companies

Dividends on unvested awards	No
Alternate performance measure	No
(1) See “Exhibit A”.
LTIP Awards Granted in 2018
PRSUs granted to NEOs in February 2018 were earned based on Adjusted EPS Growth and Return on Capital Employed over the 2018-2020 performance period (the “2018 LTIP”). As noted in the table below, the level of Adjusted EPS achieved superior performance and the level of Return on Capital Employed was slightly below superior, resulting in a total payout of 182.7% of the target amount upon the vesting date in February 2021. The CMDC did not make any changes to the performance metrics or terms of the plan to account for the negative impact of COVID-19 on 2020 results.
Even including the effect of the COVID-19 pandemic on 2020 results, cumulative Adjusted EPS was over the 2018-2020 period was $28.17, exceeding our previous three-year record $28.04 Adjusted EPS from 2017 through 2019. Performance compared to target is shown below:

Performance Measure	Metric Weighting	Threshold	Target	Superior	Actual		Payout
Adjusted EPS(1) (2)	70%	$23.55	$25.70	$28.73	$28.17		181.5%
Return on Capital Employed(1)(4)	30%	14.0%	17.2%-19.2%	21.7%	21.3%	(3)	185.3%
Aggregate payout							182.7%

(1)    See “Exhibit A” for definitions and additional information.
(2)    The Adjusted EPS goals were determined through a target increase in the cumulative amount of Adjusted EPS over the three-year performance period (2018-2020) relative to the Adjusted EPS for fiscal 2017. The cumulative measure reflects long-term

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compound annual growth rates determined by the CMDC in setting the cumulative goals. The cumulative actual Adjusted EPS was adjusted by an amount to reflect that share repurchases over the performance period exceeded the original budgeted amount.
(3)     The Company’s 3-year TSR for the performance period was 29.7%, which was greater than the bottom quartile of the S&P 500 index over the same period, so the TSR collar feature did not limit the Adjusted EPS growth performance.
(4)    The Company’s three-year average ROCE was compared to benchmarks for Threshold, Target (a range) and Superior set by the CMDC in February 2018. ROCE goals are established in a manner that focuses management on value creation through the effective deployment of capital.
LTIP Awards Granted in 2020
In February 2020, the CMDC approved a long-term incentive plan design (the “2020 LTIP”) under the 2018 GIP pursuant to which each NEO’s grant was delivered 70% in PRSUs and 30% in RSUs. The design of the 2020 PRSU was substantially similar to the 2018 LTIP (described above). PRSUs granted on February 5, 2020 facilitate stock ownership and will vest on February 15, 2023, subject to adjustment (0-200% of targeted amount) based on the Company’s achievement of target levels of Adjusted EPS and Return on Capital Employed during a three-year performance period from 2020 through 2022. The Adjusted EPS metric in the 2020 LTIP includes an assumed level of Board-approved share repurchases consistent with our forecasted cash flows and anticipated uses of cash. The performance weightings and payout matrix are described in the following table:

		Payout Level
	Metric Weighting	Below Threshold	Threshold	Target	Superior
Adjusted EPS(1) Growth(2)	70%	0%	50%	100%	200%
Return on Capital Employed(1)(3)	30%	0%	50%	100%	200%
(1)(3)See “Exhibit A” for definitions and additional information.
(2)    The Adjusted EPS goals will be determined by comparing the increase in the cumulative amount of Adjusted EPS over the three-year performance period (2020-2022) to the Adjusted EPS for fiscal 2019. The cumulative measure incorporates long-term compound annual growth rates determined by the CMDC.
As in prior years, the payout on the adjusted earnings growth measure will be limited to 150% of target if the Company’s three-year relative total stockholder return is in the bottom quartile of the S&P 500 Index. See “2020 Payouts Aligned to Performance”.
We disclose the specific performance targets for our incentive plans after completion of the relevant performance period as we view the target-setting as competitively sensitive. We will show the performance targets and results for the 2020 PRSUs in the spring 2023 proxy statement after completion of the performance period.
The performance targets for the 2020 PRSUs were set in February 2020 before the broad global onset of the COVID-19 pandemic, and the CMDC has not made any changes or modifications to the performance metrics under these awards.
The RSUs included in the 2020 LTIP granted in February 2020 vest in equal annual installments over 3 years from the grant date.
Looking Forward — LTIP Awards Granted in 2021
As described above under “Business Performance and the Impact of COVID-19”, the COVID-19 pandemic had a substantial and negative impact on our demand environment and financial results during 2020. The impact on 2020 alone made the three-year earnings performance targets under the previously-granted 2019 and 2020 PRSUs more difficult to achieve than originally anticipated. Although we expect the impact of the pandemic on our 2021 results to be less severe than the impact on our 2020 results, near-term performance remains a key priority. Finally, the Board, the CMDC and management continue to focus on positioning the Company for business recovery in 2021 and beyond.

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In recognition of this environment, the CMDC, in consultation with its third-party independent compensation consultant and with management, developed and approved a modified design for the LTIP grants that were made to NEOs in February 2021 as part of the regular LTIP grant cycle. The CMDC’s objectives with this modified design included incentivizing and rewarding strong intermediate-term recovery and longer-term value creation, providing a meaningful opportunity for a payout before early 2024 and ensuring that eventual payouts correspond to stockholder outcomes.
The 2021 LTIP grants to NEOs consisted of PRSUs and RSUs that are similar to recent historical practice but that differ from the Company’s grants in recent years as described in the table below.

Feature	Rationale
Increased Weighting Towards PRSUs: 85% of the 2021 LTIP awards to NEOs are performance-based (compared to 70% for LTIP awards over the last several years)	Increases the pay-for-performance nature of the 2021 LTIP grants to motivate NEO performance to drive recovery of the business following COVID-19.
Bifurcated Performance Period: 18-month performance period for 50% of the PRSUs and 36-month performance period for the remaining 50% of the PRSUs.	Mitigates the uncertainty and difficulty of setting 3-year financial goals in the current volatile economic environment and reinforces the importance of demonstrating intermediate-term improvement in operating results during emergence from the pandemic and on the path to longer-term value creation.
Stricter Payout Limits based on Relative Stock Performance: Payout on the PRSUs eligible to vest at 18 months is limited to 100% (from the 200% maximum) unless the Company’s relative total stockholder return (TSR) over the performance period exceeds the median of S&P 500 companies.
Ensures alignment of payouts and stockholder outcomes; also retains the previously-described Collar on the PRSUs eligible to vest at 36 months.
Higher Overall Target Value: Target grant-date fair values for 2021 PRSUs and RSUs granted to the NEOs were increased over 2020 amounts.
Reflects (1) adjustments to the total target compensation for certain NEOs whose total target pay is below market, (2) the increased weighting on PRSUs, and (3) the uncontrollable impact of the pandemic on previously-granted PRSUs (the terms of which have not been modified).

Except as described in the above table, the terms of the LTIP awards granted in February 2021 are substantially similar to the 2020 awards.
The CMDC believes that the grant and structure of these awards are consistent with the long-term interests of our stockholders, incentivize strong go-forward performance and encourage the retention of key leaders. The CMDC believes that the design of these awards, in particular the heavy weighting of these awards towards PRSUs as well as the tightened TSR collar, ensures that above-target payouts on the 2021 PRSUs will require strong absolute and relative future company performance.
The CMDC will continually evaluate and assess the optimal LTIP structure for aligning our NEOs’ compensation with stockholder outcomes.
The Company provided LTIP awards beyond those described for the NEOs to all LTIP participants in order to create similar incentives and promote retention.
Compensation Governance
Compensation and Management Development Committee Oversight
The CMDC, which consists solely of independent directors, is responsible for establishing compensation policies and programs that are consistent with our business strategy and aligned with our stockholders’ interests. Specifically, the CMDC is responsible for:
•reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and our other NEOs;

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•evaluating the performance and compensation of the CEO and our other NEOs in light of their established goals and objectives;
•reviewing and approving both target and actual pay levels of the CEO and our other NEOs; and
•reviewing and approving incentive and equity-based compensation plans, including our annual incentive plan award and our long-term incentive plans, and all grants of awards under such plans to our NEOs.
Role of the CMDC’s Independent Compensation Consultant
Pursuant to its charter, the CMDC has authority to retain and terminate any compensation consultant.
During 2020, the CMDC retained Willis Towers Watson PLC (“Willis”) as its independent outside compensation consultant to advise it in connection with executive compensation matters. Representatives of Willis regularly attend CMDC meetings as requested by its chair, and report directly and exclusively to the CMDC on matters relating to compensation for the NEOs. In 2020, Willis provided the following services to the CMDC:
•reviewed and provided guidance on compensation plan design;
•reviewed the composition of our compensation comparator group;
•conducted an analysis of our compensation for the CEO and the other NEOs, and assessed how target and actual compensation aligned with our philosophy and objectives as well as executive compensation paid by our compensation comparator group; and
•provided market data, historical compensation information, internal equity comparisons, share usage and dilution, competitive practice information, and recommendations regarding compensation trends, compensation strategy and our proxy statement.
In addition, Willis analyzed and benchmarked non-employee director compensation at the request of the N&CG Committee.
In addition to the executive compensation services provided by Willis to the CMDC, and the director compensation services provided to the N&CG Committee, specialized teams at Willis and affiliates provided certain services to the Company in 2020 at the request of management consisting of (i) pension valuation services for broad-based defined benefit plans that we sponsor; (ii) total rewards consulting services, including advice in connection with union negotiations, annuity purchases, and analysis for M&A activity; (iii) non-customized executive and non-executive compensation survey data, and (iv) insurance procurement services for directors’ and officers’ and other specialized insurance coverages. In fiscal 2020, the Company paid $174,000 to Willis for its executive compensation services to the CMDC and approximately $1,370,000 to Willis for its other services to the Company.
The CMDC believes that, given the nature and scope of these services, the provision of these additional services did not raise any conflict of interest pursuant to applicable SEC and NYSE rules and did not impair Willis’s ability to provide independent advice to the CMDC concerning executive compensation matters and concluded that no such conflicts of interest existed. In making this determination, the CMDC considered, among other things, the following factors: (i) the types of non-compensation services provided by Willis, noting in particular that many of the services had been provided to the Company by the former Towers Perrin firm since 2003 (pension and compensation) and by the former Willis & Co. firm since 2008 (insurance brokerage), and that the Willis personnel who perform these additional services for the Company operated separately and independently of the Willis personnel that perform executive compensation-related services for the CMDC, (ii) the amount of fees for such non-compensation services, noting in particular that such fees are negligible when considered in the context of Willis’s total revenues for the period, (iii) Willis’s policies and procedures that are designed to prevent conflicts of interest, (iv) the CMDC’s decision to engage Willis, and the fact that the CMDC, in its discretion, determines whether to retain or terminate Willis as its executive compensation consultant, (v) Willis representatives who advise the CMDC do not provide any other services to the Company, (vi) there are no other business or personal relationships between Company management or members of the CMDC, on the one hand, and any Willis representatives who provide executive compensation services to the Company, on the other hand, and (vii) neither Willis nor any of the Willis representatives who provide

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executive compensation services to the Company own any Common Stock or other securities of the Company (except potentially in passive investments where the investment decision is made by external managers).
In compliance with SEC and NYSE requirements regarding the engagement of executive compensation consultants, Willis provided the CMDC with a letter, considered by the CMDC, confirming facts regarding the independence of such firm’s consultants and employees who advise the CMDC on executive compensation matters.
Role of Management and Management’s Consultant
The CMDC regularly meets with the CEO and the senior vice president and chief human resources officer (CHRO) to receive reports and recommendations regarding the compensation of our NEOs other than the CEO.
Management has separately retained Pay Governance LLC (“Pay Governance”) to assist management in designing and formulating its compensation recommendations for our CMDC. Pay Governance provides management advice and benchmarking on incentive compensation design. Pay Governance does not provide advice directly to the CMDC, and as noted above the CMDC has separately retained Willis as its independent compensation consultant to provide it with independent advice.
The CEO submits recommendations, as appropriate, to the CMDC on the base salary, target annual incentive plan award levels, and target levels of long-term incentive plan compensation to be offered to each NEO (other than herself). Recommendations are developed in consultation with the senior vice president and CHRO (other than for herself) and the CMDC’s independent compensation consultant, and are accompanied by peer company and general market data prepared by the CMDC’s independent compensation consultant. In addition, the CEO makes recommendations to the CMDC on the individual performance modifiers used to determine each NEO’s actual payout under the annual incentive plan award. Although the CMDC considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive plan and long-term incentive plan opportunities and individual performance modifiers are made by the CMDC after discussion with the Board. The CEO does not make any recommendations to the CMDC regarding her own compensation.
Additional Information Regarding Executive Compensation
Other Compensation Elements
Consistent with providing a total pay program that is sufficiently competitive with the members of our compensation comparator group so as to attract and retain highly qualified personnel, our NEOs receive or have access to the following benefits. We believe all of these plans have proven useful and, in many cases, necessary for recruiting and retention purposes.
Executive Benefits and Perquisites
Our NEOs receive health and welfare benefits, such as group medical, group life and long-term disability insurance coverage, under plans generally available to all other U.S.-based salaried employees. Consistent with our pay-for-performance philosophy, we provide our NEOs with limited perquisites and executive fringe benefits. For U.S.-resident NEOs who we ask to serve on overseas assignments, we provide benefits under our expatriate assignment program to help offset the additional costs of the assignment, including relocation expenses, travel, housing, car and educational allowances, cost of living differentials, tax preparation expenses, and certain related tax equalization and tax gross-up payments. For NEOs who we ask to relocate in order to commence work with us, we provide benefits under our relocation program to help offset the additional costs of the relocation, including the shipment of household goods, and travel, temporary housing, and other allowances, home sale assistance, and certain tax gross-up payments. Company-chartered aircraft are generally used for Company business only, and during 2020, there was no personal use of Company-chartered aircraft by NEOs.

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The benefits described above are also described in the notes to the “2020 Summary Compensation Table”, to the extent applicable in 2020. The CMDC reviews these arrangements regularly to assure they continue to fulfill business needs.
Retirement
Our NEOs participate in our various employee benefit plans designed to provide retirement income. Our qualified and non-qualified pension plans provide a retirement income base, and our qualified and non-qualified 401(k) and supplemental savings and retirement plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution. We limit eligible compensation for employer contributions under the qualified and non-qualified 401(k) plans to annual base salary for our NEOs. As a result, the CMDC’s decisions to grant annual incentive awards (whether cash or equity) do not create any additional retirement benefits under these plans for our NEOs. For more information about these plans, see “2020 Summary Compensation Table”, “2020 Pension Benefits Table” and “2020 Nonqualified Deferred Compensation Table”.
Severance Plan
In order to have a competitive benefit that allows for consistent administration without negotiations of special payments, we have an Executive Severance Benefits Plan (“Severance Plan”) for our NEOs. The Severance Plan provides cash payments upon involuntary termination without cause, but is not available in the event of a change in control to individuals that have a change in control agreement as described below. See “Potential Payments Upon Termination or Change In Control” for additional information.
Change in Control Agreements
We have change in control agreements with each of our NEOs to ensure that management will objectively consider potential transactions that may benefit stockholders without regard to potential impact on their continued employment. The change in control agreements provide for a cash payment to be made following a termination of employment by the Company without cause or by the NEO with good reason (as defined in the agreements) within two years following a change in control. See “Potential Payments Upon Termination or Change In Control” for additional information.
In February 2020, the CMDC approved amendments to these agreements that modified the benefits payable thereunder as described under “Potential Payments Upon Termination or Change In Control.” In approving the form of change in control agreement several years ago and in approving the amended agreements in February 2020, the CMDC considered the prevalence and terms of such agreements among similarly-situated executives at the companies in our compensation comparator group based on data collected for the Company by the CMDC’s then independent compensation consultant. The CMDC also determined that the uniform non-compete and non-solicit clauses contained in such agreements provide a significant benefit to the Company. None of the change in control agreements in effect with our NEOs contains a tax gross-up.
No Employment Agreements
We do not have any employment agreements with any of our NEOs. All of our NEOs are “at will” employees.
Executive Stock Ownership Requirements
The CMDC has adopted stringent stock ownership guidelines for our NEOs, as shown in the table below. The types of securities that count toward required share ownership include only (i) shares of Common Stock owned outright, whether individually or through beneficial ownership in a trust or partnership, (ii) shares of Common Stock or share equivalents held in a Company-sponsored deferred compensation or retirement plan, and (iii) 60% of unvested PRSUs (at target) or RSUs that will vest within one year of the measurement date. Each NEO has five years from the date of hire or promotion to achieve the required ownership level. Failure to meet stock ownership requirements, or failure to make a meaningful effort to do so, may result in the NEO not receiving future base salary increases or long-term incentive awards, and may also make the NEO ineligible for promotion.

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Executive Compensation
The following table sets forth, the ownership requirement (expressed as a multiple of base salary) for each of our NEOs serving at year-end and the shares or equivalents owned (expressed as a multiple of base salary) as of December 31, 2020 under our current ownership guidelines:

Named Executive Officer	Minimum Required Ownership	Ownership as of December 31, 2020(1)(2)
Lori J. Ryerkerk	6 times base salary	1.5 times base salary
Scott A. Richardson	4 times base salary	5.4 times base salary
Tom F. Kelly	4 times base salary	1.9 times base salary
A. Lynne Puckett	4 times base salary	1.6 times base salary
Shannon L. Jurecka	4 times base salary	2.5 times base salary
(1)Calculated using $95.51, the average of the 2020 high and low share trading prices, and base salary as of the end of 2020.
(2)Ms. Ryerkerk, Mr. Kelly and Ms. Puckett are on track for compliance with the ownership guideline by the May 2024, April 2025 and January 2024 deadlines, respectively, based on their hire or promotion dates. Ms. Jurecka was on track for compliance by the applicable deadline, following her announced resignation these guidelines will not apply to her.
Executive Compensation Clawback Policy
In order to further align management’s interests with the interests of stockholders and support good governance practices, in 2019 our CMDC adopted an enhanced clawback (also known as a recoupment) policy applicable to long-term incentive plan awards to an employee along with bonuses paid out under our annual incentive plan. The policy allows recoupment or cancellation of an award in the case of (i) a material restatement of financial statements, (ii) an act or omission constituting a violation of the Company’s business conduct or other policy causing financial harm to the Company, (iii) an act for which the employee or the Company could be held civilly or criminally liable, or (iv) violations of restrictive covenants relating to (a) disclosing confidential or proprietary information, (b) competing with us, and (c) soliciting or hiring employees, former employees or consultants of ours for a specified period following the termination of the award recipient’s employment with us for any reason. In the event that the award recipient violates the provisions of the recoupment policy, the covered equity awards will cease vesting and the award recipient will forfeit any rights to the covered awards and will be required to deliver to us any amount received from annual bonus awards or the long-term incentive cash award or gain realized on any stock option exercises or any other transaction relating to an equity award granted by us.
In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and Chief Financial Officer will be required to reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of securities of the Company during those 12 months.
Tally Sheets
From time-to-time, the CMDC reviews a summary report, or “tally sheet,” prepared by management for each NEO. The purpose of a tally sheet is to show the total dollar value of the executive’s annual compensation. This includes the executive’s base salary, annual incentive award, long-term incentive compensation, and other compensation. The tally sheet also shows (or the CMDC is separately provided from time to time) holdings of Common Stock and equivalents, and accumulated value and unrealized gains under prior long-term incentive compensation awards. The CMDC uses tally sheets to estimate the total annual compensation of the NEOs, and to provide perspective on the value accumulated by the NEOs from our compensation program.

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Executive Compensation
Tax and Accounting Considerations
Tax Deductibility of Compensation Expense
Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as "performance-based" under Section 162(m) was deductible without regard to this $1 million limit. However, the 2017 Tax Cuts and Jobs Act (the “2017 Tax Act”) eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the CMDC structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible.
Although the 2017 Tax Act has limited the deductibility of compensation paid to the NEOs, the CMDC will, consistent with its past practice, continue to design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of several considerations taken into account.
Compensation Risk Assessment
It is our policy to regularly monitor our compensation policies and practices to determine whether our risk management objectives are being met and to adjust those policies and practices to address any incentives that have the potential to encourage risks that are reasonably likely to have a material adverse effect on us and any changes in our risk profile. With respect to the compensation of our executives, the CMDC, with the input of the independent compensation consultant and management, takes into consideration whether any such programs may incentivize excessive risk taking. As part of these considerations and consistent with its compensation philosophy, our compensation program, particularly our annual and long-term incentive plans, are designed to provide incentives for the executives to achieve our objectives without encouraging excessive risk-taking because:
•our incentive programs utilize a mix of short-term and long-term performance measures, which provide executives with short-term incentive to improve our results while also providing a significant incentive to maintain those results for the long-term;
•a significant portion of our NEOs’ incentive compensation consists of long-term incentive or other equity-based compensation, which, when coupled with our stock ownership guidelines, encourages long-term equity ownership of our Common Stock by the executives, aligning their interests with our stockholders;
•the financial metrics utilized under each of the programs are designed to reflect measures of stockholder value over multiple years or annual operational performance that the CMDC believes will create long-term stockholder value;
•various non-financial metrics related to achievement of environmental, health, safety and quality goals are used as part of the process of determining compensation;
•in determining the exact mix of compensation from year to year, the CMDC intends to grant awards that provide an appropriate level of “market risk” that do not encourage excessive risk taking;
•compensation payment opportunities that may be excessive are avoided due to the limits placed on the amount of incentive payments that may be earned as well as the selection of performance goals that are expected to be challenging to achieve at superior levels; and

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•we have recovery policies (“clawbacks”) applicable to long- and short-term incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of certain material financial restatements or certain conduct detrimental to the Company.
With respect to the compensation of employees other than the NEOs, the CMDC has reviewed our compensation policies and practices to determine whether those policies and practices encourage excessive or inappropriate risk. Our compensation programs for employees other than the NEOs are designed to incentivize employees to demonstrate the willingness to make decisions that benefit the Company as a whole, while accepting personal accountability and avoiding unnecessary risk.
Compensation and Management Development Committee Report
The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and the Committee’s independent compensation consultant and, based on its review and discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and this Proxy Statement. This report was submitted by the CMDC,

Kathryn M. Hill, Chair
Jean S. Blackwell
Edward G. Galante
Dr. Jay V. Ihlenfeld
This Compensation and Management Development Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the compensation and management development committee report by reference therein.

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Executive Compensation
Compensation Tables
2020 Summary Compensation Table
The following table summarizes all compensation for the fiscal years ended December 31, 2020, 2019 and 2018 awarded to, earned by, or paid to each of the NEOs:

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Lori J. Ryerkerk Chairman. Chief Executive Officer and President	2020	1,065,385	—	4,499,869	(8)	—	1,385,000	—	117,192	7,067,446
	2019	613,846	35,000	4,999,797	(8)	—	244,065	—	135,095	6,027,803

Scott A. Richardson Executive Vice President and Chief Financial Officer	2020	623,077	—	1,699,862	(8)	—	635,538	4,000	88,535	3,051,012
	2019	595,385	—	1,499,877	(8)	—	202,907	5,000	77,378	2,380,547
	2018	513,846	—	799,904	(8)	—	968,400	—	66,949	2,349,099

Thomas F. Kelly Senior Vice President, Engineered Materials	2020	510,000	—	1,099,838	(8)	—	342,720	1,000	314,295	2,267,853

A. Lynne Puckett Senior Vice President & General Counsel	2020	532,000	—	1,099,838	(8)	—	335,160	—	58,520	2,025,518
	2019	446,000	375,000	2,799,814	(8)	—	132,997	—	101,345	3,855,156

Shannon L. Jurecka Senior Vice President & Chief Human Resources Officer	2020	495,385	—	999,834	(8)	—	346,769	—	54,492	1,896,480
	2019	475,385	—	799,886	(8)	—	132,309	—	52,292	1,459,872
	2018	450,769	40,000	599,858	(8)	—	720,000	—	49,585	1,860,212

Todd L. Elliott Former Senior Vice President, Acetyl Chain	2020	295,385	—	1,399,794	(8)	—	79,698	681,000	269,591	2,725,468
	2019	490,769	—	799,889	(8)	—	120,000	488,000	192,983	2,091,641

(1)Ms. Ryerkerk was elected Chief Executive Officer and President effective May 1, 2019 and Chairman of the Board effective April 16, 2020; Mr. Kelly was named an executive officer effective in April 2020. In February 2021, Ms. Jurecka informed the Company of her intent to resign her position with the Company effective at the end of March 2021. Information is not provided for years in which individuals were not named executive officers.
(2)For Ms. Ryerkerk and Ms. Puckett, for 2019, their respective offer letters provided for a sign-on cash payment in the amount indicated payable within 30 days after the start date.
(3)Represents the grant date fair value of long-term incentive (equity) awards granted in the year indicated under our 2018 GIP computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The method and assumptions used to calculate such value are set forth in note 7 below and additional information is set forth in the “2020 Grants of Plan-Based Awards Table” on a grant-by-grant basis.
(4)No stock options were granted during the fiscal year ended December 31, 2020.

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Executive Compensation
(5)For 2020, represents Annual Incentive Plan award cash payouts with respect to 2020 performance. Further information about the Annual Incentive Plan is set forth in “Compensation Discussion and Analysis – Compensation Decisions – Annual Incentive Plan Awards” and the “2020 Grants of Plan-Based Awards Table”.
(6)Consists entirely of the aggregate respective change in the actuarial present value of each individual’s pension benefits based on a discount rate of 2.36% for 2020. The discount rate in 2019 was 3.19% and the rate in 2018 was 4.23%. The values shown assume retirement from the CARPP and the CASRSP (as applicable) for (a) Mr. Richardson and Mr. Kelly at age 65 with a life only benefit, and (b) Mr. Elliott at his earliest unreduced retirement age of 55 and receipt of the traditional plan benefit as a life only benefit.
(7)The amounts reported in this column with respect to fiscal 2020 consist of the following:
(a) Aggregate Company contributions, including matching and retirement contributions made for 2020, under the Company’s tax-qualified and non-qualified defined-contribution retirement plans, including the Celanese Americas Retirement Savings Plan (“CARSP”), a tax-qualified, defined contribution (401(k)) plan, and the Celanese Americas Supplemental Retirement Savings Plan (“CASRSP”), an unfunded, non-qualified defined contribution plan: Ms. Ryerkerk, $117,192, Mr. Richardson, $68,538, Mr. Kelly $56,100, Ms. Puckett, $58,520, Ms. Jurecka, $54,492, and Mr. Elliott, $29,269.
The CARSP is available to substantially all of our U.S. employees, including all the NEOs. The plan is subject to the provisions of ERISA. Eligible participants are entitled to a 6% match of his or her pre-tax and after-tax contributions to the CARSP and an allocation of 5% of his or her salary up to the Code Section 401(a)(17) limit ($285,000 in 2020) in lieu of the former pension plan contribution under the Celanese Americas Retirement Pension Plan (“Retirement Contributions”). The amount contributed to the plan by or on behalf of a participant is limited by Code Section 415 and is credited with earnings based on the earnings rate of an investment fund maintained for investments under the CARSP chosen by the participant.
Each of the NEOs is entitled to an allocation under the CASRSP equal to (a) Retirement Contributions limited by Code Section 415 and not contributed to the CARSP, and (b) 6% of his or her salary in excess of the compensation limits under the CARSP (“Excess Earnings Contributions”). The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of an investment fund maintained for investments under the CARSP which is currently the 1-3 year Government/Credit Bond Index Fund. Additional information about the CASRSP is set forth in the “2020 Nonqualified Deferred Compensation Table” and accompanying text.
(b) The Company provides the following perquisites to the NEOs: personal liability insurance and executive health services. The Company also provided certain benefits under our expatriate assignment program to Mr. Richardson (related to his prior assignment in China) and to Mr. Elliott (related to his multi-year assignment in Amsterdam as our Vice President, Acetyl Chain). For Mr. Richardson, the benefits in 2020 consisted of tax and financial advisory services due to his overseas assignment in China. For Mr. Elliott, the benefits in 2020 had an aggregate cost to the Company of $131,754, and consisted of relocation benefits related to the assignment including movement of household goods, travel and tax equalization payments. Mr. Elliott also received under the program $104,093 in U.S. tax gross-ups for certain of the program’s taxable benefits.
Amounts reported for Mr. Kelly include costs incurred by the Company in 2020 associated with his 2019 relocation. At our request, Mr. Kelly relocated from his former home in Illinois to our Dallas, Texas headquarters in 2019 and before his promotion to Senior Vice President. Pursuant to our relocation policy for employees at his then-current title, we agreed to (a) purchase his former home in Illinois at the average of two independently-appraised values if he was unable to sell his home within a specified time frame, and (b) if the appraisal resulted in a loss on the sale of Mr. Kelly’s former home, we would reimburse him up to an amount specified in our relocation policy. Our purchase of Mr. Kelly’s home and the previously-mentioned reimbursement occurred in 2019 and therefore the values are not included in the table above. Following our purchase of the home, a significant decline in the local housing market delayed our ability to sell the home until 2020, and resulted in our sale at a price that was below the price at which we purchased the home from Mr. Kelly. We also incurred monthly home carrying costs (primarily mortgage payments, interest, property taxes, maintenance and repair) until we were able to sell the home in mid-2020. SEC rules require that we include the difference between our purchase price and the ultimate sale price, transaction costs and 2020 carrying costs in Mr. Kelly’s reportable compensation for 2020. These costs to the Company totaled $254,238 in 2020. We also provided Mr. Kelly with a tax gross up of $150 on amounts from this transaction that are considered taxable income. We also provided a tax gross-up of $448 to Ms. Puckett in connection with expenses incurred in 2019 for her relocation.
Perquisites and personal benefits were excluded for all of the NEOs to the extent that the total value of all perquisites and personal benefits for an NEO was less than $10,000. In addition, the table does not include any amounts for personal benefits provided to any of the NEOs for which we believe there is no aggregate incremental cost to us.
No tax gross-ups were paid to any NEO during 2020 except as noted above under our expatriate and relocation programs.

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Executive Compensation
(8)The stock awards for 2020 consisted of annual equity awards of RSUs and PRSUs under the 2020 long-term incentive plan (LTIP). Equity awards under the 2020 LTIP consisted of 70% performance-based stock units (PRSUs) and 30% time-based stock units (RSUs).
Performance-Vested RSUs. The fair value of the annual award PRSUs granted under the 2020 LTIP was calculated to be $101.77 per share, as determined using a Monte Carlo simulation model on February 5, 2020, the date of grant, discounted for lack of dividend participation and for implications of the potential performance limitation if cumulative TSR for the performance period is in the bottom quartile, and adjusted for a performance premium. Payout of such PRSUs can range from a minimum of 0% to a maximum of 200% of target. The target and maximum potential values of the award of PRSUs for the NEOs granted in 2020 using the fair value discussed above, assuming performance at the target and maximum levels of performance conditions, is set forth below. Actual performance, and the stock price at the payout dates, is uncertain.

	2020 Annual PRSU Awards
Name	Target Number of PRSUs	Value at Target Performance	Maximum Number of PRSUs	Value at Highest Performance
Lori J. Ryerkerk	30,951	$3,149,883	61,902	$6,299,766
Scott A. Richardson	11,692	$1,189,895	23,384	$2,379,790
Thomas F. Kelly	7,565	$769,890	15,130	$1,539,780
A. Lynne Puckett	7,565	$769,890	15,130	$1,539,780
Shannon L. Jurecka	6,877	$699,872	13,754	$1,399,744
Todd L. Elliott	9,628	$979,842	19,256	$1,959,684
Time-Vested RSUs. The fair value of RSUs granted to our NEOs under 2020 LTIP as part of the annual award was calculated to be $104.48 per share ($104.31 for Mr. Elliott), the average of the high and low market price of our Common Stock as reported by the NYSE on February 5, 2020, the date of grant, and discounted for lack of dividend participation.

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Executive Compensation
2020 Grants of Plan-Based Awards Table
The following table summarizes incentive awards and other plan-based awards granted to each of the NEOs during the fiscal year ended December 31, 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		Grant Date Fair Value of Stock and Option Awards ($)
								Number of Shares of Stock or Units (#)	Number of Securities Under- lying Options (#)
Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres-hold (#)	Target (#)	Maxi- mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(l)
Lori J. Ryerkerk
AIP(1)	N/A	692,500	1,385,000	4,155,000	—	—	—	—	—	—
PRSUs(2)	2/5/20	—	—	—	15,476	30,951	61,902	—	—	3,149,883
Time RSUs(2)	2/5/20	—	—	—	—	—	—	12,921	—	1,349,986
Scott A. Richardson
AIP(1)	N/A	264,808	529,615	1,588,845	—	—	—	—	—	—
PRSUs(2)	2/5/20	—	—	—	5,846	11,692	23,384	—	—	1,189,895
Time RSUs(2)	2/5/20	—	—	—	—	—	—	4,881	—	509,967
Thomas F. Kelly
AIP(1)	N/A	178,500	357,000	1,071,000	—	—	—	—	—	—
PRSUs(2)	2/5/20	—	—	—	3,783	7,565	15,130	—	—	769,890
Time RSUs(2)	2/5/20	—	—	—	—	—	—	3,158	—	329,948
A. Lynne Puckett
AIP(1)	N/A	199,500	399,000	1,197,000	—	—	—	—	—	—
PRSUs(2)	2/5/20	—	—	—	3,783	7,565	15,130	—	—	769,890
Time RSUs(2)	2/5/20	—	—	—	—	—	—	3,158	—	329,948
Shannon L. Jurecka
AIP(1)	N/A	173,385	346,769	1,040,308	—	—	—	—	—	—
PRSUs(2)	2/5/20	—	—	—	3,439	6,877	13,754	—	—	699,872
Time RSUs(2)	2/5/20	—	—	—	—	—	—	2,871	—	299,962
Todd L. Elliott
AIP(1)	N/A	110,769	221,538	664,615	—	—	—	—	—	—
PRSUs(2)	2/5/20	—	—	—	4,814	9,628	19,256	—	—	979,842
Time RSUs(2)	2/5/20	—	—	—	—	—	—	4,026	—	419,952

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Executive Compensation
(1)2020 Annual Incentive Plan. For purposes of this table, (i) the “threshold” bonus amount is calculated based on all performance measures being achieved at the plan threshold levels (50% of target bonus); (ii) the “target” bonus amount is calculated based on all performance measures being achieved at the plan target levels (100% of target bonus); (iii) the “maximum” bonus amount is calculated based on all performance measures being achieved at the plan superior levels (200% of target bonus); and (iv) the individual performance modifier (0-150%) for each executive officer being equal to 100% in the “threshold” and “target” scenarios and 150% in the “maximum” scenarios, in each case with respect to the executive’s eligible earnings for 2020 as set forth in the “Salary” column in the “2020 Summary Compensation Table”. See “Compensation Discussion and Analysis – Compensation Decisions – Annual Incentive Plan Awards” for additional information.
(2)2020 LTIP. The 2020 LTIP was comprised of 70% PRSUs and 30% Time-based RSUs. The PRSUs were awarded under the 2018 GIP and vest on February 15, 2023, based on the Company’s achievement of target levels of Adjusted EPS growth and Return on Capital Employed during fiscal years 2020-2022. See “Compensation Decisions - Long-Term Incentive Compensation” and “Exhibit A” for more information about these awards and performance measures. The Time-based RSUs vest 33% on each of February 15, 2021 and 2022 and 34% on February 15, 2023.

Outstanding Equity Awards at Fiscal 2020 Year-End Table
The following table summarizes outstanding equity awards held by each of the NEOs as of December 31, 2020, including the vesting dates for the portions of these awards that have not yet vested:

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer-cisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
(a)		(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Lori J. Ryerkerk
	5/1/19	—	—	—	—	5,842	(3)	759,109	20,880	(4)	2,713,147
	5/1/19	—	—	—	—	9,686	(5)	1,258,599	—		—
	2/5/20	—	—	—	—	12,921	(9)	1,678,955	30,951	(10)	4,021,773

Scott A. Richardson
	2/8/18	—	—	—	—	15,538	(6)	2,019,008	—		—
	2/6/19	—	—	—	—	3,209	(7)	416,977	11,457	(8)	1,488,723
	2/5/20	—	—	—	—	4,881	(9)	634,237	11,692	(10)	1,519,258

Thomas F. Kelly
	1/14/19	—	—	—	—	11,345	(6)	1,474,169	—		—
	1/14/19	—	—	—	—	8,917	(11)	1,158,675	—	(6)	—
	2/6/19	—	—	—	—	1,712	(7)	222,457	6,090	(8)	791,335
	2/5/20	—	—	—	—	3,158	(9)	410,351	7,565	(10)	982,996

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Executive Compensation

A. Lynne Puckett
2/13/19	—	—	—	—	2,110	(7)	274,173	7,529	(8)	978,318
2/13/19	—	—	—	—	12,659	(12)	1,644,910	—		—
2/5/20	—	—	—	—	3,158	(9)	410,351	7,565	(10)	982,996

Shannon L. Jurecka
2/8/18	—	—	—	—	11,652	(6)	1,514,061	—		—
2/6/19	—	—	—	—	1,712	(7)	222,457	6,110	(8)	793,933
2/5/20	—	—	—	—	2,871	(9)	373,058	6,877	(10)	893,597

Todd L. Elliott
2/8/18	—	—	—	—	9,405	(6)	1,222,086	—		—
2/8/18	—	—	—	—	430	(13)	55,874	—		—
2/6/19	—	—	—	—	1,031	(7)	133,968	2,963	(8)	385,012
2/5/20	—	—	—	—	2,830	(9)	367,730	1,562	(10)	202,966

(1)Vesting treatment upon termination of employment is described under “Potential Payments Upon Termination or Change in Control – Long-Term Incentive Awards”.
(2)For PRSUs, the market or payout value has been computed based on the number of units awarded at an assumed target performance (100%) for the 2019 and 2020 PRSUs, multiplied by the closing stock price on December 31, 2020, the last trading day in 2020. The 2018 PRSUs were earned following completion of the fiscal year based on performance at 182.7% of target and are shown at this level. Actual performance and payout value may vary. For time-based RSUs, the market value has been computed based on the number of units awarded that are unvested at the close of business on December 31, 2020 multiplied by the closing stock price on December 31, 2020.  Actual payout value may vary.
(3) Represents RSUs granted in May 2019 under our 2019 LTIP. These RSUs vest 33% on each of February 15, 2020 and 2021, and 34% on February 15, 2022.
(4)Represents PRSUs granted in May 2019 under our 2019 LTIP at target. These PRSUs vest 100% on February 15, 2022 subject to adjustment (0-200% of targeted amount shown) based on Company performance in 2019-2021 against pre-established performance measures.
(5)Represents RSUs granted in May 2019. These RSUs vest 50% on each of May 1, 2020 and 2021.
(6)Represents PRSUs granted under our 2018 LTIP adjusted for actual performance at 182.7% of target. These PRSUs vested 100% on February 15, 2021.
(7)Represents RSUs granted in February 2019 under our 2019 LTIP. These RSUs vest 33% on each of February 15, 2020 and 2021, and 34% on February 15, 2022.
(8)Represents PRSUs granted under our 2019 LTIP at target. These PRSUs vest 100% on February 15, 2022 subject to adjustment (0-200% of targeted amount shown) based on Company performance in 2019-2021 against pre-established performance measures.
(9)Represents RSUs granted in February 2020 under our 2020 LTIP. These RSUs vest 33% on each of February 15, 2021 and 2022, and 34% on February 15, 2023.
(10)Represents PRSUs granted under our 2020 LTIP at target. These PRSUs vest 100% on February 15, 2023 subject to adjustment (0-200% of targeted amount shown) based on Company performance in 2020-2023 against pre-established performance measures.
(11)Represents RSUs granted in January 2019. 4,391 of these RSUs vest on January 14, 2021, and 4,526 of these RSUs vest on January 14, 2022.
(12)Represents RSUs granted in February 2019. These RSUs vest 33% on each of February 15, 2020 and 2021, and 34% on February 15, 2022.
(13)Represents RSUs granted in February 2018. These RSUs vest 33% on each of February 15, 2019 and 2020 and a pro-rated portion of the remainder vested on February 15, 2021, following Mr. Elliott’s retirement.
For additional information, see “2020 Compensation Decisions – Long-Term Incentive Compensation” above.

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Executive Compensation

2020 Option Exercises and Stock Vested Table
The following table summarizes the the vesting of stock awards of each NEO during the fiscal year ended December 31, 2020. No NEOs exercised any stock options during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Lori J. Ryerkerk	—	—	12,562	1,091,098
Scott A. Richardson	—	—	10,483	1,148,727
Thomas F. Kelly	—	—	5,233	612,271
A. Lynne Puckett	—	—	7,272	796,866
Shannon L. Jurecka	—	—	6,395	721,357
Todd L. Elliott	—	—	11,455	1,280,753
(1)Gross shares (includes shares withheld to cover taxes) acquired.
(2)Value realized reflects the number of shares vested multiplied by the average of the high and low market price of our Common Stock as reported by the NYSE on the applicable vesting date.
2020 Pension Benefits Table
The following table summarizes the present value of the accumulated retirement benefits of each NEO as of the end of the fiscal year ended December 31, 2020:

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Lori J. Ryerkerk	CARPP	—	—	—
Scott A. Richardson	CARPP	8.7500	88,000	—
Thomas F. Kelly	CARPP	1.3333	17,000
A. Lynne Puckett	CARPP	—	—	—
Shannon L. Jurecka	CARPP	—	—	—
Todd L. Elliott	CARPP	26.3333	2,200,000	38,254
Todd L. Elliott	CASRPP	26.3333	1,572,000	—
(1)     As noted below, the Celanese Americas Retirement Pension Plan has been frozen, meaning that benefits (other than earnings) are no longer accrued for compensation or service after the applicable plan freeze date.
(2)     The present value amounts shown in the table above are the amount needed today that, with interest, would provide the NEO’s future retirement benefit. Retirement is assumed to occur at age 65 and participants receive their cash balance benefit as a lump sum, except for Mr. Elliott who retired at his earliest unreduced retirement age of 55 and a life only benefit.

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Executive Compensation
The Celanese Americas Retirement Pension Plan (“CARPP”) is a tax-qualified, defined benefit pension plan sponsored by Celanese Americas. This plan covers substantially all of our U.S. employees who were hired prior to the plan’s 2013 freeze date. The plan is subject to the provisions of ERISA. Mr. Richardson, Mr. Kelly and Mr. Elliott participated in this plan in 2020.
Effective January 1, 2001, the plan began providing benefits for new employees, as defined by the plan, hired after December 31, 2000, based on a different benefit formula (“Cash Balance Plan”). The Cash Balance Plan provides that for each plan year that employees work as defined, we credit 5% of the employee’s annual pensionable earnings (up to Internal Revenue Code limits) to a hypothetical plan account that has been established for each employee, and credit that account with interest. For a given year, the plan’s interest rate is the annual rate of interest on 30-year United States Treasury Securities for the August before the first day of that year. Effective January 1, 2008, employees vest in their accrued benefit after completing three years of service with us, as defined in the plan. If employees are vested when they leave the Company, they have the option to take their account balance with them, either in a lump-sum payment or as an annuity. Employees also have the choice to leave their account balance in the plan until the normal retirement age of 65. The amount of benefit depends on the employee’s pay and any interest earned on the Company contributions. Once vested, survivor benefits are applicable to married participants.
Under the CARPP, if an employee’s employment with us is terminated as a result of a corporate reorganization, layoff or corporate restructuring, including divestiture, that employee will receive an additional year of vesting service.
In connection with amendments to the CARPP in 2013, accrued benefits under the CARPP were frozen as of December 31, 2013, no further contributions will be made to the CARPP other than interest credits for the cash balance participants (Mr. Richardson and Mr. Kelly), and future pension-related contributions (“Retirement Contributions”) will be made to the CARSP or the CASRSP, depending on the level of eligible earnings of the participant.
The Celanese Americas Supplemental Retirement Pension Plan (“CASRPP”) is an unfunded, nonqualified “excess benefit plan” sponsored by Celanese Americas. The purpose of the plan, which is also subject to the provisions of ERISA, is to supplement the benefits payable to certain employees who are also participants in the Company’s qualified defined benefit plan (the CARPP). The CASRPP applies to non-union employees hired before January 1, 2001, with five or more years of service, as defined in the plan. The annual pension benefit formula and other plan rules are also the same as in the CARPP, as described above, except that the benefit amount under the CASRPP is not limited with respect to annual pensionable earnings. Mr. Elliott is the only named executive officer that participated in this plan in 2020.
2020 Nonqualified Deferred Compensation Table
The following table contains certain information concerning benefits under nonqualified deferred compensation plans and similar plans for the fiscal year ended December 31, 2020:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Lori J. Ryerkerk	CASRSP	—	85,842	3,521	—	40,245
Scott A. Richardson	CASRSP	—	37,188	20,167	—	170,630
Thomas F. Kelly	CASRSP	—	26,800	1,734	—	18,809
A. Lynne Puckett	CASRSP	—	27,170	1,751	—	20,011
Shannon L. Jurecka	CASRSP	—	23,142	6,812	—	61,692
Todd L. Elliott	CASRSP	—	—	38,940	337,371	—

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Executive Compensation
(1)Amounts in this column for the CASRSP represent Company contributions credited under the plan for 2020, which amounts are also included as All Other Compensation in the “2020 Summary Compensation Table”.
(2)Amounts in this column for the CASRSP represent earnings during 2020 under such plans. None of the amounts in this column were reported as compensation in the “2020 Summary Compensation Table”.
(3)Amounts in this column for the CASRSP do not include contributions credited for 2020 (column (d)) but not yet deposited into the participant’s account.
All of our NEOs were eligible in 2020 to participate in the CASRSP, an unfunded, nonqualified defined contribution plan sponsored by Celanese Americas that is available only to persons who have a full year base salary in excess of the Code Section 401(a)(17) limit ($285,000 in 2020) or had their Retirement Contributions limited in the CARSP by Code Section 415. If a person is eligible to participate in the CASRSP because their salary exceeded the Code Section 401(a)(17) limit, he or she is entitled to an allocation under this plan equal to 6% of his or her salary in excess of the compensation limits under the CARSP (“Excess Earnings Contributions”). In addition, eligible participants are entitled to an allocation under this plan equal to 5% of his or her qualified earnings in excess of the Retirement Contribution made to the CARSP. The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of one of the funds maintained for investments under the CARSP, which is currently the 1-3 year Government/Credit Bond Index Fund. The aggregate annualized rate of return for the credited earnings in 2020 was 3.39%. Beginning in 2015, participants will be credited with earnings based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the CARSP (other than the Celanese Stock Fund). Participants may change their investment elections at any time under the same rule that apply under the CARSP. Distributions under the CASRSP are in the form of a lump sum payment which is paid as soon as administratively practicable after termination of employment for most participants. Distributions to participants who are top 50 key employees of the Company must be delayed six months following termination based on Code Section 409A requirements.
No NEOs had balances in our 2008 Deferred Compensation Plan during 2020.
Potential Payments Upon Termination or Change In Control
The particular events that trigger payments to our NEOs are generally defined in our Severance Plan and the individual executives’ change in control agreements, deferred compensation agreements, or PRSU or RSU award agreements. The CMDC believes that the primary benefits to the Company of employment agreements are the non-competition and non-solicitation provisions found therein. In order to achieve the benefit of these provisions without incurring the generally negative obligations associated with employment agreements, the CMDC offers a more limited change in control agreement to each executive officer. However, the deferred compensation agreements and PRSU / RSU award agreements are still effective and provide for some potential payments upon termination and change in control as described in the tables below.
Severance Plan
Our Executive Severance Benefits Plan (“Severance Plan”), most recently amended in February 2020, applies to all our executive officers and other eligible employees, and provides, upon involuntary termination without cause or termination by the executive for good reason, for the payment of (i) 150% of one year’s base salary for named executive officers (200% for the CEO); (ii) 150% of one year’s annual incentive plan bonus award for named executive officers (200% for the CEO) based on target Company performance and a 1.0 individual modifier; and (iii) a prorated portion of the annual incentive plan award for the year in which the termination occurs based on actual Company performance and a 1.0 individual modifier. The Severance Plan also provides for the payment of premiums for post-termination health insurance coverage (“COBRA premiums”) for a period of one year from the date of termination (eighteen months for the CEO) and out-placement benefits. As a condition to the receipt of any benefits under the Severance Plan, an executive must agree to standard release, non-compete, non-solicitation, and confidentiality provisions. In addition, the Severance Plan provides that the vesting of long-term incentive or other equity awards upon termination without cause will be governed by the terms of the applicable award agreements. Executives who

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are involuntarily terminated for any other reason (e.g., death, disability, retirement, termination for cause) are not eligible to receive severance benefits under the Severance Plan.
The February 2020 amendments approved by the CMDC increased the payout multiple for the CEO from one and one-half to two and for other NEOs from one to one and one-half.
Change in Control Agreements
We have change in control agreements with each of our executive officers, most recently amended in February 2020. The change in control agreements provide for a payment to be made to these officers following a termination of employment by the Company without cause or by the officer with good reason within two years following a change in control or following the first public announcement of a potential change in control transaction, provided certain conditions are satisfied. These benefits are in lieu of payments under the Severance Plan. Generally, the change in control agreements provide for each executive officer to receive:
•a lump sum payment equal to up to two times (three times for the CEO) the sum of:
▪the named executive officer’s then current annualized base salary, and
▪the higher of (a) the officer’s target bonus in effect on the last day of the fiscal year that ended immediately prior to the year in which the date of termination occurs, or (b) the average of the cash bonuses paid by the Company to the NEO for the three fiscal years preceding the date of termination;
•a pro rata bonus award under our annual incentive plan award for the year in which the termination occurs based on actual Company performance;
•group health and dental coverage for the NEO and his or her dependents for a period of up to eighteen months following the date of termination; and
•out-placement benefits for up to 12 months at the option of the executive officer.
The Company’s current form of change in control agreement, which was executed by all of the NEOs, does not contain a tax reimbursement provision and requires a cutback of benefits to avoid excise taxes if the after-tax benefit to the executive is greater than without the cutback. Each change in control agreement has a two-year term that is automatically renewed for successive two-year terms unless 90 days’ notice of non-renewal is given by either party to the agreement.
The February 2020 amendments to the change in control agreements approved by the CMDC (i) increased the CEO’s payout multiple from two to three, (ii) for all executive officers, added the above-referenced pro rata bonus award for the year in which termination occurs and (iii) clarified that outplacement benefits continue for up to 12 months at the option of the executive officer.

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For purposes of the change in control agreements:

“cause” generally means (i) a willful failure to perform one’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company of such failure; (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude; (iii) willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its Affiliates (as defined); (iv) any act of fraud; (v) any material violation of the Company’s code of conduct; (vi) any material violation of the Company’s policies concerning harassment or discrimination; (vii) conduct that causes material harm to the business reputation of the Company or its Affiliates; or (viii) breach of the confidentiality, non-competition, or non-solicitation provisions of the change in control agreement.

“good reason” generally means (i) a material diminution in base salary or annual bonus opportunity; (ii) a material diminution in authority, duties, or responsibilities (including status, offices, titles and reporting requirements); (iii) a material change in the geographic location; (iv) the failure of the Company to pay compensation or benefits when due, or (v) any other action or inaction that constitutes a material breach by the Company of the change in control agreement.

“change in control” generally means any one of the following events: (a) any person becoming the beneficial owner of thirty percent (30%) or more of Company’s voting securities (other than as a result of certain issuances or open market purchases approved by incumbent directors); (b) the Company’s incumbent directors ceasing to constitute at least a majority of the board of directors; (c) the stockholders of the Company approving a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction, or the sale or other disposition of all or substantially all of the Company’s assets, unless immediately following such transaction, (i) all or substantially all of the beneficial owners of the Company’s voting securities prior to such transaction are the beneficial owners of more than 50% of the combined voting power of the securities of the surviving entity in the transaction, (ii) no person is the beneficial owner of 30% or more of the combined voting power of the surviving entity in the transaction and (iii) at least a majority of the members of the board of directors of the surviving entity are incumbent directors; or (d) approval by the Company’s stockholders of a complete liquidation and dissolution of the Company. The preceding was a summary of the definition of a change in control, so please refer to actual text of the definition as set forth in the change in control agreements.

Long-Term Incentive Awards
The award agreements under which our PRSU and RSU awards were issued describe the circumstances under which the awards will vest (or become non-forfeitable), if earlier than the stated date. The following is a general summary of the provisions of NEO awards that are unvested at December 31, 2020.
Upon the death or disability of a participant, a prorated portion of the award will generally vest. Upon a termination without cause, a similar prorated portion of the award will generally vest. For time-based RSUs granted during and after 2020, a retiring participant is eligible to receive the full award on the original vesting timeline if the participant is at the time of retirement at least 55 years of age and has at least 10 years of service with the Company, subject to provision of a release to the Company and compliance with two-year noncompetition and non-solicitation covenants. For other awards, an eligible retiree receives prorated vesting. For PRSUs, proration upon retirement is based on service over the applicable performance period. Prorated PRSUs remain subject to actual performance results in case of termination without cause or retirement, and are vested at target in case of death or disability. Unvested awards are forfeited upon a termination with cause or voluntary resignation. In the case of a change in control, all awards are “double trigger” – if a change in control occurs, the award is continued or replaced with an award of comparable value, and the participant is subsequently terminated, then the portion of the award that was unvested at the time of termination will be accelerated. If in connection with a change in control the participant’s rights in the award are adversely affected (i.e., such as by the award not being continued) and the award is not replaced with an award of comparable value, then the unvested portion of the award would be accelerated upon the change in control without requiring termination of employment. PRSUs would vest at the greater of target level or estimated actual performance if otherwise payable upon a change in control.
Under such long-term incentive award agreements, a “change in control” of the Company generally means, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power (30% beginning February 2020) of the stock of the Company; (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; (iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets

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from the Company that have a total gross fair market value equal to 50% of more of all of the assets of the Company immediately prior to such acquisition or acquisitions; or (iv) certain other business transactions affecting the Company.
Post-Termination Table
The table below shows an estimate of the amount of additional compensation that each of our NEOs employed by us at year end would receive in the event of a termination or change in control, taking into consideration the circumstances of the termination and payments that the NEO would be entitled to under the various agreements described above. The amounts shown are generally categorized as follows: voluntary termination or termination for cause; involuntary termination without cause or by the executive for good reason; termination due to death or disability; qualified retirement (if eligible); and change in control (with and without termination). The amounts shown assume that such termination was effective as of December 31, 2020, and with reference to stock values on December 31, 2020, the last trading day of the year. On December 31, 2020, the closing price of our Common Stock was $129.94 per share.
The table below includes additional benefits triggered by a termination and change in control only. Please see the following tables for details of the NEOs’ vested payments and benefits that they would be entitled to receive regardless of the occurrence of a termination or change of control:
•For PRSUs / RSUs – See “Outstanding Equity Awards at Fiscal 2020 Year-End Table”;
•For Pension Benefits – See “2020 Pension Benefits Table”; and
•For Nonqualified Deferred Compensation – See “2020 Nonqualified Deferred Compensation Table”.
The actual amounts that will be paid upon termination can only be determined at the time of the NEO’s termination from the Company. The following table shows the potential payments to our NEOs, upon termination or change in control.

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	Termination of Employment					Change in Control
	Voluntarily or for Cause	Involuntarily without Cause	Death	Disability	Retirement	Without Termination	With Termination
Lori J. Ryerkerk
Cash Payments
Severance Payment(1)	$—	$6,078,001	$—	$—	$—	$—	$7,258,000
Equity Value
RSUs(2)	—	2,455,866	2,455,866	2,455,866		3,696,663	3,696,663
PRSUs(3)	—	2,791,761	2,791,761	2,791,761		6,734,920	6,734,920
Benefits & Perquisites
Welfare Benefits Continuation(4)	—	22,559	—	—	—	—	22,559
Outplacement Services(5)	—	16,200	—	—	—	—	—
Reduction to Avoid Excise Tax(6)	—	—	—	—	—	—	—
Total	$—	$11,364,387	$5,247,627	$5,247,627	$—	$10,431,583	$17,712,142

Scott A. Richardson
Cash Payments
Severance Payment(1)	$—	$2,163,116	$—	$—	$—	$—	$2,704,939
Equity Value
RSUs(2)	—	653,988	653,988	653,988		1,051,215	1,051,215
PRSUs(3)	—	3,289,301	2,422,601	2,422,601		5,029,198	5,029,198
Benefits & Perquisites
Welfare Benefits Continuation(4)	—	26,692	—	—	—	—	40,038
Outplacement Services(5)	—	16,200	—	—	—	—	—
Reduction to Avoid Excise Tax(6)	—	—	—	—	—	—	—
Total	$—	$6,149,297	$3,076,589	$3,076,589	$—	$6,080,413	$8,825,390

Thomas F. Kelly
Cash Payments
Severance Payment(1)	$—	$1,608,600	$—	$—	$—	$—	$1,887,600
Equity Value
RSUs(2)	—	1,316,162	1,316,162	1,316,162	—	1,791,483	1,791,483
PRSUs(3)	—	2,146,739	1,529,264	1,529,264	—	3,250,189	3,250,189
Benefits & Perquisites
Welfare Benefits Continuation(4)	—	26,692	—	—	—	—	40,038
Outplacement Services(5)	—	16,200	—	—	—	—	—
Reduction to Avoid Excise Tax(6)	—	—	—	—	—	—	—
Total	$—	$5,114,393	$2,845,426	$2,845,426	$—	$5,041,672	$6,969,310

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	Termination of Employment					Change in Control
	Voluntarily or for Cause	Involuntarily without Cause	Death	Disability	Retirement	Without Termination	With Termination
A. Lynne Puckett
Cash Payments
Severance Payment(1)	$—	$1,721,700	$—	$—	$—	$—	$2,178,700
Equity Value
RSUs(2)	—	1,690,909	1,690,909	1,690,909		2,329,434	2,329,434
PRSUs(3)	—	900,614	900,614	900,614		1,961,314	1,961,314
Benefits & Perquisites
Welfare Benefits Continuation(4)	—	—	—	—	—	—	—
Outplacement Services(5)	—	16,200	—	—	—	—	—
Reduction to Avoid Excise Tax(6)	—	—	—	—	—	—	—
Total	$—	$4,329,423	$2,591,523	$2,591,523	$—	$4,290,748	$6,469,448

Shannon L. Jurecka(7)
Cash Payments
Severance Payment(1)	$—	$1,547,570	$—	$—	$—	$—	$2,137,622
Equity Value
RSUs(2)	—	367,210	367,210	367,210	—	595,515	595,515
PRSUs(3)	—	2,193,257	1,543,427	1,543,427	—	3,203,281	3,203,281
Benefits & Perquisites
Welfare Benefits Continuation(4)	—	15,039	—	—	—	—	22,559
Outplacement Services(5)	—	16,200	—	—	—	—	—
Reduction to Avoid Excise Tax(6)	—	—	—	—	—	(657,561)	—
Total	$—	$4,139,276	$1,910,637	$1,910,637	$—	$3,141,235	$5,958,977

(1)Reflects amounts that would be payable pursuant to our Executive Severance Benefits Plan and change in control agreements, as applicable as of December 31, 2020, and discussed above.
(2)Time-based RSUs vest in full upon a Change in Control if the award is adversely affected and is not replaced with an award of with awards of equivalent economic value. The numbers presented in the Change in Control scenarios assume that the awards are adversely affected and not replaced with an award of equivalent economic value. To the extent the awards are replaced with awards of equivalent economic value and the Executive remained employed following a Change in Control, the numbers shown in the Change in Control without termination column would be different.
In the event of other eligible termination events, generally a prorated amount will vest based on the portion of the service period that has lapsed. For time-based RSUs granted in 2020 and later, an eligible retiree would receive the full award on the original vesting timeline, subject to provision of a release to the Company and compliance with two-year noncompetition and non-solicitation covenants.
(3)    Upon a Change in Control, 2018, 2019 and 2020 performance-based RSUs vest at the greater of target or estimated actual performance (183% for 2018 and target performance for 2019 and 2020 have been assumed) if the award is adversely affected and is not replaced with an award of equivalent economic value. The numbers presented in the Change in Control scenarios assume that the awards are adversely affected and not replaced with an award of equivalent economic value. To the extent the awards are replaced with awards of equivalent economic value and the Executive remains employed following a Change in Control, the numbers shown in the Change in Control without termination column would be different.
    In the event of death or disability, a prorated amount will vest based on target performance.
    In the event the executive is terminated without Cause, a prorated amount will vest based on actual performance.

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    In the event the executive retires, a prorated amount of the 2018, 2019 and 2020 performance-based RSUs will vest based on actual performance.
(4)    Represents reimbursement of premiums for 18 months of medical and dental coverage continuation upon a change in control as applicable, and the payment of COBRA premiums for a period of one year (1.5 years for Ms. Ryerkerk) from the date of termination under our Executive Severance Benefits Plan, each based on 2020 rates.
(5)    Upon termination by the Company without cause, each Executive is entitled to up to $16,200 in outplacement services.
(6)    The CIC Agreements provide for a “best net” feature which would reduce the parachute payments to the safe-harbor limit if it is more financially advantageous to the executive on an after-tax basis (taking into consideration federal, state and local income taxes, and the imposition of the excise tax). In the event it is more advantageous for the executive's payments to be reduced, the Company shall reduce or eliminate the payments by first reducing or eliminating those payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order of when they would have otherwise been paid.
(7)    In February 2021, Ms. Jurecka notified the Company of her intent to voluntarily resign her position effective at the end of March 2021.
Following his qualifying retirement effective July 2020, Mr. Elliott received a pro-rated 2020 bonus at actual Company performance as reported in the Summary Compensation Table above. His PRSU and RSU awards were treated as described above under “Long-Term Incentive Awards” in this section.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median-compensated employee and the annual total compensation of our CEO.
For the year ended December 31, 2020:
•the annual total compensation of our median-compensated employee, was $81,859; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $7,067,446.
•based on this information, the ratio of the total compensation of Ms. Ryerkerk our CEO, to the annual total compensation of our median-compensated employee was 86.3 to 1.
To identify our median employee, as well as to determine the annual total compensation of the “median employee” for this purpose, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected November 1, 2020 as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.
•We determined that, as of November 1, 2020, our employee population for pay ratio disclosure purposes consisted of approximately7,600 individuals. We excluded approximately 180 employees of Elotex, who became our employees as a result of an acquisition that closed in April 2020. Other than Elotex employees, we did not exclude any employees working outside of the U.S. and we did not use any statistical sampling techniques.
•To identify the median employee from our employee population, we used actual salary payments reflected in our payroll records, which we believe is a reasonable method of identifying the median employee. The substantial majority of our employees do not participate in annual bonus or long-term incentive programs, therefore we believe that excluding those programs from consideration does not meaningfully impact the identification of the median employee.
•In making these determinations, we annualized the compensation of all permanent employees who were hired in 2020 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.

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The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies and assumptions described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, which were chosen from a wide range of permissible methodologies, estimates and assumptions.  As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies, exclusions, estimates or assumptions, and which may have a significantly different work force structure, geographic locations, or compensation practices from ours, are likely not comparable to our CEO pay ratio.

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Questions and Answers about the Annual Meeting
QUESTIONS AND ANSWERS
Annual Meeting Information
1. What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will vote upon several important Company matters, including the election of directors. In addition, following our meeting, our management will respond to questions from stockholders.
2. How do I attend and participate in the Annual Meeting?

IMPORTANT NOTE: If you plan to attend the Annual Meeting virtually, you must follow these instructions to gain access to the meeting.
Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders and employees, this year’s Annual Meeting will be held as a “virtual meeting” To attend, participate in, vote, and submit questions during the annual meeting, stockholders will need to log-in to the virtual meeting at www.virtualshareholdermeeting.com/CE2021 using the 16-digit control number found on the proxy card, voting instruction form, or Notice of Internet Availability made available to stockholders entitled to vote at the 2021 Annual Meeting.
The live webcast of the 2021 Annual Meeting will begin promptly at 1:00 p.m. Central Time. Online access to the audio webcast will open 15 minutes prior to the start of the 2021 Annual Meeting. We encourage stockholders wishing to attend the meeting to access the meeting in advance of the designated start time and test their device’s audio system.
Beginning 15 minutes prior to, and during, the 2021 Annual Meeting, technical support will be available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. Stockholders encountering any difficulties accessing, or during, the virtual meeting, please call the technical support team number that will be posted on the virtual meeting website’s login page.
In addition, any person may access the audio webcast of and listen to, but not participate in, ask questions or vote at, the 2021 Annual Meeting by logging on at the virtual meeting site www.virtualshareholdermeeting.com/CE2021.
Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.
3. What different methods can I use to vote?
See page 4 for additional information about how to vote.
By Telephone or Internet. All stockholders of record can submit a proxy through the Internet, using the procedures and instructions described on the Notice of Internet Availability or proxy card, or by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the notice or proxy card. Beneficial owners may submit a proxy through the Internet or by telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions on the Notice of Internet Availability or voting instruction form that it provides with the proxy materials. The Internet and telephone proxy submission procedures are designed to authenticate stockholders’ identities, to allow stockholders to submit their proxies and to confirm that their voting instructions have been recorded properly.
By Written Proxy. All stockholders of record can submit their voting instructions by written proxy card. If you are a stockholder of record and receive a Notice of Internet Availability, you may request a written proxy card by following

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Questions and Answers about the Annual Meeting
the instructions included in the notice. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.
At the meeting. All stockholders who attend the virtual annual meeting may vote at the meeting.
If you have questions or require assistance with voting your shares, or if you need additional copies of the proxy materials, please contact Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003. Stockholders may call toll free: (800) 574-5971.
4. How can I submit questions for the Annual Meeting?
Stockholders will be able to submit questions during the 2021 Annual Meeting. Beginning 15 minutes prior to, and during, the 2021 Annual Meeting, stockholders may submit questions through the virtual meeting website at www.virtualshareholdermeeting.com/CE2021. After the business portion of the 2021 Annual Meeting concludes and the meeting is adjourned, the Company intends to answer all questions submitted during the meeting that are pertinent to the Company and the items being brought before the stockholder vote at the 2021 Annual Meeting, as time permits and in accordance with our Rules of Conduct for the 2021 Annual Meeting. To promote fairness and efficient conduct of the meeting, we will respond to no more than two questions from any single stockholder.
The Agenda and the Rules of Conduct for the 2021 Annual Meeting will be available beginning 15 minutes prior to, and during, the 2021 Annual Meeting, at www.virtualshareholdermeeting.com/CE2021.
Answers to any appropriate questions that are not addressed during the meeting will be posted following the meeting on our website at https://investors.celanese.com under the heading “News & Events – Annual Meeting”. Questions and answers may be grouped by topic and substantially similar questions answered only once.
5. What are my voting choices for each of the proposals to be voted on at the 2021 Annual Meeting and what are the voting standards?

Proposal	Voting Choices and Board Recommendation		Voting Standard
Item 1: Election of Directors	•	Vote in favor of all or specific nominees;	Majority of votes cast
	•	Vote against all or specific nominees; or
	•	Abstain from voting with respect to all or specific nominees.
The Board recommends a vote FOR each of the Director nominees.

Item 2: Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm	•	Vote in favor of the ratification;	Majority of voting power(1)
	•	Vote against the ratification; or
	•	Abstain from voting on the ratification.
The Board recommends a vote FOR the ratification.

Item 3: Advisory Vote to Approve Executive Compensation	•	Vote in favor of the advisory proposal;	Majority of voting power(1)
	•	Vote against the advisory proposal; or
	•	Abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory vote to approve executive compensation.

(1) This means the vote of the holders of a majority of the voting power of the shares of Common Stock present in person or represented by proxy and entitled to vote.

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Questions and Answers about the Annual Meeting
6. Could any additional proposals be raised at the Annual Meeting?
Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting, which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders. See the response to question 22 for how to submit a proposal for action at the 2022 Annual Meeting of Stockholders.
7. What if I am unable to attend the Annual Meeting?
All stockholders are encouraged to vote in advance of the meeting by one of the means addressed above. A webcast playback of the 2021 Annual Meeting will be available to the public at www.virtualshareholdermeeting.com/CE2021 within approximately 24 hours after the completion of the meeting.
8. What information is included on the Annual Meeting page of the Company’s website?
The Annual Meeting page of our website allows our stockholders to (a) easily access the Company’s proxy materials for the Annual Meeting, (b) submit a proxy through the Internet, and (c) learn more about our Company. Go to https://investors.celanese.com, and click “News & Events”.
Proxy Materials and Voting Information
9. What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account or through another nomine, you are considered the “beneficial owner” of those shares.
10. What is the process to vote if I hold shares through the Celanese 401(k) savings plan?
If you are a Company employee and hold shares of Common Stock in our 401(k) savings plan, it is important that you direct the plan’s trustee how to vote your shares. If you hold shares of Common Stock in the Celanese Americas Retirement Savings Plan administered by Fidelity or a successor and do not vote your shares or specify your voting instructions on your proxy card, the trustee of the plan will vote your shares in the same proportion as the shares for which they have received voting instructions, unless contrary to ERISA. To allow sufficient time for voting by the trustee, your voting instructions must be received by April 12, 2021.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 96

Questions and Answers about the Annual Meeting
11. What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each matter on the proxy card. If no specific instructions are given, proxies which are signed and returned will be voted:

●	FOR the election of all director nominees as set forth in this Proxy Statement;
●	FOR the proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm; and
●	FOR the advisory vote to approve executive compensation.
12. What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.
Non-Discretionary Items. The election of directors and the advisory vote to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.
Discretionary Items. The ratification of the appointment of KPMG LLP as Independent Registered Public Accounting Firm is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.
13. How are abstentions and broker non-votes counted?
Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included with respect to director elections. With respect to the proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm, the advisory vote to approve executive compensation, and any other matters properly presented at the meeting, abstentions will count in the denominator and broker non-votes will not be included in determining the vote on the particular proposal.
14. What can I do if I change my mind after I vote my shares?
Stockholders can revoke a proxy prior to the completion of voting at the meeting by:

●	giving written notice to the Corporate Secretary of the Company;
●	delivering a later-dated proxy; or
●	voting at the virtual meeting.
15. Can I access the proxy materials on the Internet? How can I sign up for the electronic proxy delivery service?
The Notice of Annual Meeting, this Proxy Statement and the 2020 Annual Report are available at www.proxyvote.com. In addition, stockholders are able to access these documents on the Annual Meeting page of our website, https://investors.celanese.com, by clicking “News & Events”. Instead of receiving future copies of our notice of annual meeting, proxy statement and annual report by mail, stockholders of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents, and also will give you an electronic link to the proxy voting site.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 97

Questions and Answers about the Annual Meeting
Stockholders of Record. If you submit your proxy over the Internet, simply follow the prompts for enrolling in the electronic stockholder document delivery service. You also may enroll in this service at any time in the future by going directly to www.proxyvote.com and following the enrollment instructions.
Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information in the proxy materials provided to you by your bank, broker or other nominee regarding the availability of this service.
16. Are votes confidential? Who counts the votes?
We will continue our long-standing practice of holding the votes of all stockholders in confidence from directors, officers and employees except:

●	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
●	in the case of a contested proxy solicitation;
●	if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
●	to allow the independent inspector of election to certify the results of the vote.
We also will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and an independent inspector of election to certify the results.
17. How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisors, LLC to assist with the solicitation of proxies for a fee of $7,500. We have also agreed to reimburse Alliance Advisors, LLC for certain expenses and to indemnify Alliance Advisors, LLC against certain losses and expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.
Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.
18. What is householding?
As permitted by the 1934 Act, only one copy of this Proxy Statement and our 2020 Annual Report is being delivered to stockholders residing at the same address who have the last same name, who we reasonably believe to be members of the same family or from whom we have previously received written consent to such a delivery unless, in each case, those stockholders have notified the Company of their desire to receive multiple copies of the Proxy Statement and our 2020 Annual Report. This is known as householding.
Even if the stockholders residing at the same address have received only one Proxy Statement and our 2020 Annual Report, each of those stockholders will receive a separate proxy card with which to submit their voting instructions by proxy as to that stockholder’s shares. It is important that each stockholder receiving a proxy card, sign, date, and return each proxy card received, submit their proxy via the internet or by phone in accordance with the instructions appearing on the proxy card or vote at the annual meeting.
The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and our 2020 Annual Report to any stockholder residing at an address to which only one copy of the Proxy Statement and our 2020 Annual Report was mailed. Requests for additional copies of the Proxy Statement and our 2020 Annual Report or for a copy of our proxy statements and annual reports in future years to be delivered to each stockholder residing at an address should be directed to the Corporate Secretary at the address listed in the response to question 22.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 98

Questions and Answers about the Annual Meeting
Beneficial owners residing at the same address should contact their bank, broker or other nominee if they do not wish to receive multiple copies of our proxy statements and annual reports to stockholders or if they are receiving only one copy and want to receive multiple copies of the Proxy Statement and our 2020 Annual Report and our proxy statements and annual reports to stockholders in future years. Each beneficial owner residing at the same address will receive a voting instruction form from their bank, broker or other nominee with which to direct how that beneficial owner’s shares are to be voted. It is important that each beneficial owner receiving a voting instruction form, sign, date, and return each voting instruction form received, submit such beneficial owner’s voting instructions by internet or phone if their bank, broker or other nominee makes such means of voting available, or vote at the annual meeting, in each case, in accordance with the instructions appearing on the voting instruction form.
19. Will you make a list of stockholders entitled to vote at the Annual Meeting available?
We will make available a list of stockholders of record as of the record date for inspection by stockholders or for any purpose germane to the meeting during normal business hours from April 5 through April 14, 2021 at 222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039. This list also will be available for any such purpose to stockholders attending the virtual meeting.
Company Documents, Communications and Stockholder Proposals
20. How can I view or request copies of the Company’s corporate documents and SEC filings?
The Company’s website contains the Company’s certificate of incorporation, by-laws, corporate governance guidelines, Board committee charters, Code of Business Conduct and the Company’s SEC filings. To view these documents, go to our website, https://investors.celanese.com, and click “Corporate Governance.” To view the Company’s SEC filings, including Forms 3, 4 and 5 filed by the Company’s directors and executive officers, go to https://investors.celanese.com, and click “Financial Information.”
We will promptly deliver free of charge, upon request, a copy of the corporate governance guidelines, Board committee charters or Code of Business Conduct or our most recent Form 10-K or Annual Report to any stockholder requesting a copy. Requests should be directed to the Company’s Corporate Secretary, Celanese Corporation, 222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039.
21. How can I communicate with the directors?
Communications can be addressed to directors in care of the Corporate Secretary, Celanese Corporation, 222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039. At the direction of the Board, all mail received may be opened and screened for security purposes. All mail, other than trivial, obscene, unduly hostile, threatening, advertising, illegal or similarly unsuitable items, will be forwarded. Mail addressed to a particular director or Board committee will be forwarded or delivered to that director or committee. Mail addressed to “Outside Directors” or “Non-Employee Directors” will be forwarded or delivered to the lead independent director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Chairman of the Board and the lead independent director.

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 99

Questions and Answers about the Annual Meeting
22. How do I submit a proposal for action at the 2022 Annual Meeting of Stockholders?
A proposal for action to be presented by any stockholder at the 2022 Annual Meeting of Stockholders will be acted upon only:

●	if the proposal is to be included in our proxy statement, pursuant to Rule 14a-8 under the 1934 Act, the proposal is received at on or before November 5, 2021; or
●
if the proposal is not to be included in our proxy statement, pursuant to our by-laws, the proposal is submitted in writing to the Corporate Secretary on or before January 15, 2022 (but not earlier than December 16, 2021), and such proposal is, under Delaware General Corporation Law, an appropriate subject for stockholder action.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2022 Annual Meeting of Stockholders to present such proposal.
Proposals should be sent by mail to the Corporate Secretary, Celanese Corporation, 222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039. As described below, separate rules apply to submissions of director nominees under our proxy access provisions.
23. How do I submit a recommendation for a director nominee?
The N&CG Committee will consider recommendations for director nominees made by stockholders. Stockholder recommendations should be sent to: Celanese Corporation, Board of Directors, 222 W. Las Colinas Blvd., Suite 900N, Irving, Texas 75039, Attn: Corporate Secretary. Generally, recommended candidates are considered at the first or second board meeting held prior to the annual meeting of stockholders. No candidates were recommended by stockholders during 2020.
The N&CG Committee considers individuals recommended by stockholders in the same manner and to the same extent as it considers director nominees identified by other means. The chairman of the N&CG Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the N&CG Committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the N&CG Committee or as many members as can do so to meet the potential nominee. The N&CG Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. Board members appointed in this manner will serve, absent unusual circumstances, until their election by our stockholders at the next annual meeting of stockholders.
Nominations of up to a specified number of directors may also be made by one or more eligible holders under the “Proxy Access” provisions of our by-laws. See “Board and Committee Governance” beginning on page 20.

The Annual Report on Form 10-K for the year ended December 31, 2020 includes our financial statements for the year ended December 31, 2020. We have furnished the 2020 Annual Report on Form 10-K to all stockholders as part of our Annual Report. The Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.
On behalf of the Board of Directors of Celanese Corporation

A. Lynne Puckett
Senior Vice President, General Counsel
and Corporate Secretary
March 5, 2021

Celanese 2021 / Notice of Annual Meeting and Proxy Statement / 100

1	Exhibit A
Exhibit A
Non-U.S. GAAP Financial Measures

Definitions and Rationale
This Proxy Statement contains information regarding Adjusted EBIT, Operating EBITDA, free cash flow, and adjusted earnings per share, which are non-GAAP financial measures used by the Company. These measures are not recognized in U.S. GAAP and should not be viewed as alternatives to U.S. GAAP measures of performance. Non-GAAP financial measures are provided as additional information to stockholders, investors, analysts and other parties as the Company believes them to be important supplemental measures for assessing our financial and operating results and as a means to evaluate our financial condition and period-to-period comparisons. These non-GAAP financial measures should be viewed as supplemental to, and should not be considered in isolation or as alternatives to, net earnings (loss), operating profit (loss), cash flow from operating activities (together with cash flow from investing and financing activities), earnings per share or any other U.S. GAAP financial measure. These non-GAAP financial measures should be considered within the context of our complete audited and unaudited financial results for the given period, which are available on the Financial Information/Financial Document library page of our website, https://investors.celanese.com. The definition and method of calculation of the non-GAAP financial measures used herein may be different from other companies’ methods for calculating measures with the same or similar titles. Investors, analysts and other parties should understand how another company calculates such non-GAAP financial measures before comparing the other company’s non-GAAP financial measures to any of our own. These non-GAAP financial measures may not be indicative of the historical operating results of the Company nor are they intended to be predictive or projections of future results.
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items. We believe that adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Our management recognizes that adjusted EBIT has inherent limitations because of the excluded items. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and as a performance metric in the Company’s incentive compensation plan. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales. Adjusted EBIT margin has the same uses and limitations as Adjusted EBIT.
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. We believe that Operating EBITDA provides transparent and useful information to investors, analysts and other parties in evaluating our operating performance relative to our peer companies. Operating EBITDA margin is defined by the Company as Operating EBITDA divided by net sales. Operating EBITDA margin has the same uses and limitations as Operating EBITDA.
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We believe that adjusted earnings per share provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period-to-period after removing the impact of the

2	Exhibit A
above stated items that affect comparability and as a performance metric in the Company’s incentive compensation plan.
Note: The income tax expense (benefit) on Certain Items (“Non-GAAP adjustments”) is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management’s assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. (“Mitsui”) related to our methanol joint venture, Fairway Methanol LLC (“Fairway”. We believe that free cash flow provides useful information to management, investors, analysts and other parties in evaluating the Company’s liquidity and credit quality assessment because it provides an indication of the long-term cash generating ability of our business. Although we use free cash flow as a measure to assess the liquidity generated by our business, the use of free cash flow has important limitations, including that free cash flow does not reflect the cash requirements necessary to service our indebtedness, lease obligations, unconditional purchase obligations or pension and postretirement funding obligations.
Return on invested capital (adjusted) is defined by the Company as adjusted EBIT, tax effected using the adjusted tax rate, divided by the sum of the average of beginning and end of the year short- and long-term debt and Celanese Corporation stockholders’ equity. We believe that return on invested capital (adjusted) provides useful information to management, investors, analysts and other parties in order to assess our income generation from the point of view of our stockholders and creditors who provide us with capital in the form of equity and debt and whether capital invested in the Company yields competitive returns.
The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.

3	Exhibit A
Adjusted EBIT and Operating EBITDA - Reconciliation of Non-GAAP Measures - Unaudited

	Year Ended December 31,
	2020		2019
	(In $ millions, except percentages)
Net sales	5,655		6,297

Net earnings (loss) attributable to Celanese Corporation	1,985		852
(Earnings) loss from discontinued operations	12		6
Interest income	(6)		(6)
Interest expense	109		115
Refinancing expense	—		4
Income tax provision (benefit)	247		124
Certain items attributable to Celanese Corporation(1)	(1,216)		381
Adjusted EBIT / Adjusted EBIT Margin	1,131	20.0%	1,476	23.4%
Depreciation and amortization expense(2)	344		329
Operating EBITDA	1,475		1,805

	Year Ended December 31,
	2018		2017		2016
	(In $ millions, except percentages)
Net sales	7,155		6,140		5,389

Net earnings (loss) attributable to Celanese Corporation	1,207		843		900
(Earnings) loss from discontinued operations	5		13		2
Interest income	(6)		(2)		(2)
Interest expense	125		122		120
Refinancing expense	1		—		6
Income tax provision (benefit)	292		213		122
Certain items attributable to Celanese Corporation(1)	228		167		130
Adjusted EBIT / Adjusted EBIT Margin	1,852	25.9%	1,356	22.1%	1,278	23.7%
Depreciation and amortization expense(2)	316		303		288
Operating EBITDA	2,168		1,659		1,566
(1)Information about Certain items is included in the Company’s Non-GAAP Financial Measures and Other Information document available on the Financial Information/Financial Document Library page of our website, investors.celanese.com, and is also available as Exhibit 99.2 to our Form 8-K furnished to the SEC on January 28, 2021.
(2)Excludes accelerated depreciation and amortization expense, which amounts are included in Certain items above.

4	Exhibit A
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-GAAP Measure - Unaudited

	Year Ended December 31,				Year over Year Change
	2020		2019
		per share		per share
	(In $ millions, except per share data and percentages)
Earnings (loss) from continuing operations attributable to Celanese Corporation	1,997	16.85	858	6.89	144.6%
Income tax provision (benefit)	247		124
Earnings (loss) from continuing operations before tax	2,244		982
Certain items attributable to Celanese Corporation(1)	(1,216)		381
Refinancing and related expenses	—		4
Adjusted earnings (loss) from continuing operations before tax	1,028		1,367
Income tax (provision) benefit on adjusted earnings(2)	(123)		(178)
Adjusted earnings (loss) from continuing operations(3)	905	7.64	1,189	9.53	(19.8)%

	Diluted shares (in millions)(4)
Weighted average shares outstanding	117.8		123.9
Incremental shares attributable to equity awards	0.7		0.8
Total diluted shares	118.5		124.7

	Year Ended December 31,
	2018		2017		2016
		per share		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations attributable to Celanese Corporation	1,212	8.95	856	6.19	902	6.19
Income tax provision (benefit)	292		213		122
Earnings (loss) from continuing operations before tax	1,504		1,069		1,024
Certain items attributable to Celanese Corporation(1)	228		167		130
Refinancing and related expenses	1		—		6
Adjusted earnings (loss) from continuing operations before tax	1,733		1,236		1,160
Income tax (provision) benefit on adjusted earnings(2)	(243)		(198)		(197)
Adjusted earnings (loss) from continuing operations(3)	1,490	11.00	1,038	7.51	963	6.61

	Diluted shares (in millions)(4)
Weighted average shares outstanding	134.3		137.9		144.9
Incremental shares attributable to equity awards	1.1		0.4		0.8
Total diluted shares	135.4		138.3		145.7
(1)Information about Certain items is included in the Company’s Non-GAAP Financial Measures and Other Information document available on the Financial Information/Financial Document Library page of our website, investors.celanese.com, and is also available as Exhibit 99.2 to our Form 8-K furnished to the SEC on January 28, 2021.
(2)The adjusted effective tax rates for the years ended December 31, 2020, 2019, 2018, 2017 and 2016 are detailed in the Adjusted Tax Rate table below.

5	Exhibit A
(3)Excludes the immediate recognition of actuarial gains and losses and the impact of actual vs. expected plan asset returns.

	Actual Plan Asset Returns	Expected Plan Asset Returns
	(In percentages
2020	12.4	6.5
2019	16.7	6.5
2018	(3.9)	6.7
2017	10.5	7.3
2016	6.9	7.3
(4)Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.
Adjusted Tax Rate - Reconciliation of a Non-GAAP Measure - Unaudited

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(In percentages)
US GAAP effective tax rate	11	13	19	20	12
Discrete quarterly recognition of GAAP items(1)	12	—	—	(11)	1
Tax impact of other charges and adjustments(2)	(9)	—	—	1	3
Utilization of foreign tax credits	(3)	(3)	—	20	—
Changes in valuation allowances, excluding impact of other charges and adjustments(3)	—	3	(5)	(13)	2
Other(4)	1	—	—	(1)	(1)
Adjusted tax rate	12	13	14	16	17
(1)Such as changes in tax laws (including US tax reform), deferred taxes on outside basis differences, changes in uncertain tax positions and prior year audit adjustments.
(2)Reflects the tax impact on pre-tax adjustments presented in Certain Items, which are excluded from pre-tax income for adjusted earnings per share purposes. Information about Certain items is included in the Company’s Non-GAAP Financial Measures and Other Information document available on the Financial Information/Financial Document Library page of our website, investors.celanese.com, and is also available as Exhibit 99.2 to our Form 8-K furnished to the SEC on January 28, 2021.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations, excluding other charges and adjustments.
(4)Tax impacts related to full-year forecasted tax opportunities and related costs.

6	Exhibit A
Free Cash Flow - Reconciliation of a Non-GAAP Measure - Unaudited

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(In $ millions)
Net cash provided by (used in) investing activities	592	(493)	(507)	(549)	(439)
Net cash provided by (used in) financing activities	(1,471)	(935)	(1,165)	(351)	(759)

Net cash provided by (used in) operating activities	1,343	1,454	1,558	803	893
Capital expenditures on property, plant and equipment	(364)	(370)	(337)	(267)	(246)
Capital (distributions to) contributions from NCI	(29)	(10)	(23)	(27)	(24)
Free cash flow(1)(2)	950	1,074	1,198	509	623
(1)Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operating activities, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui related to our joint venture, Fairway.
(2)Excludes required debt service and capital lease payments of $26 million, $24 million, $63 million, $27 million and $56 million for the years ending December 31, 2020, 2019, 2018, 2017 and 2016, respectively.
Return on Invested Capital (Adjusted) - Presentation of a Non-GAAP Measure - Unaudited

			2020
			(In $ millions, except percentages)
Net earnings (loss) attributable to Celanese Corporation			1,985

Adjusted EBIT			1,131
Adjusted effective tax rate			12%
Adjusted EBIT tax effected			995

	2020	2019	Average
	(In $ millions, except percentages)
Short-term borrowings and current installments of long-term debt - third parties and affiliates	496	496	496
Long-term debt, net of unamortized deferred financing costs	3,227	3,409	3,318
Celanese Corporation stockholders’ equity	3,526	2,507	3,017
Invested capital			6,831

Return on invested capital (adjusted)			14.6%

Net earnings (loss) attributable to Celanese Corporation as a percentage of invested capital			29.1%

7	Exhibit A

			2019
			(In $ millions, except percentages)
Net earnings (loss) attributable to Celanese Corporation			852

Adjusted EBIT			1,476
Adjusted effective tax rate			13%
Adjusted EBIT tax effected			1,284

	2019	2018	Average
	(In $ millions, except percentages)
Short-term borrowings and current installments of long-term debt - third parties and affiliates	496	561	529
Long-term debt, net of unamortized deferred financing costs	3,409	2,970	3,190
Celanese Corporation stockholders’ equity	2,507	2,984	2,746
Invested capital			6,465

Return on invested capital (adjusted)			19.9%

Net earnings (loss) attributable to Celanese Corporation as a percentage of invested capital			13.2%

			2018
			(In $ millions, except percentages)
Net earnings (loss) attributable to Celanese Corporation			1,207

Adjusted EBIT			1,852
Adjusted effective tax rate			14%
Adjusted EBIT tax effected			1,593

	2018	2017	Average
	(In $ millions, except percentages)
Short-term borrowings and current installments of long-term debt - third parties and affiliates	561	326	444
Long-term debt, net of unamortized deferred financing costs	2,970	3,315	3,143
Celanese Corporation stockholders’ equity	2,984	2,887	2,936
Invested capital			6,523

Return on invested capital (adjusted)			24.4%

Net earnings (loss) attributable to Celanese Corporation as a percentage of invested capital			18.5%

Celanese

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) on April 14, 2021 (April 12, 2021 for participants in the Celanese Americas Retirement Savings Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CE2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) on April 14, 2021 (April 12, 2021 for participants in the Celanese Americas Retirement Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D33811-P47914-Z78809

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELANESE CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Jean S. Blackwell	☐	☐	☐
1b. William M. Brown	☐	☐	☐
1c. Edward G. Galante	☐	☐	☐
1d. Kathryn M. Hill	☐	☐	☐
1e. David F. Hoffmeister	☐	☐	☐
1f. Dr. Jay V. Ihlenfeld	☐	☐	☐
1g. Deborah J. Kissire	☐	☐	☐
1h. Kim K.W. Rucker	☐	☐	☐
1i. Lori J. Ryerkerk	☐	☐	☐
1j. John K. Wulff	☐	☐	☐
2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D33812-P47914-Z78809

PROXY AND VOTING INSTRUCTIONS CARD

The undersigned hereby constitutes and appoints Scott A. Richardson and Michael R. Sullivan, and each of them (collectively, the "Proxyholders"), his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of CELANESE CORPORATION (the "Company") to be held on Thursday, April 15, 2021 at 1:00 p.m. (CDT), and at any adjournments thereof (the "Meeting"), and to vote the undersigned's shares of Company Common Stock on all matters coming before the Meeting in the manner directed on the reverse side of this card. You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. **ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES OF COMPANY COMMON STOCK WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS; THEREFORE, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE COMPANY'S DIRECTOR NOMINEES IN ITEM 1; AND FOR ITEMS 2 AND 3.** The Proxyholders cannot vote your shares unless you sign and return this card.

If you are a participant in the Celanese Americas Retirement Savings Plan (the "Plan") this card also constitutes voting instructions to the trustee for any shares held on your behalf under the Plan. The trustee will vote the shares as instructed. Your voting instructions must be received by April 12, 2021, to allow sufficient time for the trustee to vote the shares. If no voting instructions are provided, the trustee will vote the shares in the same proportion as shares to which voting instructions have been received, unless contrary to ERISA.

(Continued and to be signed on reverse side)